                                PROXY STATEMENT

INTRODUCTION


    This Proxy Statement is being furnished to the stockholders of Thermo Power Corporation, a Massachusetts corporation (the "Company" or "Thermo Power"), in connection with the solicitation by its Board of Directors (the "Board" or the "Board of Directors") of proxies to be used at a Special Meeting of the
stockholders to be held on       , 1999, at 10:00 a.m., at the executive offices
of Thermo Electron Corporation ("Thermo Electron"), 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof (the
"Special Meeting"). The close of business on       , 1999 is the record date
(the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.



    The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of May 5, 1999 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, TP Acquisition Corporation (the "Merger Sub"), a newly-formed Massachusetts corporation, will be merged with and into Thermo Power (the "Merger"), with Thermo Power being the surviving corporation (the "Surviving Corporation"). Thermo Power is a majority-owned subsidiary of, and the Merger Sub is a wholly owned subsidiary of, Thermo Electron, a Delaware corporation. The Merger Sub was organized by Thermo Electron solely to facilitate the Merger.



    In the Merger, each outstanding share of common stock, $.10 par value, of Thermo Power (the "Common Stock") (other than shares held by stockholders who are entitled to, and who have perfected, their Dissenters' Rights (as defined below), shares held by Thermo Power in treasury and shares held by Thermo Electron) will be canceled and converted automatically into the right to receive $12.00 in cash, payable to the holder thereof, without interest. See "THE MERGER." On August 11, 1998, the last trading day prior to Thermo Electron's first public announcement of a proposal to acquire the minority stockholder interest in Thermo Power, and April 28, 1999, the last trading day prior to the public announcement of the proposed terms of the Merger, the closing prices per share of the Common Stock reported in the consolidated transaction reporting
system were $8 1/8 and $12 3/16, respectively. On       , 1999, the last trading
day prior to the printing of this Proxy Statement, the closing price per share of the Common Stock reported in the consolidated transaction reporting system
was $         .



    The directors and officers of Thermo Power immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporation; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the Surviving Corporation's management after the Merger. All options to purchase Common Stock immediately prior to the Merger shall be assumed by Thermo Electron and converted into options to purchase the common stock, $1.00 par value, of Thermo Electron. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron."


    Under Massachusetts law, approval of the Merger Agreement at the Special Meeting requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Thermo Electron, which owns approximately 78% of the outstanding Common Stock, intends to vote its shares in favor of the Merger Agreement, thus assuring that the Merger Agreement will be approved. In addition, the Company's executive officers and directors have expressed their intention to vote to approve the Merger Agreement.

    The Board of Directors recommends that stockholders vote "FOR" approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, the stockholders of the Company other than Thermo Electron and the directors and officers of each of the Company and Thermo Electron (the "Public Stockholders") should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL FACTORS--Conflicts of Interest."


    Stockholders should read and consider carefully the information contained in this Proxy Statement. This Proxy Statement, the Notice of Special Meeting and the enclosed Proxy Card are first being mailed to stockholders of the Company on
or about       , 1999.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER................................................          6
SUMMARY...............................................................................          8
  Date, Time and Place of the Special Meeting.........................................          8
  Purpose of the Special Meeting......................................................          8
  Record Date and Quorum..............................................................          8
  Vote Required and Revocation of Proxies.............................................          8
  Parties to the Merger...............................................................          9
  The Merger..........................................................................          9
  Effective Time of the Merger and Payment for Shares.................................         10
  Assumption of Thermo Power Stock Options by Thermo Electron.........................         10
  The Special Committee's Recommendation..............................................         11
  The Board's Recommendation..........................................................         11
  Opinion of Financial Advisor........................................................         12
  Purpose and Reasons of Thermo Electron for the Merger...............................         12
  Position of Thermo Electron as to Fairness of the Merger............................         13
  Conflicts of Interest...............................................................         13
  Certain Effects of the Merger.......................................................         14
  Competing Offers....................................................................         15
  Conditions to the Merger, Termination and Expenses..................................         15
  Federal Income Tax Consequences.....................................................         16
  Rights of Dissenting Stockholders...................................................         16
  Accounting Treatment................................................................         16
  Market Prices of Common Stock and Dividends.........................................         17
SPECIAL FACTORS.......................................................................         18
  Background of the Merger............................................................         18
  The Special Committee's Recommendation..............................................         22
  The Board's Recommendation..........................................................         24
  Opinion of Financial Advisor........................................................         25
  Purpose and Reasons of Thermo Electron for the Merger...............................         30
  Position of Thermo Electron as to Fairness of the Merger............................         31
  Conflicts of Interest...............................................................         31
  Certain Effects of the Merger.......................................................         33
  Conduct of Thermo Power's Business After the Merger.................................         33
  Conduct of Thermo Power's Business if the Merger is Not Consummated.................         34
THE SPECIAL MEETING...................................................................         35
  Proxy Solicitation..................................................................         35
  Record Date and Quorum Requirement..................................................         35
  Voting Procedures...................................................................         35
  Voting and Revocation of Proxies....................................................         36
  Effective Time......................................................................         36
THE MERGER............................................................................         37
  Conversion of Securities............................................................         37
  Assumption of Thermo Power Stock Options by Thermo Electron.........................         38
  Deferred Compensation Plan for Directors............................................         38
  Articles of Organization and By-laws................................................         38
  Transfer of Shares..................................................................         39
  Conditions..........................................................................         39
  Representations and Warranties......................................................         39

  Covenants...........................................................................         40
  Indemnification and Insurance.......................................................         41
  Competing Offers....................................................................         41
  Termination, Amendment and Waiver...................................................         42
  Source of Funds.....................................................................         42
  Expenses............................................................................         43
  Accounting Treatment................................................................         43
  Regulatory Approvals................................................................         43
RIGHTS OF DISSENTING STOCKHOLDERS.....................................................         43
FEDERAL INCOME TAX CONSEQUENCES.......................................................         45
BUSINESS OF THE COMPANY...............................................................         46
  Overview............................................................................         46
  Traffic Control Products and Systems................................................         46
  Industrial Refrigeration Systems....................................................         47
  Cooling and Cogeneration Systems....................................................         48
  Sales and Marketing.................................................................         49
  Properties..........................................................................         49
SELECTED QUARTERLY FINANCIAL DATA.....................................................         50
RATIO OF EARNINGS (LOSS) TO FIXED CHARGES.............................................         50
SELECTED FINANCIAL INFORMATION........................................................         51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................         53
  Overview............................................................................         53
  Results of Operations...............................................................         54
  Liquidity and Capital Resources.....................................................         58
  Market Risk.........................................................................         60
  Year 2000...........................................................................         60
CERTAIN PROJECTED FINANCIAL DATA......................................................         63
  February 1999 Projections...........................................................         64
RISK FACTORS..........................................................................         65
MANAGEMENT............................................................................         69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................         71
  Principal Stockholder...............................................................         71
  Management..........................................................................         71
CERTAIN TRANSACTIONS..................................................................         73
CERTAIN INFORMATION CONCERNING THE MERGER SUB AND THERMO ELECTRON.....................         76
  The Merger Sub......................................................................         76
  Thermo Electron.....................................................................         76
INDEPENDENT PUBLIC ACCOUNTANTS........................................................         76
STOCKHOLDER PROPOSALS.................................................................         77
ADDITIONAL INFORMATION................................................................         77
AVAILABLE INFORMATION.................................................................         77
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................         78
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................        F-1

                                           APPENDICES

  APPENDIX A--Agreement and Plan of Merger............................................        A-1
  APPENDIX B--Opinion of Invemed Associates LLC.......................................        B-1
  APPENDIX C-- Text of Sections 85 through 98, inclusive, of the Massachusetts
              Business Corporation Law................................................        C-1
  APPENDIX D-- Information Concerning Directors and Executive Officers of the Company,
              the Merger Sub and Thermo Electron......................................        D-1
  APPENDIX E--Information Concerning Transactions in the Common Stock of the Company..        E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  WHEN AND WHERE IS THE THERMO POWER SPECIAL MEETING?

    The Thermo Power Special Meeting will take place on       , 1999, at 10:00
a.m., at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

2.  WHAT PROPOSALS ARE THERMO POWER STOCKHOLDERS VOTING ON?

    Thermo Power stockholders are being asked to approve the Merger Agreement. The Merger Agreement provides that a wholly owned subsidiary of Thermo Electron will merge with and into Thermo Power and, as a result, Thermo Electron will own all of the outstanding Common Stock of Thermo Power.

3.  WHAT WILL THERMO POWER STOCKHOLDERS RECEIVE IN THE MERGER?


    In the Merger, Thermo Power stockholders will receive $12.00 in cash per share of Common Stock. The amount of cash consideration to be paid to Thermo Power stockholders will equal approximately $31.0 million in the aggregate.



    On August 11, 1998 (the last trading day prior to Thermo Electron's first public announcement of a proposal to acquire the minority stockholder interest in Thermo Power) and April 28, 1999 (the last trading day before the public announcement of the terms of the proposed Merger), the closing prices of the Common Stock reported in the consolidated transaction reporting system were
$8 1/8 and $12 3/16, respectively. On       , 1999 (the most recent practicable
date prior to the printing of this Proxy Statement), the closing price of the Common Stock reported in the consolidated transaction reporting system was
$         .


4.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

    For federal income tax purposes, each stockholder's receipt of $12.00 per share in the Merger will be treated as a taxable sale of the holder's Common Stock. Each stockholder's gain or loss per share will equal the difference between $12.00 and the stockholder's basis in the share of Common Stock. Thermo Power stockholders should consult their tax advisors for a full understanding of the tax consequences of the Merger. No gain or loss for federal income tax purposes will be recognized by Thermo Power, Thermo Electron or the Merger Sub by reason of the Merger.

5. WHY IS THERMO POWER'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER AGREEMENT?


    The Special Committee of Thermo Power's Board of Directors has recommended that the Board approve the Merger Agreement. Based in part on this recommendation, Thermo Power's Board of Directors believes that the Merger is in the best interests of the Company and its stockholders other than Thermo Electron.


6.  WHAT RIGHTS DO STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?


    Stockholders who wish to dissent from the Merger may seek appraisal of the fair value of their shares, but only if they strictly comply with all of the procedures under Massachusetts law that are summarized on pages 43-44 of this Proxy Statement.


7.  WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?


    Under Massachusetts law, the holders of two-thirds of the outstanding shares of Common Stock entitled to vote must vote to approve the Merger Agreement. Thermo Electron owns approximately 78% of the outstanding Common Stock and intends to vote in favor of the Merger Agreement. Accordingly, the vote approving the Merger Agreement is assured.


8. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HOLDING MY SHARES AS TO HOW TO VOTE THEM OR I ABSTAIN FROM VOTING?


    If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against approval of the Merger Agreement under Massachusetts law; however, Thermo Electron owns sufficient shares to satisfy the Massachusetts law voting requirement.


9.  WHO IS ENTITLED TO VOTE?


    Holders of record of Common Stock at the close of business on       , 1999,
the record date for the Special Meeting, are entitled to vote at the Special Meeting.


10. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

    We are working to complete all aspects of the Merger as quickly as possible.
We currently expect the Merger to be completed by       , 1999.

11. WHAT DO I NEED TO DO NOW?

    After you have carefully read this Proxy Statement, please complete, sign and mail your Proxy Card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Special Meeting. If your shares are held by a broker as nominee, you should receive a Proxy Card from your broker.

    Thermo Power stockholders must return their Proxy Cards before the Special Meeting in order for their votes to be counted at the Special Meeting.

12. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?


    You may change your vote at any time before the vote takes place at the Special Meeting. To do so, you can attend the Special Meeting and vote in person, you can complete and send a new Proxy Card with a later date or you can send a written notice stating you would like to revoke your proxy. The notice should be sent to: Thermo Power Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454, Attention: Clerk.


13. SHOULD I SEND IN MY THERMO POWER STOCK CERTIFICATES NOW?


    No. You should continue to hold your certificates for Common Stock. Assuming the Merger Agreement is approved, you will receive instructions on how to exchange your shares of Common Stock for cash.


14. WHAT WILL HAPPEN TO THERMO POWER STOCK OPTIONS?


    Options to purchase Common Stock outstanding on the effective date of the Merger, whether or not then exercisable, will be assumed by Thermo Electron and converted into options to purchase the common stock of Thermo Electron.


15. WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

    You should call Thermo Power Investor Relations at (781) 622-1111.

16. WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

    We do not expect to ask you to vote on any other matters at the Special Meeting. If you are voting by proxy, however, we ask that you give the proxies listed in the Proxy Card the power to act in their discretion upon any other matters that may come before the Special Meeting.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Stockholders should read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting of stockholders of Thermo Power Corporation, a Massachusetts corporation (the "Company" or "Thermo Power"), will be held on
            , 1999, at 10:00 a.m., at the executive offices of Thermo Electron Corporation ("Thermo Electron"), 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING


    At the Special Meeting, the stockholders of the Company will consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of May 5, 1999 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. The Merger Agreement provides that TP Acquisition Corporation (the "Merger Sub"), a newly-formed Massachusetts corporation that is a wholly owned subsidiary of Thermo Electron, a Delaware corporation, will merge with and into Thermo Power (the "Merger"). Thermo Power will be the surviving corporation (the "Surviving Corporation") in the Merger, and each outstanding share of common stock, $.10 par value, of Thermo Power (the "Common Stock"), other than shares held by stockholders who are entitled to and who have perfected their Dissenters' Rights (as defined below), shares held by Thermo Power in treasury and shares held by Thermo Electron, will be converted automatically into the right to receive $12.00 in cash, payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."


RECORD DATE AND QUORUM


    The close of business on       , 1999 is the record date (the "Record Date")
for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the
Record Date, there were       shares of Common Stock outstanding. The holders of
a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present or represented at the Special Meeting for purposes of determining whether a quorum exists. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority with respect to the proposal to approve the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as present or represented at the Special Meeting for purposes of determining whether a quorum exists. See "THE SPECIAL MEETING--Record Date and Quorum Requirement."


VOTE REQUIRED AND REVOCATION OF PROXIES


    Under Massachusetts law, holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting must vote to approve the Merger Agreement. For the purposes of the vote required under Massachusetts law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against approval of the Merger Agreement. Thermo Electron, which owns approximately 78% of the outstanding Common Stock, owns enough shares of Common Stock to vote to approve the Merger Agreement under Massachusetts law without the vote of any other holders of Common Stock and intends to vote its shares in favor of the Merger Agreement. In addition, the Company's executive officers and directors have expressed their intention to vote to approve the Merger Agreement. See "THE SPECIAL MEETING--Voting Procedures."


    A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the Special Meeting. The proxy may be revoked by written notice to the Clerk of the Company received prior to the Special Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Special Meeting. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

    If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that proxy will be voted "FOR" approval of the Merger Agreement.

PARTIES TO THE MERGER

    THE COMPANY

    The Company manufactures, markets and services intelligent traffic-control systems and related products, industrial refrigeration equipment and commercial cooling and cogeneration systems. The Company also conducts research in advanced power and pollution-control technologies, and offers speciality lighting products.

    The principal executive offices of the Company are located at 45 First Avenue, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000. See "BUSINESS OF THE COMPANY."

    THE MERGER SUB


    The Merger Sub is a newly-formed Massachusetts corporation organized at the direction of Thermo Electron for the sole purpose of effecting the Merger. It has not conducted any prior business.


    The principal executive offices of the Merger Sub are located at 81 Wyman Street, P.O Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000. See "CERTAIN INFORMATION CONCERNING THE MERGER SUB AND THERMO ELECTRON."

    THERMO ELECTRON

    Thermo Electron is a world leader in monitoring, analytical and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment, and mammography systems; and paper recycling and papermaking equipment. Thermo Electron also develops alternative-energy systems and clean fuels, provides a range of services including industrial outsourcing and environmental-liability management, and conducts research and development in advanced imaging, laser and electronic information-management technologies.

    The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000. See "CERTAIN INFORMATION CONCERNING THE MERGER SUB AND THERMO ELECTRON."

THE MERGER

    The Merger Agreement provides that subject to satisfaction of certain conditions, the Merger Sub will be merged with and into Thermo Power, and that following the Merger, the separate existence of the Merger Sub will cease and Thermo Power will continue as the Surviving Corporation. At the effective time of the Merger, which shall be the date and time of the submission of the Articles of Merger to the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time") (and the date on which the Effective Time occurs being the "Effective Date"), and subject to the terms and conditions set forth in the Merger Agreement, each outstanding share of Common Stock (other than shares as to which Dissenters' Rights (as defined below) are properly perfected and not withdrawn, shares held by Thermo Power in treasury and shares held by Thermo Electron) will, by virtue of the Merger, be canceled and converted into the right to receive the Cash Merger Consideration. As a result of the Merger, Thermo Power's Common Stock will no longer be publicly traded and will be 100% owned by Thermo Electron. The aggregate consideration payable in the Merger, assuming no Dissenters' Rights (as defined below) are exercised, is approximately $31.0 million. See "THE MERGER."


EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

    The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "--Conditions to the Merger, Termination and Expenses" and "THE MERGER--Conditions." Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders by the Company's transfer agent, American Stock Transfer & Trust Company (the "Payment Agent"), promptly following the Effective Time. Stockholders should not submit their stock certificates to the Payment Agent until they have received such materials. The Payment Agent will send payment of the Cash Merger Consideration to stockholders as promptly as practicable following receipt by the Payment Agent of their stock certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates. See "THE MERGER--Conversion of Securities." Stockholders should not send any stock certificates to the Company or the Payment Agent at this time.

ASSUMPTION OF THERMO POWER STOCK OPTIONS BY THERMO ELECTRON

    At the Effective Time, each outstanding option to purchase shares of Common Stock (each, a "Thermo Power Stock Option") under the Company's Directors Stock Option Plan, Equity Incentive Plan, Employees' Equity Incentive Plan, Incentive Stock Option Plan and Nonqualified Stock Option Plan (collectively, the "Thermo Power Stock Option Plans"), whether or not exercisable, will be assumed by Thermo Electron. Each Thermo Power Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo Power Stock Option Plan immediately prior to the Effective Time, except that (i) each Thermo Power Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock, $1.00 par value, of Thermo Electron ("Thermo Electron Common Stock") equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Thermo Power Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price (the "Closing Price") of Thermo Electron Common Stock on the day immediately preceding the Effective Date as reported by the New York Stock Exchange, Inc. (the "NYSE"), rounded down to the nearest whole number of shares of Thermo Electron Common Stock, and (ii) the per share exercise price for the shares of Thermo Electron Common Stock issuable upon exercise of each such assumed Thermo Power Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Thermo Power Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    At the Effective Time, each outstanding option to purchase shares of Common Stock (each a "Thermo Power ESPP Stock Option") under the Thermo Power Employees' Stock Purchase Plan (the "Thermo Power ESPP") will also be assumed by Thermo Electron. Each Thermo Power ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as set forth in the Thermo Power ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Electron Common Stock; (ii) the purchase price per share of Thermo Electron Common Stock shall be the lower of (a) 85% of (x) the per share market value of the Common Stock on the grant date of the option divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Electron Common Stock as of the exercise date of the option; and (iii) the $25,000 limit under Section 9.2(i) of the Thermo Power ESPP shall be applied by taking into account Thermo Electron's assumption of the Thermo Power ESPP Stock Options in accordance with
Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

    See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo
Electron."


THE SPECIAL COMMITTEE'S RECOMMENDATION



    In January 1999, the Board of Directors of the Company (the "Board" or the "Board of Directors") appointed a committee (the "Special Committee") of two directors, Col. Frank Borman and Mr. John J. Setnicka (who are not executive officers or employees of the Company, the Merger Sub or Thermo Electron and who are not directors of Thermo Electron or the Merger Sub), to act on behalf of, and in the interests of, the stockholders of the Company other than Thermo Electron and the directors and officers of each of the Company and Thermo Electron (the "Public Stockholders") in their evaluation and negotiation of the terms of the proposed Merger. Mr. Setnicka owns 1,000 shares of Common Stock and will receive a payment for his shares of Common Stock in the aggregate amount of $12,000 upon consummation of the Merger. In addition, each member of the Special Committee holds options to acquire 1,000 shares of Common Stock, with an exercise price per share equal to $10.33. Such options will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron Common Stock on the same terms as all other Thermo Power Stock Options. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron." Col. Borman is also a member of the board of directors of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron. See "SPECIAL FACTORS--The Special Committee's Recommendation" and "SPECIAL FACTORS--Conflicts of Interest."



    At the conclusion of its review and evaluation, the Special Committee unanimously recommended to the Company's Board that the Merger Agreement be approved. In connection with its recommendation, the Special Committee considered the opinion of its financial advisor, Invemed Associates LLC ("Invemed"), that the consideration of $12.00 per share in cash payable under the Merger Agreement is fair from a financial point of view to the Public Stockholders. See "SPECIAL FACTORS--Opinion of Financial Advisor." The Special Committee also considered the factors set forth elsewhere in this Proxy Statement. See "SPECIAL FACTORS--The Special Committee's Recommendation."



THE BOARD'S RECOMMENDATION



    Following the unanimous recommendation of the Special Committee, the Board of Directors unanimously approved the Merger Agreement, and recommended that the stockholders of the Company approve the Merger Agreement. Based in part on the recommendation of the Special Committee, the Board also unanimously determined that the Merger is fair to the Public Stockholders. In addition, the Board determined that the Merger is in furtherance of the Company's business interests. In reaching its decision to recommend approval of the Merger Agreement, the Board also considered the factors set forth elsewhere in this Proxy Statement. See "SPECIAL FACTORS--The Special Committee's Recommendation" and "SPECIAL FACTORS--The Board's Recommendation."


    In considering the recommendation of the Board of Directors with respect to the Merger Agreement, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL FACTORS--Conflicts of Interest."


    The Board unanimously recommends that the Thermo Power stockholders vote "FOR" approval of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

    Invemed provided its oral opinion to the Special Committee on May 4, 1999, that, as of the date of such opinion, the consideration of $12.00 per share in cash payable under the Merger Agreement was fair from a financial point of view to the stockholders of the Company other than Thermo Electron and the officers and directors of each of Thermo Power and Thermo Electron. The full text of the written opinion of Invemed dated May 4, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B to this Proxy Statement and is incorporated herein by reference. The opinion of Invemed referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to the Merger Agreement. Holders of Common Stock are urged to, and should, read the opinion in its entirety. See "Special Factors--Opinion of Financial Advisor."

    The Special Committee retained Invemed as financial advisor to assist it in its evaluation of the proposed Merger. Pursuant to the terms of Invemed's engagement letter with the Company, the Company agreed to pay Invemed a fee for the preparation and delivery of a written fairness opinion equal to the greater of $250,000 or 1.25% of the aggregate consideration to be paid to the stockholders of the Company (other than Thermo Electron) in connection with the Merger (which fee was payable regardless of the conclusions expressed therein). In addition, the Company has agreed to reimburse Invemed for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify Invemed to the fullest extent permitted by law against certain liabilities relating to or arising out of its engagement, except for liabilities found to have resulted primarily or directly from the gross negligence, willful misconduct or bad faith of Invemed.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER


    The purpose of Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Electron to acquire all of the outstanding shares of Common Stock. Thermo Electron believes that the acquisition of the minority stockholder interest in Thermo Power will further the business interests of the Company. In making this determination, Thermo Electron considered many factors, including the potential benefits to Thermo Power's business if it were to become part of a larger business unit. Thermo Electron also considered the burden that Thermo Power's $160 million borrowing from Thermo Electron in connection with Thermo Power's acquisition of its Peek subsidiary ("Peek") places on the Company. If Thermo Power were a private, wholly owned subsidiary of Thermo Electron, Thermo Electron would have more flexibility to cancel or postpone payment of all or a part of the borrowing. Thermo Electron also considered (i) the reduction in the amount of public information available to competitors about Thermo Power's business that will result from the termination of the Company's obligations under the Securities and Exchange Commission (the "Commission") reporting requirements; (ii) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status; and (iii) the decrease in costs, particularly those associated with being a public company. Thermo Electron also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Public Stockholders.



    Thermo Electron also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in Thermo Power, including (i) selling its equity interest in the Company, (ii) having Thermo Power raise additional capital through a public debt or equity offering and
(iii) leaving Thermo Power as a majority-owned, public subsidiary. The first two alternatives, that of selling its equity interest and the possibility of Thermo Power raising additional capital, were briefly considered by Thermo Electron management, but they were not alternatives that were pursued as reasonable, given that Thermo Electron did not want to sell its equity interest and Thermo Electron's belief that an equity public offering was unrealistic at that time. The advantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the ability of Thermo Electron to invest the cash that would be required to buy the minority stockholder interest in Thermo Power in alternative uses and (ii) maintaining the potential access Thermo Power has to capital in the public markets as a public company. The disadvantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the burden on Thermo Power of the Peek debt, (ii) the costs associated with being a public company and (iii) the public information available to competitors about Thermo Power's business as result of its filing obligations with the Commission.



    Thermo Electron also considered the number of shares of Common Stock held by the Public Stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermo Electron reviewed the net overall cost of the transaction and explored alternative uses for the cash proposed to be used for this transaction. In addition, Thermo Electron considered that by acquiring the minority stockholder interest in Thermo Power, it would advance the goal of its proposed corporate reorganization, announced in August 1998, to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors and extensive negotiations with the Special Committee, Thermo Electron decided to make a proposal to Thermo Power to acquire for cash through a merger all of the outstanding shares of Common Stock that it did not own at a price of $12.00 per share. Thermo Electron has proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermo Electron with prompt payment in cash in exchange for their shares. Thermo Electron's decision to propose a transaction with Thermo Power at this time was due, in part, to the announcement of its proposed corporate reorganization. See "SPECIAL FACTORS--Purpose and Reasons of Thermo Electron for the Merger."


    Thermo Electron beneficially owns approximately 78% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Principal Stockholder."

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER


    Thermo Electron considered the recommendation of Thermo Power's Board with respect to the fairness of the Merger to the Public Stockholders (see "SPECIAL FACTORS--The Board's Recommendation"). Thermo Electron adopted the recommendation of the Board of Directors with respect to the fairness of the Merger to the Public Stockholders. Based on this recommendation, Thermo Electron believes that the Merger is fair to the Public Stockholders, including that the Cash Merger Consideration is fair to the Public Stockholders from a financial point of view. Thermo Electron is not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement. See "SPECIAL FACTORS--Position of Thermo Electron as to Fairness of the Merger."


    The Public Stockholders should be aware that certain officers and directors of Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL FACTORS--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest, and based in part thereon, its proposed offer was conditioned on, among other things, the recommendation by the Special Committee to approve the Merger and the receipt by the Special Committee of a fairness opinion from an investment banking firm.

CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of Thermo Power have interests in connection with the Merger that present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS--Conflicts of Interest."

    THE SPECIAL COMMITTEE

    Mr. Setnicka, a member of the Special Committee, owns 1,000 shares of Common Stock and will receive a payment for his shares of Common Stock in the aggregate amount of $12,000 upon consummation of the Merger. In addition, each member of the Special Committee holds options to acquire 1,000 shares of Common Stock, with an exercise price per share equal to $10.33. Such options will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron's Common Stock on the same terms as all other Thermo Power Stock Options. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron." The Special Committee formally met ten times, either in person or telephonically, from January 1999 through the date of this Proxy Statement and, in addition, had numerous informal discussions and consultations in person and telephonically. As compensation for serving on the Special Committee, the Board has authorized that each member of the Special Committee receive a one-time, special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically. Col. Borman is also a member of the board of directors of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron. Mr. Setnicka served on the board of directors of ThermoLyte Corporation, a majority-owned subsidiary of Thermo Power, until his resignation in January 1999 in connection with a general reorganization of the composition of such board. See "SPECIAL FACTORS--Conflicts of Interest."

    THE THERMO POWER DIRECTORS AND EXECUTIVE OFFICERS


    The members of the Board of Directors, other than the members of the Special Committee, and executive officers of Thermo Power own in the aggregate 79,300 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $951,600 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 322,700 shares of Common Stock, with exercise prices ranging from $6.65 to $11.63, which will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron Common Stock on the same terms as all other Thermo Power Stock Options. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron." Such Board members and executive officers also beneficially own shares of common stock of Thermo Electron as set forth in more detail under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Management." Further, certain members of the Board and certain executive officers hold directorships or officer positions with Thermo Electron. See "MANAGEMENT."


    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Electron will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo Power, pursuant to Thermo Power's Articles of Organization and by-laws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and executive officers of Thermo Power at the Effective Time. In addition, under the terms of the Merger Agreement, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage for a period of six years following the Merger, subject to certain limitations. See "SPECIAL FACTORS--Conflicts of Interest" and "THE MERGER--Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest in the Company will be beneficially owned by Thermo Electron. Thermo Electron will have complete control over the conduct of the Company's business and will have 100% interest in the net book value and net earnings of the Company and any future increases in the value of the Company. Thermo Electron's ownership of the Company prior to the transaction contemplated herein was approximately 78%. Upon completion of this transaction, Thermo

Electron's interest in the Company's net book value of $54.1 million on July 3, 1999, net income of $2.3 million for the year ended October 3, 1998 and net loss of $10.4 million for the nine months ended July 3, 1999 would increase from approximately 78% of such amounts to approximately 100% of such amounts. The Public Stockholders will no longer have any interest in, and will not be stockholders of, Thermo Power and therefore will not participate in Thermo Power's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the Company other than Thermo Electron and holders who perfect their Dissenters' Rights (as defined below) will have the right to receive the Cash Merger Consideration for each share held.



    In addition, the Common Stock will no longer be traded on the American Stock Exchange, Inc. (the "AMEX") and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. The registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Commission and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS--Certain Effects of the Merger."


COMPETING OFFERS

    In the event that Thermo Power receives an unsolicited proposal relating to the possible acquisition of Thermo Power (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than Thermo Electron, and the Special Committee, in its reasonable good faith judgment, believes that the proposal may be financially more favorable to the Public Stockholders than the terms of the Merger, the Board of Directors may provide information to the party making the proposal, communicate the proposal to the stockholders of Thermo Power, make a recommendation in favor of the proposal, or terminate the Merger Agreement to accept the proposal; provided that the Board of Directors, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law requires it to do so.

CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

    Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the Merger Agreement shall have been approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon in accordance with the provisions of Section 78 of the Massachusetts Business Corporation Law (the "MBCL"); (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) Invemed shall not have withdrawn or materially modified its opinion as to the fairness of the Merger to the Public Stockholders from a financial point of view; (iv) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time, except as permitted by the Merger Agreement; and (v) each of the parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed by them. Certain conditions that have not been satisfied may be waived by the other party. See "THE MERGER--Conditions." There can be no assurance that the Merger will be consummated.

    At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermo Electron and the Board of Directors of Thermo Power (upon approval of the Special Committee). In addition, any of the parties, in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if (i) the Merger has not been consummated by October 31, 1999, subject to certain exceptions; (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, provided, however, that in the case of an executive order, decree, ruling or other order it is final and nonappealable; or (iii) the approval of the stockholders of Thermo Power necessary to consummate the Merger has not been obtained, subject to certain exceptions. See "THE MERGER--Termination, Amendment and Waiver."

    In addition, Thermo Electron may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if Thermo Power breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Electron. Thermo Power, upon approval of the Special Committee, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if (i) Thermo Power's Board of Directors determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law require it to do so (including, without limitation, to accept a proposal that in the reasonable good faith judgment of the Special Committee is financially more favorable to the Public Stockholders than the terms of the Merger); or (ii) Thermo Electron breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Power. See "THE MERGER-- Termination, Amendment and Waiver."

    Each of the parties has agreed to pay its own costs and expenses in connection with the Merger Agreement, whether or not the Merger is consummated. See "THE MERGER--Expenses."

FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, the receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable sale of the holders' Common Stock. All holders of Common Stock should consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."

RIGHTS OF DISSENTING STOCKHOLDERS


    Any stockholder of Thermo Power who gives proper written objection to the Merger prior to the Special Meeting, who does not vote in favor of the proposal to approve the Merger Agreement and who complies strictly with the other applicable requirements of Sections 85 though 98, inclusive, of the MBCL has the right to demand payment for, and appraisal of, the fair value of such holder's shares of Common Stock ("Dissenters' Rights"). Sections 85 through 98, inclusive, of the MBCL are attached to this Proxy Statement as Appendix C. To perfect Dissenters' Rights with respect to the Merger, a Thermo Power stockholder must follow the procedures set forth therein precisely. These procedures are summarized in this Proxy Statement under "RIGHTS OF DISSENTING STOCKHOLDERS."


ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

    The Common Stock is traded on the AMEX (symbol: THP). The following table sets forth, for the fiscal periods indicated, the high and low sales prices of the Company's Common Stock as reported in the consolidated transaction reporting system.


                                         HIGH                   LOW
                                       --------               --------
1997
First Quarter.................   $      11   1/4        $       7  3/4
Second Quarter................           9   1/4                6  1/8
Third Quarter.................           7                      5  1/2
Fourth Quarter................           9   7/8                5  5/8
1998
First Quarter.................          10   1/4                7  1/4
Second Quarter................          12   1/8                8  1/2
Third Quarter.................          11   9/16              10  1/4
Fourth Quarter................          10   7/8                7  5/8
1999
First Quarter.................           9   3/8                7  1/4
Second Quarter................          11   1/4                7  5/8
Third Quarter.................          12   3/8                8  1/4
Fourth Quarter (through August
  18, 1999)...................          11   13/16             11  5/8



    On August 11, 1998, the last trading day prior to Thermo Electron's first public announcement of a proposal to acquire the minority stockholder interest in Thermo Power, the high, low and closing sales price per share of Common Stock reported in the consolidated transaction reporting system were all $8 1/8. On April 28, 1999, the last trading day prior to the public announcement of the proposed terms of the Merger, the high, low and closing sales price per share of Common Stock reported in the consolidated transaction reporting system were
$12 3/8, $9 1/2 and $12 3/16, respectively. On       , 1999, the last trading
day prior to the printing of this Proxy Statement, the high, low and closing sales price per share of Common Stock reported in the consolidated transaction
reporting system were $         , $         and $         , respectively.


    At       , there were       holders of record of Common Stock and
approximately       persons or entities holding in nominee name.

    The Company has never paid any cash dividends on its Common Stock. Pursuant to the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the Effective Time.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER


    During the beginning of August 1998, Thermo Electron's senior management initially considered acquiring the minority stockholder interest in Thermo Power in connection with a proposed reorganization of Thermo Electron and certain of its subsidiaries. Thermo Electron's management examined several factors, including the potential benefits to Thermo Power's business if it were to become part of a larger business unit. Thermo Electron also considered the burden that Thermo Power's $160 million borrowing from Thermo Electron in connection with Thermo Power's acquisition of Peek places on the Company. If Thermo Power were a private, wholly owned subsidiary of Thermo Electron, Thermo Electron would have more flexibility to cancel or postpone payment of all or a part of the borrowing. Thermo Electron also considered the following factors: (i) the reduction in the amount of public information available to competitors about Thermo Power's business that will result from the termination of the Company's obligations under the Commission reporting requirements; (ii) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status; and (iii) the decrease in costs, particularly those associated with being a public company. Thermo Electron also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Public Stockholders. Management also considered that, by acquiring the minority stockholder interest in Thermo Power, it would advance the goal of its proposed corporate reorganization of Thermo Electron to reduce the number of majority-owned, public subsidiaries of Thermo Electron. Management also considered recent trends in the price of Thermo Power's Common Stock, although Thermo Power's current stock price was not a significant factor in the timing of management's decision to propose acquiring the minority stockholder interest in Thermo Power. In mid-August 1998, Thermo Electron's management decided to propose to Thermo Electron's board of directors that it make an offer to acquire all of the shares of Thermo Power Common Stock that it did not already own for either cash or shares of Thermo Electron common stock.



    On August 10 and 11, 1998, the board of directors of Thermo Electron held a special meeting at which Thermo Electron's management presented the proposal to acquire all of the shares of Thermo Power Common Stock that it did not already own, as a part of a proposed corporate reorganization of Thermo Electron and certain of its subsidiaries. The Thermo Electron board of directors discussed several factors presented by management regarding this proposal, including (i) the potential benefits to Thermo Power's business if it were to become part of a larger business unit; (ii) the burden that Thermo Power's $160 million borrowing from Thermo Electron in connection with Thermo Power's acquisition of Peek places on the Company, and Thermo Electron's increased flexibility to cancel or postpone payment of the borrowing if Thermo Power were to become a private, wholly owned subsidiary of Thermo Electron; (iii) the reduction in the amount of public information available to competitors about Thermo Power's business that will result from the termination of the Company's obligations under the Commission reporting requirements; (iv) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status; and (v) the decrease in costs, particularly those associated with being a public company. The Thermo Electron board of directors also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Public Stockholders. In addition, the Thermo Electron board of directors considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in Thermo Power, including (i) selling its equity interest in the Company, (ii) having Thermo Power raise additional capital through a public debt or equity offering and (iii) leaving Thermo Power as a majority-owned, public subsidiary. The first two alternatives, that of selling its equity interest and the possibility of Thermo Power raising additional capital, were briefly considered by Thermo Electron management, but they were not alternatives that were pursued as reasonable, given that Thermo Electron did not want to sell its equity interest and Thermo Electron's belief that an equity public offering was unrealistic at that time. The advantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the ability of Thermo Electron to invest the cash that would be required to buy the minority stockholder interest in Thermo Power in alternative uses and (ii) maintaining the potential access Thermo Power has to capital in the public markets as a public company. The disadvantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the burden on Thermo Power of the Peek debt, (ii) the costs associated with being a public company and (iii) the public information available to competitors about Thermo Power's business as result of its filing obligations with the Commission. The Thermo Electron board of directors also discussed that, by acquiring the minority stockholder interest in Thermo Power, it would advance the goal of Thermo Electron's proposed corporate reorganization to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors, Thermo Electron's board authorized a proposed corporate reorganization, which included acquiring all of the shares of Common Stock that it did not already own for either cash or Thermo Electron common stock. On August 12, 1998, Thermo Electron issued a press release announcing its proposed corporate reorganization.



    On December 3, 1998, the board of directors of Thermo Electron held a meeting at which the proposed plan to acquire the minority stockholder interest in Thermo Power was discussed. Thermo Electron's management reviewed the considerations set forth above and recommended that Thermo Electron continue to move forward with a proposed transaction to acquire the minority stockholder interest in Thermo Power. Thermo Electron's board discussed the advantages and disadvantages of acquiring the minority stockholder interest in Thermo Power. The advantages to acquiring the minority stockholder interest that the Thermo Electron board considered included a review of the factors considered at its August 10-11, 1998 meeting set forth above. The disadvantages to acquiring the minority stockholder interest in Thermo Power that Thermo Electron considered included (i) the inability of Thermo Electron to invest the cash that would be required to buy the minority stockholder interest in Thermo Power in alternative uses and (ii) the elimination of potential access by Thermo Power to capital in the public markets as a private company. Following these discussions, Thermo Electron's board authorized a modified corporate reorganization plan, which included taking Thermo Power private by acquiring all of the shares of Thermo Power that it did not already own for cash. On December 10, 1998, Thermo Electron issued a press release announcing its modified proposed corporate reorganization.



    In September 1998, the Company received an unsolicited offer to purchase its FES division for a net purchase price of $48 million. The Company did not pursue the offer at that time due to its proposed participation in the corporate reorganization of Thermo Electron. Such a sale, at the price proposed, prior to confirmation of and negotiation of any offer from Thermo Electron to acquire the minority stockholder interest in the Company, would have had a dilutive effect on the Company's earnings per share, excluding the one-time gain from such sale, since the proceeds from any such sale would have most likely been applied against repayment of the Peek debt owed to Thermo Electron or would have been invested at a lower rate of return than could have been achieved if FES had not been sold. However, the Company continues to evaluate the offer.


    On January 13, 1999, Thermo Power's Board held a meeting during which all members were present in person or by telephone. The Board's first action was to appoint Col. Frank Borman as a director of the Company. The Board next determined that because Thermo Electron was its majority stockholder, it was desirable to appoint a Special Committee, to act on behalf of, and in the interests of, the Public Stockholders, for the purpose of evaluating the merits of, and negotiating the terms of, any proposed transaction with Thermo Electron. The Board appointed Col. Frank Borman and Mr. John J. Setnicka to serve as members of the Special Committee. The Board also authorized the Special Committee to retain a financial advisor, a legal advisor and any other advisors it deemed necessary to assist it in carrying out its responsibilities. Additionally, the Board granted the Special Committee and its advisors access to all of the officers and members of management of Thermo Power and its subsidiaries, including its books, records, projections and financial statements deemed necessary by the Special Committee and its advisors for their review. The Board noted that Col. Borman was also a director of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron and that Mr. Setnicka was a director of ThermoLyte Corporation, a majority-owned subsidiary of the Company. The Board determined that these directorships did not prevent either member from fulfilling his duties as a member of the Special Committee. Subsequently, Mr. Setnicka resigned from the ThermoLyte Corporation board in connection with a general reorganization of the composition of such board.

    On January 28, 1999, the Special Committee held its first meeting, at which time it retained Invemed Associates LLC as its financial advisor and Morgan, Lewis & Bockius LLP as its counsel. The Special Committee selected Invemed Associates LLC ("Invemed") and Morgan, Lewis & Bockius LLP partly because neither currently or in the past had represented Thermo Electron or any of its subsidiaries.

    On February 25, 1999, the board of directors of Thermo Electron held a special meeting to discuss a proposed transaction with Thermo Power. Thermo Electron's management discussed the advantages and disadvantages of acquiring the minority stockholder interest in Thermo Power, as described above. In addition, Thermo Electron reviewed the net overall cost of the transaction and explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, the Thermo Electron board voted to make a proposal to Thermo Power to acquire, through a merger, all of the outstanding shares of Thermo Power Common Stock that it did not already own at a cash purchase price of $10.00 per share.

    At the request of the Special Committee, Invemed requested and reviewed information relating to Thermo Power's business in February through March. During March and April, the Special Committee had eight telephonic meetings, at which its counsel and financial advisors were present. At these meetings, the Special Committee discussed a number of matters, including Invemed's progress with its analysis of information relating to the Company's business, the Special Committee's role in this transaction and the terms of the Merger Agreement.

    On March 15, 1999, Invemed reported to the Special Committee that Thermo Electron had proposed a price of $10.00 per share for the outstanding stock held by the Public Stockholders. The Special Committee expressed concern that the $10.00 per share proposal was less than the current trading price.

    On March 23, 1999, Invemed reported to the Special Committee that it determined that the range of fairness for the proposed transaction was from $11.00-$13.00 per share and that Thermo Electron's current proposal was not in this range. Invemed reviewed the factors taken into consideration when determining the range. The Special Committee then authorized Invemed to negotiate with Thermo Electron on the Special Committee's behalf regarding price and Morgan, Lewis & Bockius LLP to negotiate the other terms of the Merger Agreement, including a provision requiring approval of any transaction by a majority of the Public Stockholders.

    On March 31, 1999, Invemed reported to the Special Committee that it had been successful in raising Thermo Electron's offer from $10.00 per share to $10.50 per share but this was still not in the range of fairness and represented only a very slight premium to the then current market price. Morgan, Lewis & Bockius LLP reported that Thermo Electron was unwilling to include a provision in the Merger Agreement providing for approval of the transaction by a majority vote of the Public Stockholders. The Special Committee then determined that it would communicate directly with the chairman of the board of Thermo Electron, Dr. George N. Hatsopoulos.

    On April 1, 1999, the Special Committee sent a letter to Dr. Hatsopoulos stating that it would not be prepared to recommend the transaction to the Board unless the consideration was $11.50-$13.00 per share and the Merger Agreement included a majority of the minority approval requirement. During the following week, Col. Borman and Dr. Hatsopoulos discussed the Special Committee's letter. Dr. Hatsopoulos advised Col. Borman that Thermo Electron would be willing to pay $11.50 per share but would not agree to a majority of the minority provision. Col. Borman indicated that he would not be willing to recommend removal of the majority of the minority provision if Thermo Electron was only willing to offer an amount at the low end of the range suggested by the Special Committee. After further discussion, Dr. Hatsopoulos stated that Thermo Electron would be willing to offer $12.00 per share.

    On April 8, 1999, Col. Borman reported that after several telephone calls with Dr. Hatsopoulos, Thermo Electron was willing to offer $12.00 per share but would not include a provision allowing for a majority vote of the Public Stockholders. Invemed noted that the $12.00 per share price represented a substantial premium to the current market price, and that Thermo Power's stock had not traded above $12.00 per share in two years. After further discussion, the Special Committee authorized Morgan, Lewis & Bockius LLP to negotiate a Merger Agreement with Thermo Electron that contained a merger consideration of $12.00 per share and that did not contain a provision requiring majority approval of the Public Stockholders.

    On April 29, 1999, the Company and Thermo Electron issued press releases to announce that meetings of their respective boards of directors had been scheduled for the following week to consider a proposal whereby Thermo Electron would acquire all the shares of Thermo Power that it did not already own for cash consideration of $12.00 per share.

    On May 4, 1999, Invemed met with the Special Committee to give its final report on the terms of the proposed Merger and render its oral opinion to the Special Committee that the proposal by Thermo Electron of $12.00 per share cash offer was fair, from a financial point of view, to the Public Stockholders. Invemed reviewed the factors taken into consideration in rendering its decision. The Special Committee also received a presentation from a representative of the Company's management team detailing the business purposes of the transaction. The business purposes included:

    - the elimination of inefficiencies by integrating related business segments through Thermo Electron's reorganization;

    - the increased flexibility of Thermo Electron to cancel or postpone Thermo Power's obligation to repay its $160 million borrowing from Thermo Electron in connection with its acquisition of Peek;

    - the reduction of the amount of public information available to competitors about Thermo Power's business that will result from the termination of the Company's separate Commission reporting requirements;

    - the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status;

    - the decrease in costs, particularly those associated with being a public company; and

    - the immediate availability of enhanced liquidity for the Public Stockholders, particularly in light of the relatively low volume of trading in the Common Stock.

    Additionally, the Special Committee reviewed the terms of the Merger Agreement. It then unanimously recommended approval by the Board of the Merger Agreement. The full Board then met and heard the report of Invemed. The Board also reviewed the terms of the Merger Agreement. It unanimously approved the Merger Agreement and recommended that the stockholders vote in favor of the proposed transaction.

    On May 5, 1999, the Merger Agreement was presented to the board of directors of Thermo Electron at a special meeting of the board. Thermo Electron's board of directors unanimously approved the Merger Agreement. Following Thermo Electron's board meeting, the Merger Agreement was duly executed by the parties. Thermo Power then issued a press release announcing that, based in part on the recommendation of the Special Committee, the Board approved the Merger Agreement with Thermo Electron.

THE SPECIAL COMMITTEE'S RECOMMENDATION



    In reaching its determination to unanimously recommend approval by the Board of the Merger Agreement, the Special Committee considered the following factors, each of which the Special Committee deemed favorable:



    - The Cash Merger Consideration of $12.00 per share. Thermo Electron's willingness to pay $12.00 per share was the most important factor considered by the Special Committee in making its recommendation to the Board. The Special Committee considered the history of negotiations with respect to the Merger Agreement, which led to an increase in Thermo Electron's initial proposal of $10.00 per share on March 15, 1999 to $10.50 per share on March 31, 1999 to $11.50 following Dr. Hatsopoulos' receipt of the Special Committee's April 1, 1999 letter, and finally to $12.00 per share. In addition, the Special Committee considered Dr. Hatsopoulos' statement that $12.00 was the best price Thermo Electron was willing to pay.



    - The oral opinion of Invemed delivered to the Special Committee, which was confirmed by its written opinion dated May 4, 1999, to the effect that , based upon and subject to certain factors and assumptions stated in the opinion, as of such date, the consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view.



    - The analyses performed by Invemed in connection with rendering its fairness opinion, specifically its discounted cash flow analysis and its analysis of stock price performance and minority interest buy-outs, its review of selected comparable companies and its analysis of selected acquisition transactions. See "--Opinion of Financial Advisor."



    - The business purpose of the Merger articulated to the Special Committee by a representative of Thermo Power's management. See "--Background of the Merger."



    - The overall challenges to Thermo Power resulting from a shift in the focus of its business from a primary emphasis on power generation and refrigeration and cooling products to the traffic and control industry. The Special Committee considered that Thermo Power's success in this new industry was not assured because of the challenges confronting Thermo Power in attempting to have Peek achieve the level of profitability desired by Thermo Power. In this regard, the Special Committee considered the highly competitive and fragmented market for traffic control systems, typified in most locations by both smaller, local competitors and larger, international competitors. The Special Committee also considered the difficulties Thermo Power confronted in Peek's Asian operations.



    - The provisions of the Merger Agreement, including the Cash Merger Consideration of $12.00 per share, the limited number of conditions to Thermo Electron's obligations under the Merger Agreement and the absence of financial conditions. In addition, the Special Committee considered provisions under the Merger Agreement that would apply if Thermo Power receives an unsolicited proposal by a third party relating to the possible acquisition of Thermo Power or any material portion of Thermo Power's capital stock or assets and the Special Committee, in its reasonable good faith judgment, believes that the proposal may be financially more favorable to the Public Stockholders than the terms of the Merger. Under those circumstances, and provided that the Board, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with counsel, that its fiduciary duties to stockholders require it to do so, the Board may provide information to the party making the proposal, communicate the proposal to the stockholders of Thermo Power, make a recommendation in favor of the proposal or terminate the Merger Agreement to accept the proposal. Moreover, the Merger Agreement does not provide for the payment of a termination fee in the event that Thermo Power terminates the Merger Agreement.

    - Although Thermo Electron expressed its intention to enter into this transaction in August 1998, no third party had expressed an interest in purchasing all or a portion of Thermo Power's business, other than an unsolicited offer by one party in September 1998 to purchase the FES division of Thermo Power, which Thermo Power advised the Special Committee it was not pursuing due to its proposed participation in the corporate reorganization of Thermo Electron. Moreover, the Special Committee considered Thermo Electron's advisement to the Special Committee that it was not interested in selling Thermo Power at any reasonably obtainable price. This statement, coupled with Thermo Electron's majority ownership of Thermo Power, raised a substantial question as to whether the pursuit of a third party offer would be fruitful.



    - The relationship of the Cash Merger Consideration of $12.00 per share to the historical market prices for the Common Stock. Specifically, the Special Committee considered that the Cash Merger Consideration represented a premium of $3.875, or 47.7%, to the closing sale price of $8.125 per share on August 11, 1998, the last trading day before Thermo Electron first publicly announced the proposal to acquire the minority stockholder interest in Thermo Power. In addition, the Cash Merger Consideration constituted a premium of $3.00 per share or 33.3% over the closing price of the Common Stock on April 27, 1999, the second day preceding the announcement of the proposed consideration to be paid pursuant to the Merger. Although the closing price of the Common Stock was $12.1875 per share on the day preceding the announcement of the proposed Merger, the increase in the price of the Common Stock was not generated by any public announcement of corporate developments by Thermo Power. Moreover, the Cash Merger Consideration exceeded the maximum trading price of the Common Stock during the previous year. In considering the amount of the premium that the Cash Merger Consideration bears to the historical trading prices of the Common Stock, the Special Committee considered that the Common Stock was a relatively illiquid security and that the illiquidity may well have had, and could continue to have, an adverse effect on the trading price of the Common Stock. Moreover, in light of the historical trading values of the Common Stock, the Special Committee considered the likelihood that the price of the Common Stock would decline if the Merger were not completed. As a result, the Special Committee viewed favorably the liquidity that would be realized by Thermo Power's stockholders from the all-cash offer.



    The Special Committee also considered the following factors, all of which they considered as negative factors in its deliberations concerning the recommendation to the Board with regard to the Merger Agreement:



    - The fact that the Merger Agreement was not conditioned on obtaining a majority vote of the Public Stockholders. In addition, the Special Committee considered the fact that Thermo Power would not be marketed to third parties in connection with the Merger Agreement. The Special Committee contrasted this situation with Thermo Electron's prior similar transaction involving Thermo Voltek Corp. ("Thermo Voltek"). In that transaction, Thermo Voltek was marketed to third parties, and the merger was conditioned upon approval by a majority vote of Thermo Voltek's minority stockholders. The Special Committee was most concerned about the absence of a provision requiring majority approval of the Public Stockholders. However, the Special Committee determined that, in order to increase the Cash Merger Consideration to a level that would enable it to make a recommendation to the Board that it approve the Merger Agreement, it was necessary to withdraw its insistence on the inclusion of such a provision. Moreover, the Special Committee considered that stockholders would have appraisal rights under Massachusetts law. The Special Committee did not view the inability to market to third parities to be as significant, since only one expression of interest, limited to the FES division of Thermo Power, was received from a third party following the public announcement of Thermo Electron's determination to acquire the minority interest in Thermo Power in August 1998. In addition, as noted above, Thermo Electron advised the

      Special Committee that it was not interested in selling Thermo Power at any reasonably obtainable price.



    - Following the Merger, the Public Stockholders will cease to participate in the future earnings or growth, if any, of Thermo Power or benefit from increases, if any, in the value of Thermo Power. However, the Special Committee also considered the risks and uncertainties associated with Thermo Power's future prospects, as described above.



    - Following the announcement of the proposed consideration to be paid in the Merger, Thermo Power received two stockholder communications that were critical of the Cash Merger Consideration.



    - Potential or actual conflicts of interest of officers and directors of Thermo Power in connection with the Merger. See "--Conflicts of Interest."



    In considering its recommendation, the Special Committee did not consider Thermo Power's liquidation value because it did not believe such value to be indicative of the value of Thermo Power as a going concern.



    While the Special Committee considered the foregoing factors, it did not quantify or attach any particular weight to such factors, other than the Cash Merger Consideration, which the Special Committee considered the most important factor. In making its recommendation to the Board, the Special Committee determined that the positive factors set forth above outweighed the negative factors set forth above, and, accordingly, the Special Committee recommended that the Board of Directors approve the Merger Agreement.



THE BOARD'S RECOMMENDATION



    The Board believes that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders, including the Public Stockholders. In reaching its determination to unanimously recommend that the Company's stockholders approve the Merger Agreement, the Board primarily considered the recommendation of the Special Committee and the material factors upon which the Special Committee's recommendation was based, which are described above under "--The Special Committee's Recommendation." In determining to approve the Merger Agreement, the Board did not quantify or attach any particular weight to the factors described above. In the view of the Board, each of the factors listed above that the Special Committee deemed favorable reinforced their belief that the transaction was in the best interests of the stockholders of the Company, including the Public Stockholders. In addition, the Board considered the business purposes for the Merger, which are described above under "-- Background of the Merger." The factors considered by the Special Committee and the business purposes for the Merger, both of which are described above, constitute all the material factors the Board considered in reaching its decision as to the substantive fairness of the Merger.



    The Board's belief as to the procedural fairness of the Merger was based on its recognition that the Special Committee was formed to protect the interests of the Public Stockholders and to provide independent consideration of the transaction. In forming the Special Committee, the Board noted that Col. Borman was also a director of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron, and that Mr. Setnicka was a director of ThermoLyte Corporation, a majority-owned subsidiary of the Company. The Board determined that these directorships did not prevent either member from fulfilling his duties as a member of the Special Committee. Subsequently, Mr. Setnicka resigned from the ThermoLyte Corporation board in connection with a general reorganization of the composition of such board. The Board also considered that the Special Committee engaged independent counsel and Invemed to assist in its negotiation and evaluation of the transaction, which also contributed to the Board's belief as to the procedural fairness of the Merger.

    BASED ON THE SPECIAL COMMITTEE'S RECOMMENDATION AND ITS CONSIDERATION OF THE FACTORS SET FORTH ABOVE, THE BOARD (INCLUDING THE MEMBERS OF THE SPECIAL COMMITTEE) UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE PUBLIC STOCKHOLDERS. THE BOARD, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. IN CONSIDERING THE RECOMMENDATION OF THE BOARD WITH RESPECT TO THE MERGER AGREEMENT, THE PUBLIC STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY HAVE CERTAIN INTERESTS THAT ARE IN ADDITION TO, OR DIFFERENT FROM, THE INTERESTS OF THE PUBLIC STOCKHOLDERS. SEE "--CONFLICTS OF INTEREST."


OPINION OF FINANCIAL ADVISOR

    The Special Committee, on behalf of the Board of Directors, retained Invemed under an engagement letter dated March 5, 1999 to act as the Special Committee's financial advisor in connection with evaluating Thermo Electron's proposal to acquire all of the Common Stock of Thermo Power that it did not already own. Invemed is an investment banking firm and, as a customary part of its investment banking business, is engaged in negotiated underwritings, private placements, the valuation of businesses and their securities in connection with mergers and acquisitions and valuation for corporate and other purposes. The Special Committee selected Invemed in part because Invemed has not in the past represented Thermo Electron or any of its subsidiaries. Invemed rendered its oral opinion to the Special Committee and to the Board of Directors in two separate meetings held on May 4, 1999, and it also confirmed its opinion in writing on that date. As of that date, and based upon and subject to the considerations and assumptions stated at that time, Invemed's opinion is that the consideration of $12.00 per share to be paid pursuant to the proposed Merger is fair, from a financial point of view, to the Public Stockholders.

    The full text of the written opinion of Invemed dated May 4, 1999, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement. The summary of Invemed's opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of its opinion in Appendix B, and the full text of its opinion is incorporated in this Proxy Statement by reference to that Appendix. Invemed's opinion is directed to the Special Committee, is directed only to the fairness from a financial point of view of the consideration to be paid to the Public Stockholders pursuant to the Merger Agreement, and does not constitute a recommendation to any stockholder of Thermo Power as to how that stockholder should vote at the Special Meeting. Stockholders of Thermo Power should read the opinion in its entirety.

    In arriving at its opinion, Invemed:

    - Reviewed the terms and conditions of the merger agreement in the form distributed to the Board of Directors for review at the May 4, 1999 meeting of the Board of Directors (the "Draft Merger Agreement");

    - Analyzed certain publicly available business and financial information relating to Thermo Power and certain other information, including financial forecasts, provided to it by Thermo Power;

    - Met with and participated in discussions with members of the senior management and certain other personnel of Thermo Power to discuss the business and prospects of Thermo Power;

    - Reviewed and considered historical financial and stock market data of Thermo Power;

    - Reviewed and compared historical financial, stock market and other public information for other publicly held companies engaged in businesses similar to the businesses engaged in by Thermo Power;

    - Reviewed and compared the financial terms, to the extent publicly available or provided to Invemed by Thermo Power (with respect to information relating to FES, Nutemp and Peek), of certain other recent business combinations and other transactions that it deemed to be comparable to the Merger; and

    - Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In rendering its opinion, Invemed assumed and relied on the accuracy and completeness in all material respects of the information reviewed by it or conveyed to it in discussions with Thermo Power. Invemed assumed no responsibility for independently verifying that information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Thermo Power, and neither was it furnished with any evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with Invemed by Thermo Power, Invemed assumed that that information was reasonably prepared and reflected the best currently available estimates and judgment of Thermo Power's management as to the expected future financial performance of Thermo Power. In rendering its opinion, Invemed also assumed that the final form of the merger agreement would be substantially similar to the Draft Merger Agreement and that the Merger would be consummated substantially in accordance with the terms and conditions set forth in the merger agreement. (The final form of the Merger Agreement is, in fact, identical to the Draft Merger Agreement.) In connection with Invemed's engagement to provide financial advisory services to the Special Committee concerning strategic alternatives, Invemed was not authorized to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination involving, Thermo Power.

    Invemed's opinion is necessarily based on economic, market and other conditions and on the information made available to Invemed as of the date of its opinion. Developments arising after that date may affect the opinion of Invemed, and Invemed does not have any obligation to update, revise, or reaffirm its opinion.

SUMMARY OF ANALYSES

    The following is a summary of the material financial analyses Invemed performed in connection with rendering its opinion dated May 4, 1999:

    STOCK PRICE PERFORMANCE

    Invemed reviewed the historical stock prices and trading volume history for the shares of Common Stock. This review showed that closing prices ranged between $5.69 and $12.19 during the two-year period from May 2, 1997 to April 30, 1999.

    Invemed also reviewed the closing prices of the Common Stock on the dates that were one month, one week and one day prior to the April 29, 1999 announcement of the proposed terms of the Merger. This review indicated, based on a $12.00 per share price to be paid in the Merger, that:

    - at one month prior to the announcement, the closing price per share of Common Stock was $10.25 and the consideration to be paid pursuant to the Merger represented a premium of 17.1% over the price of a share of Common Stock on that date;

    - at one week prior to the announcement, the closing price per share of Common Stock was $8.94 and the consideration to be paid pursuant to the Merger represented a premium of 34.3% over the price of a share of Common Stock on that date; and

    - at one day prior to the announcement, the closing price per share of Common Stock was $12.19 and the consideration to be paid pursuant to the Merger represented a discount of 1.5% to the price of a share of Common Stock on that date.


    The closing price of the Company's Common Stock on August 11, 1998, the last trading day before Thermo Electron first publicly announced a proposal to acquire the minority stockholder interest in Thermo Power, was $8 1/8.

    REVIEW OF SELECTED COMPARABLE COMPANIES

    Invemed reviewed and compared certain actual and estimated financial, operating and stock market information of Thermo Power with that of certain publicly traded companies in the traffic and refrigeration industries that it deemed to be relevant (the "Selected Public Companies"). The traffic companies included in Invemed's analysis were Quixote Corporation, Able Telcom Holding Corporation and Stimsonite Corporation. The refrigeration companies were York International Corporation and Aggreko PLC.

    Invemed calculated certain financial multiples for Thermo Power and each of the Selected Public Companies including, among others:

    - price to earnings ("P/E") multiples based on estimated calendar 1999 earnings per share ("EPS");

    - enterprise value (market capitalization plus debt minus cash) multiples based on latest twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA"); and

    - enterprise value multiples based on estimated calendar 1999 EBITDA.

    The calendar 1999 EPS estimates for the Selected Public Companies were based on publicly available earnings estimates as provided by I/B/E/S International Inc., a global financial provider of earnings expectations information. The calendar 1999 EBITDA estimates for the Selected Public Companies were based on estimates contained in certain publicly available analyst reports.

    The results used in connection with Invemed's opinion, based on a per share price of $12.00, were as follows:

    TRAFFIC COMPANIES

                                                                   SELECTED PUBLIC   AVERAGE OF SELECTED
                                                                      COMPANIES            PUBLIC
ANALYSIS                                                                RANGE             COMPANIES         COMPANY
----------------------------------------------------------------  -----------------  -------------------  -----------
Estimated 1999 P/E..............................................  8.1x to 12.8x               10.7x            21.8x
Enterprise Value to LTM EBITDA..................................  4.9x to 9.8x                 7.8x            11.6x
Enterprise Value to Estimated 1999 EBITDA*......................  7.7x to 9.3x                 8.5x             9.5x

------------------------

* 1999 EBITDA estimates for Stimsonite were not available to Invemed and thus Stimsonite has been excluded from the Enterprise Value to Estimated 1999 EBITDA analysis.

    REFRIGERATION COMPANIES

                                                                   SELECTED PUBLIC   AVERAGE OF SELECTED
ANALYSIS                                                           COMPANIES RANGE    PUBLIC COMPANIES      COMPANY
-----------------------------------------------------------------  ----------------  -------------------  -----------
Estimated 1999 P/E...............................................   10.6x to 21.2x            15.9x            21.8x
Enterprise Value to LTM EBITDA...................................    6.5x to 9.0x              7.8x            11.6x
Enterprise Value to Estimated 1999 EBITDA........................    6.3x to 8.6x              7.5x             9.5x

The implied range of values for Thermo Power Common Stock derived from the analysis of the Selected Public Companies ranged from approximately negative $2.24 to positive $11.66 per share.

ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS

    Using publicly available information and information provided to Invemed by Thermo Power, Invemed reviewed and compared five selected merger and acquisition transactions in the traffic and refrigeration industries (and one selected acquisition proposal in the refrigeration industry) since January 1992 that Invemed deemed relevant (the "Selected Acquisition Transactions"). The Selected Acquisition Transaction for traffic was the Company's acquisition of Peek Traffic. The Selected Acquisition

Transactions for refrigeration were: (i) the Company's acquisition of FES, Inc.;
(ii) the Company's acquisition of NuTemp; (iii) Manitowoc's acquisition of Shannon Group; (iv) Scotsman Industries Inc.'s acquisition of Kysor Industrial Corp.; and (v) an offer to buy the FES division from Thermo Power.

    Invemed calculated certain financial multiples for Thermo Power at a price of $12.00 per share of Common Stock and, to the extent that relevant information was publicly available or given to Invemed by Thermo Power (with respect to FES, NuTemp and Peek), for each of the targets in the Selected Acquisition Transactions, including, among others, enterprise value as a multiple of revenues, EBITDA and earnings before interest and taxes ("EBIT").

    The results, based on a price of $12.00 per share of Common Stock, were as follows:

    TRAFFIC COMPANY ACQUISITIONS

                                                                                        AVERAGE OF SELECTED
                                                                 SELECTED ACQUISITION       ACQUISITION
ANALYSIS                                                           TRANSACTION RANGE       TRANSACTIONS        COMPANY
---------------------------------------------------------------  ---------------------  -------------------  -----------
Enterprise Value to LTM Revenues...............................             0.9x                  0.9x             1.1x
Enterprise Value to LTM EBITDA.................................            19.3x                 19.3x            11.6x
Enterprise Value to LTM EBIT...................................            27.4x                 27.4x            18.2x

    REFRIGERATION COMPANY ACQUISITIONS

                                                                      SELECTED       AVERAGE OF SELECTED
                                                                    ACQUISITION          ACQUISITION
ANALYSIS                                                         TRANSACTION RANGE      TRANSACTIONS        COMPANY
---------------------------------------------------------------  ------------------  -------------------  -----------
Enterprise Value to LTM Revenues...............................     0.3x to 1.6x               1.0x             1.1x
Enterprise Value to LTM EBITDA.................................    10.0x to 12.4x             10.9x            11.6x
Enterprise Value to LTM EBIT...................................    10.5x to 17.6x             14.1x            18.2x

The implied range of values for Thermo Power Common Stock derived from the analysis of the Selected Acquisition Transactions ranged from approximately negative $5.93 to positive $24.46 per share.

DISCOUNTED CASH FLOW ANALYSIS

    In connection with rendering its opinion, Invemed performed a discounted cash flow analysis for Thermo Power for the calendar year 1999 through the end of calendar year 2003. Invemed discounted back to March 31, 1999 and assumed all cash flows were received at the end of their respective calendar years. Invemed estimated the present value of the free cash flows of Thermo Power set forth in these projections for the calendar year 1999 through the end of calendar year 2003 using discount rates ranging from 9.0% to 12.0%. Invemed also calculated estimated terminal values for Thermo Power (as of December 31, 2003) by applying multiples ranging from 5.5x to 7.5x to Thermo Power's estimated calendar year 2003 EBITDA. The range of terminal values was then discounted to present value using discount rates ranging from 9.0% to 12.0%. The implied range of values for Thermo Power Common Stock using these values was approximately $9.21 to $17.38. The results of the discounted cash flow analysis are highly dependent upon the numerous assumptions that must be made, including cash flow estimates, growth rates and discount rates.

MINORITY INTEREST BUY-OUT ANALYSIS

    Invemed reviewed the premiums paid in thirteen completed minority interest acquisitions by majority interest holders since May 1990 and with transaction values less than $50 million. Those transactions were: (i) Norfolk & Western Railway Co./ Wabash Railroad Co.; (ii) Pennzoil Acquisition Corp./ Jiffy Lube International, Inc.; (iii) Adia SA/ Adia Services Inc; (iv) Kansas City Southern/ DST Systems, Inc.;

(v) WMX Technologies/ Rust International Inc. (Chemical Waste Management); (vi) The Charter Company/ Spelling Entertainment; (vii) Hilton Hotels Corp./ Bally's Grand Inc.; (viii) Reliance Group Holdings Inc./ Frank B. Hall & Co., Inc; (ix) World Access Inc./ NACT Telecomm; (x) Management led Investor Group/ Seaman Furniture Co.; (xi) Paramount Communications Inc./ TVX Broadcast Group; (xii) Air &Water Tech. Corp./ Metcalf & Eddy Companies; and (xiii) Caesar World, Inc./ Caesar New Jersey, Inc.

    Invemed reviewed the premiums paid based on the closing price of the target's shares at one day, one week and one month prior to the announcement of the respective transactions. The premiums calculated and the implied per share equity values for Thermo Power prior to the April 29, 1999 announcement regarding Thermo Electron's negotiations with Thermo Power were as follows:

                                                                     AVERAGE PER SHARE PREMIUM
                                                                       IN MINORITY INTEREST       IMPLIED SHARE VALUE
TIME                                                                   BUY-OUT TRANSACTIONS        OF THERMO POWER*
-----------------------------------------------------------------  -----------------------------  -------------------
One Day prior to Announcement....................................                 21.5%                $   14.81
One Week prior to Announcement...................................                 24.4%                $   11.12
One Month prior to Announcement..................................                 28.1%                $   13.13

------------------------


* Assumes announcement of $12.00 proposed share price was made April 29, 1999. The closing price of the Company's Common Stock on August 11, 1998, the last trading day before Thermo Electron first publicly announced a proposal to acquire the minority stockholder interest in Thermo Power, was $8 1/8.


    While the summary set forth above contains the material analyses performed by Invemed, it does not purport to be a complete description of those analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Invemed believes that the summary set forth above and its analyses must be considered as a whole and that reviewing portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Invemed based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors.

    As described above, certain of the analyses performed by Invemed relied on forecasts of future financial performance provided by the management of Thermo Power. Analyses based on forecasts of future results are not necessarily indicative of actual future results, and actual future results may be significantly more or less favorable than suggested by those analyses. Accordingly, because forecasts are inherently subject to substantial uncertainty, none of Thermo Power, Invemed or any other person can provide any assurance that future results will not be materially different from those forecast. The other principal assumptions upon which Invemed based its analyses are set forth above under the description of each of the analyses. Invemed's analyses are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be higher or lower than those indicated. None of the transactions or companies used in Invemed's comparable company, selected acquisition transactions or minority interest buy-out analyses is identical to Thermo Power or to the proposed transaction. Accordingly, the analysis of those matters by Invemed necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of Thermo Power. Mathematical analysis (such as determining the range or average) is not in itself a meaningful method of using comparable transaction data or comparable company data.

    Pursuant to the terms of Invemed's engagement letter with Thermo Power, Thermo Power has agreed to pay Invemed, upon delivery of Invemed's opinion, a transaction fee equal to the greater of $250,000 or 1.25% of the aggregate consideration to be paid to the stockholders of Thermo Power (other than Thermo Electron) in connection with the transaction. In addition, Thermo Power has agreed to reimburse Invemed for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify Invemed, to the fullest extent permitted by law, against certain liabilities relating to or arising out of its engagement, except for liabilities found to have resulted primarily or directly from the gross negligence, willful misconduct or bad faith of Invemed.

    Invemed and its affiliates regularly engage in negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Invemed has not previously provided financial advisory or financing services to Thermo Electron or its affiliates. In the ordinary course of business, Invemed may actively trade the securities of Thermo Electron, as well as securities of affiliates of Thermo Electron, including Thermo Power, and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

PURPOSE AND REASONS OF THERMO ELECTRON FOR THE MERGER


    The purpose of Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermo Electron to acquire all of the outstanding shares of Common Stock. Thermo Electron believes that the acquisition of the minority stockholder interest in Thermo Power will further the business interests of the Company. In making this determination, Thermo Electron considered many factors, including the potential benefits to Thermo Power's business if it were to become part of a larger business unit. Thermo Electron also considered the burden that Thermo Power's $160 million borrowing from Thermo Electron in connection with Thermo Power's acquisition of Peek plc places on the Company. If Thermo Power were a private, wholly owned subsidiary of Thermo Electron, Thermo Electron would have more flexibility to cancel or postpone payment of all or a part of the borrowing. Thermo Electron also considered the following factors: (i) the reduction in the amount of public information available to competitors about Thermo Power's business that will result from the termination of the Company's obligations under the Commission reporting requirements; (ii) the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status; and (iii) the decrease in costs, particularly those associated with being a public company. Thermo Electron also considered the relatively low volume of trading in the Common Stock and that the Merger would result in immediate availability of enhanced liquidity for the Public Stockholders.



    Thermo Electron also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in Thermo Power, including (i) selling its equity interest in the Company, (ii) having Thermo Power raise additional capital through a public debt or equity offering and
(iii) leaving Thermo Power as a majority-owned, public subsidiary. The first two alternatives, that of selling its equity interest and the possibility of Thermo Power raising additional capital, were briefly considered by Thermo Electron management, but they were not alternatives that were pursued as reasonable, given that Thermo Electron did not want to sell its equity interest and Thermo Electron's belief that an equity public offering was unrealistic at that time. The advantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the ability of Thermo Electron to invest the cash that would be required to buy the minority stockholder interest in Thermo Power in alternative uses and (ii) maintaining the potential access Thermo Power has to capital in the public markets as a public company. The disadvantages to leaving Thermo Power as a majority-owned, public subsidiary that Thermo Electron considered included (i) the burden on Thermo Power of the Peek debt, (ii) the costs associated with being a public company and (iii) the public information available to competitors about Thermo Power's business as result of its filing obligations with the Commission.



    Thermo Electron also considered the number of shares of Common Stock held by the Public Stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermo Electron reviewed the net overall cost of the transaction and explored alternative uses for the cash proposed to be used for this transaction. In addition, Thermo Electron considered that by acquiring the minority stockholder interest in Thermo Power, it would advance the goal of its proposed corporate reorganization, announced in August 1998, to reduce the number of Thermo Electron's majority-owned, public subsidiaries. After consideration of these various factors and extensive negotiations with Thermo Power's Special Committee, Thermo Electron decided to make a proposal to Thermo Power to acquire for cash through a merger all of the outstanding shares of Common Stock that it did not own at a price of $12.00 per share. Thermo Electron has proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermo Electron with prompt payment in cash in exchange for their shares. Thermo Electron's decision to propose a transaction with Thermo Power at this time was due, in part, to the announcement of its proposed corporate reorganization. See "SPECIAL FACTORS--Purpose and Reasons of Thermo Electron for the Merger."

    Thermo Electron beneficially owns approximately 78% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Principal Stockholder."

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE MERGER


    Thermo Electron considered the recommendation of Thermo Power's Board with respect to the fairness of the Merger to the Public Stockholders (see "SPECIAL FACTORS--The Board's Recommendation"). Thermo Electron adopted the recommendation of the Board of Directors with respect to the fairness of the Merger to the Public Stockholders. Based on this recommendation, Thermo Electron believes that the Merger is both procedurally and substantively fair to the Public Stockholders, including that the Cash Merger Consideration is fair to the Public Stockholders from a financial point of view. Thermo Electron is not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement.


    Certain officers and directors of Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "--Conflicts of Interest." Thermo Electron considered these potential conflicts of interest, and based in part thereon, Thermo Electron determined that it would not proceed with the Merger unless the Special Committee received a fairness opinion from an investment banking firm and recommended approval of the Merger Agreement to the Board.

CONFLICTS OF INTEREST


    In considering the recommendation of the Board with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of Thermo Power have interests in connection with the Merger that present them with actual or potential conflicts of interest, as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described above under "--The Special Committee's Recommendation" and "--The Board's Recommendation."


    Following consummation of the Merger, the current executive officers and directors of Thermo Power will continue as the initial executive officers and directors of the Surviving Corporation; however, Thermo Electron intends to appoint a board of directors comprised solely of members of the Surviving Corporation's management after the Merger. Officers and directors who own Common Stock will receive the Cash Merger Consideration on the same terms as all the other stockholders.

    SPECIAL COMMITTEE

    As compensation for serving on the Special Committee, which formally met on ten occasions, either in person or telephonically, from January 1999 through the date of this Proxy Statement, the Board has authorized that each member of the Special Committee receive a one-time, special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

    Col. Borman and Mr. Setnicka, members of the Special Committee, each hold options to acquire 1,000 shares of Common Stock. The options have an exercise price per share equal to $10.33. Under the terms of the Merger Agreement, the options held by the members of the Special Committee will be treated on the same terms as all other Thermo Power Stock Options and therefore will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron Common Stock. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron." In addition, Mr. Setnicka owns 1,000 shares of Common Stock and will receive a payment for his shares of Common Stock in the amount of $12,000 upon consummation of the Merger.


    Mr. Setnicka was a director of ThermoLyte Corporation, a majority-owned subsidiary of Thermo Power, until his resignation in January 1999 in connection with a general reorganization of the composition of such board. Col. Borman is a member of the board of directors of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron ("Thermo Instrument"). See "MANAGEMENT." As compensation for serving on the Thermo Instrument board, Col. Borman receives an annual retainer of $8,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. In addition, Col. Borman has been awarded options to purchase 24,407 shares of common stock of Thermo Instrument or its subsidiaries.


    THE THERMO POWER DIRECTORS AND EXECUTIVE OFFICERS


    The members of the Board of Directors, other than the members of the Special Committee, and executive officers of Thermo Power own in the aggregate 79,300 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $951,600 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 322,700 shares of Common Stock, with exercise prices ranging from $6.65 to $11.63, which will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron Common Stock on the same terms as all other Thermo Power Stock Options. See "THE MERGER--Assumption of Thermo Power Stock Options by Thermo Electron." Such Board members and executive officers also beneficially own shares of common stock of Thermo Electron. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--Management," for information regarding beneficial ownership by the Board and executive officers of Common Stock and common stock of Thermo Electron.



    Further, certain members of the Board and certain executive officers hold directorships or officer positions with Thermo Electron. Mr. Melas-Kyriazi, the chief financial officer of the Company, is also a vice president and the chief financial officer of Thermo Electron. Mr. Kelleher, the chief accounting officer of the Company, is also senior vice president, finance and administration, and the chief accounting officer of Thermo Electron. Mr. Armstrong, a director of the Company, is also senior vice president, government affairs of Thermo Electron. Mr. Crisp, a director of the Company, is also a director of Thermo Electron. Mr. Hatsopoulos, a director of the Company, is also the vice chairman of the board of directors of Thermo Electron. Mr. Holt, the chairman of the Company's Board of Directors, is also chief operating officer, energy and environment of Thermo Electron. Mr. Noble, a director of the Company, is also a director of Thermo Electron. For further description of such positions and of positions such individuals have with certain other affiliates of Thermo Electron, see "MANAGEMENT" and the information contained in Appendix D to this Proxy Statement.


    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Electron will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo Power, pursuant to Thermo Power's Articles of Organization and by-laws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and the executive officers of Thermo Power at the Effective Time. The Surviving Corporation's Articles of Organization and by-laws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Thermo Power's Articles of Organization and by-laws and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of Thermo Power at the Effective Time, unless such modification is required by law. See "THE MERGER--Indemnification and Insurance."

    In addition, the Merger Agreement provides that Thermo Electron will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six years after the Effective Time, a directors' and officers' liability insurance policy covering the Thermo Power executive officers and directors who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as such officer's and director's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of premiums currently allocable to and paid by Thermo Power. See "THE MERGER--Indemnification and Insurance."

    The Merger Agreement provides that each of the current and former directors and officers of the Company is a third party beneficiary with respect to these provisions of the Merger Agreement and is entitled to enforce covenants made by Thermo Electron.

CERTAIN EFFECTS OF THE MERGER


    As a result of the Merger, Thermo Electron will beneficially own the entire equity interest in the Company. Thermo Electron will have complete control over the conduct of the Company's business and will have a 100% interest in the net book value and net earnings or loss of the Company and any future increases in the value of the Company. Thermo Electron's ownership of the Company prior to the transaction contemplated herein was approximately 78%. Upon completion of this transaction, Thermo Electron's interest in the Company's net book value of $54.1 million on July 3, 1999, net income of $2.3 million for the year ended October 3, 1999 and net loss of $10.4 million for the nine months ended July 3, 1999 would increase from approximately 78% of such amounts to approximately 100% of such amounts. The Public Stockholders of Thermo Power will not have an opportunity to continue their equity interest in Thermo Power as an ongoing corporation and therefore will not share in the future earnings and potential growth of Thermo Power and will no longer bear the risk of any decrease in the value of the Company. Upon consummation of the Merger, the Common Stock will no longer be traded on the AMEX, price quotations will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable. In addition, Thermo Power will no longer be subject to the going-private disclosure obligations of Rule 13e-3 promulgated under the Exchange Act.


    The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF THERMO POWER'S BUSINESS AFTER THE MERGER

    Thermo Electron is continuing to evaluate Thermo Power's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. For the foreseeable future, Thermo Electron expects that the day-to-day business and operations of Thermo Power will be conducted substantially as they are currently being conducted by Thermo Power. On May 24, 1999, Thermo Power announced its intention to sell its ThermoLyte Corporation subsidiary ("ThermoLyte") and a write-down of its assets at Peek's sales and service subsidiaries located in Malaysia and Croatia due to business conditions in those regions. In addition, the Company plans to terminate employees and abandon excess facilities at certain other Peek subsidiaries. In late May 1999, Thermo Power determined that it would consider the sale of its NuTemp, Inc. subsidiary ("NuTemp") and its Tecogen and FES divisions. The Company had received an unsolicited offer to purchase its FES division in September 1998, but did not pursue the offer at that time due to its proposed participation in the corporate reorganization of Thermo Electron. Such a sale, at the net price of $48 million that was proposed, prior to confirmation of and negotiation of any offer from Thermo Electron to acquire the minority stockholder interest in the Company, would have had a dilutive effect on the Company's earnings per share, excluding the one-time gain from such sale, since the proceeds from any such sale would have most likely been applied against repayment of the Peek debt owed to Thermo Electron or would have been invested at a lower rate of return than could have been achieved if FES had not been sold. Though the Company continues to evaluate this offer, such a sale at the proposed price would have the same dilutive effect on the Company's earnings per share described above, whether or not the Company pursues such sale prior to the consummation of the Merger. In addition, following its May 24, 1999 announcement, the Company has had preliminary discussions with potential buyers for certain of the other businesses it is considering for sale, but the Company currently has no commitment or agreement for any such sale. Thermo Electron intends to carry out Thermo Power's intention with respect to these matters to the extent that they are not completed prior to the consummation of the Merger. Thermo Electron does not currently intend to dispose of any other material assets of Thermo Power, but it may, in the future, reconsider its position as it continues to evaluate the Company. Additionally, Thermo Electron does not currently contemplate any material change in the composition of Thermo Power's current management except that Thermo Electron intends to appoint a board of directors comprised of members of the Surviving Corporation's management after the Merger.



CONDUCT OF THERMO POWER'S BUSINESS IF THE MERGER IS NOT CONSUMMATED


    If the Merger is not consummated, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as currently operated, except with respect to the businesses that may be sold. See "--Conduct of Thermo Power's Business After the Merger." No other alternatives are currently being considered.

                              THE SPECIAL MEETING

PROXY SOLICITATION

    This Proxy Statement is being delivered to Thermo Power's stockholders in connection with the solicitation by the Board of proxies to be voted at the
Special Meeting to be held on       , 1999 at 10:00 a.m., local time, at the
executive offices of Thermo Electron, 81 Wyman Street, Waltham, Massachusetts 02454. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders of the Company on or about
      , 1999.

RECORD DATE AND QUORUM REQUIREMENT


    The close of business on       , 1999 is the Record Date for the
determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the Record
Date, there were       shares of Common Stock issued and outstanding held by
      holders of record and by approximately   persons or entities holding in
nominee name.


    The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority with respect to the proposal to approve the Merger Agreement. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are also counted as present or represented at the Special Meeting for purposes of determining whether a quorum exists.

VOTING PROCEDURES


    Under Massachusetts law, holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the Special Meeting must vote to approve the Merger Agreement. The Merger Agreement is attached to this Proxy Statement as Appendix A. For the purposes of the vote required under Massachusetts law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote cast against approval of the Merger Agreement. Thermo Electron, which owns approximately 78% of the outstanding Common Stock, owns enough shares of Common Stock to vote to approve the Merger Agreement without the vote of the Public Stockholders and intends to vote its shares in favor of the Merger Agreement. In addition, the Company's executive officers and directors have expressed their intention to vote to approve the Merger Agreement.


    If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that proxy will be voted "FOR" approval of the Merger Agreement.


    Under Massachusetts law, holders of Common Stock who comply with certain notice requirements, do not vote in favor of the Merger Agreement and comply with certain other procedures will have the right to dissent and to be paid cash for the fair value of their shares as finally determined in accordance with the procedures under Massachusetts law. The fair value, as finally determined, may be more or less than the consideration to be received by other stockholders of Thermo Power under the terms of the Merger Agreement. Failure to follow such procedures under Massachusetts law precisely will result in the loss of Dissenters' Rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."


VOTING AND REVOCATION OF PROXIES

    A stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of Thermo Power an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Clerk of Thermo Power will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger Agreement. The shares represented by the accompanying Proxy Card and entitled to vote will be voted if the Proxy Card is properly signed and received by the Clerk of the Company prior to the Special Meeting.

EFFECTIVE TIME

    The Merger will be effective as soon as practicable following stockholder approval of the Merger Agreement and upon the submission of the Articles of Merger to the Secretary of State of the Commonwealth of Massachusetts. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER-- Conditions."

                                   THE MERGER

    The Merger Agreement provides that the Merger Sub, a newly-formed Massachusetts corporation that is a wholly owned subsidiary of Thermo Electron, will be merged with and into Thermo Power, and that following the Merger, the separate existence of the Merger Sub will cease and Thermo Power will continue as the Surviving Corporation.

    The terms of and conditions to the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger, and the summary description of all material terms of the Merger Agreement that is contained in this section, are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by stockholders exercising Dissenters' Rights, shares held in treasury by Thermo Power and shares held by Thermo Electron) will, by virtue of the Merger, be automatically canceled and converted into the right to receive the Cash Merger Consideration. Each holder of a stock certificate formerly representing shares of Common Stock (other than shares held by stockholders exercising Dissenters' Rights, shares held in treasury by Thermo Power and shares held by Thermo Electron) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the stock certificate.

    No interest will be paid or accrued on the amount payable upon the surrender of any stock certificate. Payment to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by Thermo Electron or the Payment Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of Thermo Electron or the Payment Agent that such tax has been paid or is not payable. Six months following the Effective Time, Thermo Electron may require the Payment Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Payment Agent which have not been disbursed to holders of stock certificates formerly representing shares outstanding prior to the Effective Time. After such time holders of Thermo Power stock certificates will be entitled to look to Thermo Electron only as general creditors with respect to cash payable upon due surrender of their stock certificates. Notwithstanding the foregoing, neither the Payment Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


    At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of common stock, $.01 par value, of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be converted into one share of common stock, $.01 par value, of the Surviving Corporation. Each share of Common Stock issued and outstanding immediately prior to the Merger held by Thermo Electron, as well as each share of Common Stock held in treasury by Thermo Power, will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. Shares of Common Stock held by persons properly exercising Dissenters' Rights will not be converted into the Cash Merger Consideration in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting stockholder pursuant to Sections 85 through 98, inclusive, of the MBCL. See "RIGHTS OF DISSENTING STOCKHOLDERS."

ASSUMPTION OF THERMO POWER STOCK OPTIONS BY THERMO ELECTRON

    Thermo Power has, from time to time, issued options to acquire Common Stock pursuant to its Directors Stock Option Plan, Equity Incentive Plan, Employees' Equity Incentive Plan, Incentive Stock Option Plan and Nonqualified Stock Option Plan, each as amended (the "Thermo Power Stock Option Plans"). At the Effective Time, each outstanding Thermo Power Stock Option under the Thermo Power Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Thermo Power Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo Power Stock Option Plan immediately prior to the Effective Time, except that (i) each Thermo Power Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Thermo Power Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Thermo Electron Common Stock, and (ii) the per share exercise price for the shares of Thermo Electron Common Stock issuable upon exercise of such assumed Thermo Power Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Thermo Power Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Exchange Ratio is a fraction, the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price of Thermo Electron Common Stock on the day immediately preceding the Effective Date as reported by the NYSE.


    At the Effective Time, each outstanding option to purchase shares of Common Stock (each a "Thermo Power ESPP Stock Option") under the Thermo Power Employees' Stock Purchase Plan (the "Thermo Power ESPP") will also be assumed by Thermo Electron. Each Thermo Power ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as set forth in the Thermo Power ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Electron Common Stock; (ii) the purchase price per share of Thermo Electron Common Stock shall be the lower of (a) 85% of (x) the per share market value of the Common Stock on the grant date of the option divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Electron Common Stock as of the exercise date of the option; and (iii) the $25,000 limit under Section 9.2(i) of the Thermo Power ESPP shall be applied by taking into account Thermo Electron's assumption of the Thermo Power ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.


DEFERRED COMPENSATION PLAN FOR DIRECTORS


    At the Effective Time, the Thermo Power deferred compensation plan for directors (the "Deferred Compensation Plan") will terminate, and Thermo Power will distribute to each participant the sum in cash equal to the balance of stock units credited to his deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Cash Merger Consideration.


ARTICLES OF ORGANIZATION AND BY-LAWS

    The Articles of Organization and by-laws of the Surviving Corporation shall be identical to the Articles of Organization and by-laws of the Merger Sub immediately prior to the Effective Time, except that the Surviving Corporation shall be identified as "Thermo Power Corporation."

TRANSFER OF SHARES

    Shares of Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to Thermo Power after the Effective Time, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

    Each party's obligation to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time:

    (i) the Merger Agreement shall have been approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon in accordance with the MBCL;

    (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

   (iii) Invemed shall not have withdrawn or materially modified its opinion that the Cash Merger Consideration is fair to the Public Stockholders from a financial point of view.

    The obligations of Thermo Power to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by Thermo Power (upon approval of the Special Committee):

    (i) the representations and warranties of the Merger Sub and Thermo Electron in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) the Merger Sub and Thermo Electron shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time; and

   (iii) Thermo Power shall have received a certificate of the President, Chief Executive Officer or Chief Operating Officer of Thermo Electron certifying to the effect of above clauses (i) and (ii).

    The obligations of the Merger Sub and Thermo Electron to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by Thermo Electron:

    (i) the representations and warranties of Thermo Power in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

    (ii) Thermo Power shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

   (iii) Thermo Electron shall have received a certificate of the President, Chief Executive Officer or Vice President of Thermo Power certifying to the effect of above clauses (i) and (ii).

REPRESENTATIONS AND WARRANTIES

    Thermo Power has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, its authority to enter into the transaction, its capitalization, requisite governmental and other consents and approvals, the accuracy of information supplied by

Thermo Power for inclusion in forms and reports required to be filed with the Commission, and its receipt of a fairness opinion from Invemed.

    Thermo Electron and the Merger Sub have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, the capitalization of the Merger Sub, their authority to enter the transaction, the adequacy of Thermo Electron's financial resources to pay the Cash Merger Consideration, the accuracy of information supplied by Thermo Electron for inclusion in forms and reports required to be filed with the Commission, and requisite governmental and other consents and approvals.

    The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger. After such expiration, none of the parties to the Merger Agreement or their respective officers, directors or principals will have any liability for any such representations or warranties.

COVENANTS

    In the Merger Agreement, Thermo Power has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, Thermo Power will carry on its business in the usual, regular and ordinary course, substantially consistent with past practice and will not, without the prior consent of Thermo Electron, or unless otherwise permitted by the Merger Agreement:

    (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (ii) enter into any material partnership arrangements, joint development agreements or strategic alliances;


   (iii) grant any severance or termination pay to any officer or employee except payments in amounts consistent with past practices or pursuant to written agreements outstanding or existing policies, or adopt any new severance plan;


    (iv) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (v) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Common Stock pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement;

    (vi) cause, permit or propose any amendments to its Articles of Organization or by-laws;

   (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any other business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

  (viii) sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Thermo Power;

    (ix) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

    (x) adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with past practice;

    (xi) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business;

   (xii) make any grant of exclusive rights to any third party; or

  (xiii) agree in writing or otherwise to take any of the actions described above.

INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Thermo Electron will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Thermo Power, pursuant to Thermo Power's Articles of Organization and by-laws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and the executive officers of Thermo Power at the Effective Time. The Surviving Corporation's Articles of Organization and by-laws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Thermo Power's Articles of Organization and by-laws, and such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of Thermo Power at the Effective Time, unless such modification is required by law.

    In addition, Thermo Electron will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six years after the Effective Time, a directors' and officers' liability insurance policy covering Thermo Power executive officers and directors who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy, with coverage in amount and scope at least as favorable as such officer's and director's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of premiums currently allocable to and payable by Thermo Power.

    Each of the current and former directors and officers of Thermo Power is a third party beneficiary of these sections of the Merger Agreement and is entitled to enforce the covenants made by Thermo Electron.

COMPETING OFFERS

    In the event that Thermo Power receives an unsolicited proposal relating to the possible acquisition of Thermo Power (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than Thermo Electron, and the Special Committee, in its reasonable good faith judgment, believes that the proposal may be financially more favorable to the Public Stockholders than the terms of the Merger, the Board of Directors may provide information to the party making the proposal, communicate the proposal to the stockholders of Thermo Power, make a recommendation in favor of the proposal, or terminate the Merger Agreement to accept the proposal; provided that the Board of Directors, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law requires it to do so.

TERMINATION, AMENDMENT AND WAIVER


    At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermo Electron and the Board of Directors of Thermo Power (upon approval of the Special Committee).


    Either Thermo Power, with the approval of the Special Committee, or Thermo Electron may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if (i) the Merger has not been consummated by October 31, 1999, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been a principal cause of or resulted in the failure of the Merger to be consummated, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action is final and nonappealable or
(iii) approval of the stockholders of Thermo Power necessary to consummate the Merger has not been obtained, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been the principal cause of or resulted in the failure to obtain the requisite stockholder approval to consummate the Merger.

    In addition, Thermo Electron may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if Thermo Power breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Electron.

    Thermo Power, with approval of the Special Committee, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Thermo Power, if (i) Thermo Power's Board of Directors determines in good faith after consultation with outside counsel that the Board's fiduciary duties under applicable law require it to do so (including, without limitation, to accept a proposal that in the reasonable good faith judgment of the Special Committee is financially more favorable to the Public Stockholders than the terms of the Merger), or (ii) Thermo Electron breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten business days after written notice of such breach from Thermo Power.

    Subject to the provisions of applicable law, the Merger Agreement may be amended by the parties thereto at any time by written agreement of the parties; provided, however, that Thermo Power may not amend the Merger Agreement without the approval of the Special Committee.

SOURCE OF FUNDS


    The aggregate cash consideration payable in the Merger is approximately $31.0 million. Thermo Electron intends to finance the Merger entirely from cash on hand.

EXPENSES

    The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions, which will be paid by Thermo Power are as follows:

COST OR FEE                                                                                      ESTIMATED AMOUNT
-----------------------------------------------------------------------------------------------  -----------------
Financial advisory fees........................................................................     $   415,000
Legal fees.....................................................................................         115,000
Accounting fees................................................................................          15,000
Special Committee fees.........................................................................          55,000
Printing and mailing fees......................................................................         150,000
Commission filing fees.........................................................................           6,186
Other regulatory filing fees...................................................................           5,000
Miscellaneous..................................................................................          53,814
                                                                                                       --------
                                                                                                    $   815,000
                                                                                                       --------
                                                                                                       --------

    See "SPECIAL FACTORS--Opinion of Financial Advisor" for a description of the fees to be paid to Invemed in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS--Conflicts of Interest."

ACCOUNTING TREATMENT

    The Merger will be accounted for as the acquisition of a minority interest by Thermo Electron, using the purchase method of accounting.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the MBCL in connection with stockholder approvals and consummation of the Merger and (ii) the requirements of the federal securities laws.

                       RIGHTS OF DISSENTING STOCKHOLDERS


    Pursuant to the MBCL, Thermo Power stockholders of record have the right to object to the Merger and, if the Merger is consummated, to be paid the fair value of their shares of Thermo Power Common Stock determined as of the day preceding the date of the vote of the stockholders approving the Merger, without taking into account any element of value arising from the expectation or accomplishment of the Merger ("Dissenters' Rights"). Thermo Power and any stockholders desiring to exercise such Dissenters' Rights will have the respective rights and duties, and must follow the procedures, set forth in Sections 85 through 98, inclusive, of the MBCL in order to perfect such rights. A brief summary of Sections 85 through 98, inclusive, of the MBCL is set forth below. The following summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their appraisal rights and is qualified in its entirety by express reference to Sections 85 through 98, inclusive, of the MBCL, the full text of which is included as Appendix C to this Proxy Statement. STOCKHOLDERS ARE URGED TO READ APPENDIX C IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS.


    To exercise appraisal rights under Massachusetts law, a stockholder must (i) deliver to Thermo Power, before the stockholder vote on the Merger Agreement, a written objection to the Merger Agreement and the Merger stating that such stockholder intends to demand payment for his shares through the exercise of his statutory appraisal rights, (ii) not vote in favor of or consent to the approval of the Merger Agreement and (iii) within twenty days after the date of mailing to such stockholder of a written notice that the Merger has become effective, make written demand upon Thermo Power for payment of his shares and an appraisal of the value thereof. The notice described in (iii) above is to be mailed by registered or certified mail by Thermo Power within ten days of the Effective Time to all dissenting stockholders who have complied with the requirements set forth in (i) and (ii) above. A stockholder who fails to satisfy all of the conditions set forth above will acquire no right to payment for such stockholder's shares under the MBCL other than the Cash Merger Consideration as described in more detail under "THE MERGER-- Conversion of Securities." Signed proxies returned to Thermo Power but left blank will be voted for the proposed transaction; therefore in order to be assured that shares are not voted in favor of the Merger Agreement, a stockholder must either vote in person or by proxy against the Merger Agreement or abstain from voting. Failure to vote against the Merger Agreement will not constitute a waiver of appraisal rights, but voting against the Merger Agreement will not by itself satisfy the obligations of a stockholder described in clauses
(i) and (iii) above. The written objection described in clause (i) above must be sent to Thermo Power Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454, Attention: Sandra L. Lambert, Clerk.

    If, following the Merger, a stockholder perfects a demand for payment of his shares as provided above, and if Thermo Power and such dissenting stockholder are able to reach agreement on the fair value of the shares, Thermo Power will pay to the dissenting stockholder the fair value of such shares of Common Stock within thirty days after the expiration of the period during which the demand may be made. If within the thirty day period the parties fail to agree as to the fair value of such shares, either Thermo Power or the dissenting stockholder may have the fair value of the stock of all dissenting stockholders determined by judicial proceedings by filing a bill in equity in the Massachusetts Superior Court for Middlesex County within four months after the thirty day period expires. If (i) no suit is filed within four months to determine the value of the stock, (ii) any such suit is dismissed as to that stockholder or (iii) the stockholder withdraws his objection in writing with the written approval of Thermo Power, the stockholder will have only the rights of a nondissenting stockholder to receive the Cash Merger Consideration, in accordance with the Merger Agreement, as described in more detail under "THE MERGER-- Conversion of Securities." After the Special Meeting, a dissenting stockholder will not be entitled to notices of meetings of stockholders, to vote at any such meeting or to receive dividends.

    Under Massachusetts statutory law, the enforcement by a dissenting stockholder of such stockholder's right to receive payment for his shares in the manner provided by Sections 85 through 98, inclusive, of the MBCL is stated to be the exclusive remedy of a stockholder objecting to the Merger Agreement, except upon the grounds that consummation of the Merger will be or is illegal or fraudulent as to that stockholder. The Massachusetts Supreme Judicial Court, however, has held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in cases where violations of fiduciary duty are found.


    Stockholders who receive cash for their shares of Thermo Power stock upon exercise of Dissenters' Rights will realize taxable gain or loss. See "FEDERAL INCOME TAX CONSEQUENCES."

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation. In addition, the following discussion does not include a discussion of any state, local or foreign tax consequences that may result from the Merger.


    THIS TAX DISCUSSION IS BASED UPON PRESENT UNITED STATES FEDERAL INCOME TAX LAW. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.


    For federal income tax purposes, the receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be treated as a taxable sale of the holder's Common Stock. Each holder's gain or loss per share will equal the difference between $12.00 and the holder's basis in the share of Common Stock. Such gain or loss generally will be a capital gain or loss provided that the holder has held the Common Stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the holder has held the Common Stock for more than one year, and will be treated as short-term capital gain or loss if the holder has held the Common Stock for one year or less.


    A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding, each holder must provide the Payment Agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Thermo Electron (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.


    Neither the Company nor Thermo Electron will recognize gain or loss for federal income tax purposes as a result of the Merger.

                            BUSINESS OF THE COMPANY

OVERVIEW

    Thermo Power develops and commercializes intelligent traffic-control systems and related products, industrial refrigeration equipment and commercial cooling and cogeneration systems. The Company also conducts research and development in advanced power and pollution-control technologies, and offers specialty lighting products. The Company's business is divided into three segments. The Traffic Control segment develops, manufactures, markets, installs and services equipment to monitor and regulate traffic flow in cities and towns around the world. The Industrial Refrigeration Systems segment develops, manufactures, markets, services and rents industrial refrigeration and commercial cooling equipment. The Cooling and Cogeneration Systems segment develops, manufactures, markets and services natural gas cooling and cogeneration systems, and conducts research and development on applications of thermal energy and pollution control. Through its majority-owned ThermoLyte Corporation subsidiary, formed in March 1995, the Company is developing and commercializing various propane-powered lights, and provides lights for the automotive, sporting goods and marine markets.

    The results of operations of the Company's Engines segment, which consisted of its Crusader Engines division, have been classified as discontinued operations in the financial statements included in this Proxy Statement as a result of the Company's decision to divest this business. In December 1998, Thermo Power completed the sale of the industrial and marine engine product lines of its Crusader Engines division to two unrelated third parties. Such sales represent a complete divestiture of the Engines segment.


    Thermo Power was originally incorporated in Massachusetts in June 1985 under the name Tecogen Inc., as a wholly owned subsidiary of Thermo Electron to succeed the business of Thermo Electron's Thermal Products Division. In March 1993, the Company's name was changed to Thermo Power Corporation. As of July 3, 1999, Thermo Electron owned approximately 78% of Thermo Power's outstanding Common Stock.


TRAFFIC CONTROL PRODUCTS AND SYSTEMS

    The Company's Peek subsidiary ("Peek"), acquired November 1997, develops, manufactures, markets, installs and services equipment that monitors and regulates vehicular traffic flow in cities and towns around the world. Peek offers hardware products, software and traffic management systems to reduce roadway congestion, fuel consumption and travel time; improve motorist and pedestrian safety; collect data; and improve the efficiency and attractiveness of public transportation. Sales of the Company's traffic control products and systems generated approximately 62% of the Company's revenues from continuing operations in fiscal 1998.

    HARDWARE PRODUCTS. Hardware products include vehicle detectors, traffic controllers, conflict monitors, traffic signals, vehicle counters, classifiers, weigh-in-motion systems and an automated vehicular law enforcement system. Vehicle detectors determine the presence, speed, size, and direction of travel of vehicles, and include the Company's VideoTrak-Registered Trademark- video vehicle tracking and detection system, microwave inductive loop detectors and electric sensors. Traffic controllers are electronic devices that automatically control the timing of roadway signals to optimize the flow of traffic, thereby reducing traffic congestion, fuel consumption and motorist travel time. These devices also coordinate pedestrian crossing intervals to improve safety. Traffic controllers are manufactured to meet various worldwide operational and hardware/ software standards. Conflict monitors continually evaluate the functions of traffic controllers to ensure that, if a traffic controller malfunctions, conflicting signal indications are not passed on to motorists. Peek manufactures and markets traffic signals with advanced optical designs for both vehicle intersections and pedestrian crossways. Vehicle counters and classifiers analyze the data provided by vehicle detectors in order to determine traffic flow patterns and vehicle type on roadways for traffic planning. Weigh-in-motion systems consist of electronic equipment and in-road sensors that determine a vehicle's weight, classification and speed. Weigh-in-motion systems are used on highways to guard against premature wear and tear of pavement from overweight trucks and to protect the integrity of small roads and bridges. Peek's automated vehicular law enforcement system, the Peek Guardian-TM-, detects and records digital video images of motorist infractions such as speeding and red light violations in accordance with local, state or provincial traffic laws.

    TRAFFIC MANAGEMENT SYSTEMS. Peek produces four types of traffic systems: urban traffic control, motorway management, public transport management and parking guidance.

    Urban Traffic Control (UTC). Peek offers two types of UTC systems: real-time adaptive control systems and traffic-responsive systems. Real-time adaptive control systems measure traffic speed, occupancy and flow collected over specified time periods to optimize traffic signal timing to improve traffic capacity and overall traffic flow across a city or within a specified region. Traffic-responsive systems analyze current traffic detector information and dynamically select optimal intersection signal-timing plans from a set of patterns that have been generated and reviewed off-line.

    Motorway Management. These systems identify when congestion, accidents or other traffic disruptions occur using traffic detectors, and generate information for message signs that can be used to broadcast messages imposing speed restrictions or advising travelers of lane closures and other hazards. Peek provides systems, predominantly in the Netherlands, that have direct control over message signs. Peek also offers systems in the United Kingdom that provide central control over message signs and are controlled by an operator. The third type of motorway management system is a low-cost, PC-based system, which directly controls message signs and is sold predominantly in developing markets.

    Public Transport Management. Peek provides a range of public transport management systems, including intersection priority systems, passenger information systems, fleet management systems and bus terminal systems. Intersection priority systems use electronic tags on buses that communicate with traffic-signal controllers at intersections to ensure that buses are not delayed. The level of priority can be adjusted based on occupancy levels and adherence to schedules. Passenger information systems track the position of buses along a route in order to provide anticipated arrival times to passengers waiting at stops. Fleet management systems use electronic tags on buses to monitor the adherence to bus schedules and occupancy levels of buses in order to monitor the operating performance of the fleet, set vehicle maintenance schedules, and optimize the size of the fleet to achieve a desired level of service. Peek also designs and supplies electronic systems to bus terminals to provide information to waiting passengers and, as a result, to allow the size of the terminals to be minimized.

    Parking Guidance. Peek's parking guidance systems give drivers real-time information on parking availability in parking areas through the use of traffic detectors at each space and strategically located variable message signs. These systems are designed to minimize unnecessary signage, as well as unnecessary searching and, as a result, minimize the number of vehicles circulating the parking area.

INDUSTRIAL REFRIGERATION SYSTEMS

    The Company's FES division designs, manufactures and services industrial refrigeration equipment used for cooling, freezing and cold-storage applications primarily in the food-processing, chemical, petrochemical and pharmaceutical industries. FES supplies complete industrial refrigeration systems and various components for these systems. Sales of the Company's industrial refrigeration equipment generated approximately 31%, 81% and 78% of the Company's revenues from continuing operations in fiscal 1998, 1997 and 1996, respectively.

    FES equipment for food and beverage customers consists primarily of standard industrial refrigeration products, such as screw-compressor packages, liquid-refrigerant pump packages, state-of-the-art control systems, plate and frame heat exchangers, and ASME (American Society of Mechanical Engineers) pressure vessels. The screw-compressor package, which consists of a screw compressor, an electric-drive motor, an oil separator, a control panel, and piping and tubing, constitutes the majority of this equipment.

FES also manufactures screw-compressor packages powered by natural gas engines. Examples of applications of industrial refrigeration equipment used by food and beverage processors include the freezing, storing and warehousing of meats, fish, fruits, prepared meals and vegetables; freezing of fruit juice concentrates; and controlling process temperatures in brewing and wine-making, soft drink carbonization, and in dairy applications.

    FES supplies custom-designed industrial refrigeration packages to chemical, petrochemical, pharmaceutical, and other industries for integration into their plants' refrigeration systems. These higher-cost packages require significant design engineering and are used in a wide variety of applications, such as chilling brine that cools chemicals used in the production of penicillin. In another application of a custom package, FES units are used to chill and condense toxic effluent gases normally released to flare.

    Approximately 83% of the Industrial Refrigeration segment revenues are from industrial refrigeration packages, of which approximately 60% are standard units for the food and beverage industry, and approximately 40% are from custom units for the chemical, petrochemical and pharmaceutical industries. FES refrigeration packages can be designed for use with any common refrigerant, but the majority of FES's units operate on ammonia. FES's utilization of ammonia, a cost-effective and environmentally safe substance compared with conventional chlorofluorocarbon ("CFC")-based refrigerants, places FES in a leadership position to target the reduction of CFC systems. The production of CFCs was phased out in January 1996. Ammonia does not harm the ozone layer, costs much less than conventional refrigerants and is widely available on a global basis.

    The Company's NuTemp subsidiary is a supplier of rental cooling and industrial refrigeration equipment. The Company also offers custom-made and remanufactured equipment for sale. NuTemp serves numerous markets with its equipment, including the commercial heat, ventilating and air conditioning ("HVAC") market, as well as the food-processing, chemical, petrochemical and pharmaceutical industries. The commercial cooling industry is continuing to come into compliance with the Montreal Protocol which prohibits the production of CFC refrigerants effective January 1996. This retrofit process is continuing to create an increase in the rental market for NuTemp's commercial cooling systems, which operate on alternative refrigerants, while customers install new equipment. Its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. Additionally, one of NuTemp's key services is responding to emergency cooling situations by providing large-capacity cooling equipment on short notice. The demand for NuTemp's equipment is typically highest in the summer period and can be adversely affected by cool summer weather.

COOLING AND COGENERATION SYSTEMS

    The Company develops, manufactures, markets and services preassembled cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. The Company's Tecochill-Registered Trademark- commercial cooling equipment includes, as a component, TecoDrive natural gas engines supplied by the Crusader Engines division. The Company sold the industrial engine product line, which includes TecoDrive engines, of the Crusader Engines division in December 1998 and plans to continue purchasing engines from the acquirer of this business in the future. Sales of the Company's cooling and cogeneration systems generated approximately 7%, 19% and 22% of the Company's revenues from continuing operations in fiscal 1998, 1997 and 1996, respectively.


    The Company's ThermoLyte subsidiary is developing and commercializing various propane-powered lighting products. In July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc. ("Optronics"). Optronics makes over 400 lighting and associated products, including tail-lights and turn-signal lights for trailers, portable lights for fishing and hunting, and docking lights, and serves the automotive, sporting goods, and marine markets. In connection with restructuring actions commenced during the third quarter of fiscal 1999, the Company has decided to divest its ThermoLyte subsidiary (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).

    For financial information about each of the Company's business segments and geographic areas, see Note 12 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement.


SALES AND MARKETING

    The Company markets its traffic control products and systems primarily to governmental entities worldwide through its direct sales force and distributors. The Company markets its industrial refrigeration systems to the food-processing, chemical, petrochemical and pharmaceutical industries worldwide through its direct sales force and sales representatives. The Company markets its cooling and cogeneration systems to commercial, institutional, industrial, and multi-unit residential users primarily in the United States through its direct sales force and distributors.

PROPERTIES


    The location and general character of the Company's principal properties by industry segment as of July 3, 1999, are as follows:


    TRAFFIC CONTROL

    The Company owns approximately 101,000 square feet of office, laboratory, and production space in Florida and the United Kingdom, and leases approximately 292,000 square feet of office, laboratory and production space principally in California, Florida, the Netherlands, the United Kingdom, Finland, Norway and Sweden, under leases expiring from fiscal 2001 to 2021.

    INDUSTRIAL REFRIGERATION SYSTEMS

    The Company owns approximately 158,000 square feet of office and manufacturing space in Pennsylvania, subject to a mortgage on the property, and approximately 15,000 square feet of manufacturing space in Texas. The Company also occupies approximately 172,000 square feet of office and manufacturing space in Illinois and Louisiana under leases expiring from fiscal 2000 and 2006.

    COOLING AND COGENERATION SYSTEMS

    The Company owns approximately 65,000 square feet of office and manufacturing space in Oklahoma. In addition, the Company leases approximately 40,000 square feet of office and laboratory space in Massachusetts under an agreement providing for the sublease of the facility from Thermo Electron expiring in 2002, and leases approximately 8,000 square feet of office and manufacturing space in Maryland under a lease agreement expiring in 1999.

    OTHER

    The Company's discontinued Engines segment occupied approximately 104,000 square feet of manufacturing, engineering and office space in Michigan under a lease expiring in 2004. The Company sold the industrial and marine engine product lines of this division in December 1998. The acquirer of the industrial engine product line has sublet the facility from the Company through December 1999. Subsequent to the expiration of the sublease, the Company intends to either renew the sublease with the acquirer or sublet the facility to a third party, although the Company currently has no such agreement to do so.

                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                   FISCAL 1999
                                                         -------------------------------
                                                           FIRST     SECOND      THIRD
                                                         ---------  ---------  ---------
Revenues...............................................  $  76,261  $  61,181  $  68,292
Gross Profit...........................................     21,190     15,883     15,427
Net Income (Loss)......................................        972     (1,704)    (9,644)
Basic and Diluted Earnings (Loss) per Share............        .08       (.14)      (.81)


                                                                          FISCAL 1998
                                                          --------------------------------------------
                                                          FIRST(1)    SECOND      THIRD     FOURTH(2)
                                                          ---------  ---------  ---------  -----------
Revenues................................................  $  58,696  $  62,005  $  58,345   $  66,646
Gross Profit............................................     17,913     16,231     19,020      20,473
Income (Loss) from Continuing Operations................      1,280     (1,134)     1,350       1,857
Net Income (Loss).......................................      1,055     (1,288)     1,391       1,178
Basic and Diluted Earnings (Loss) per Share from
  Continuing Operations.................................        .11       (.10)       .11         .16
Basic and Diluted Earnings (Loss) per Share.............        .09       (.11)       .12         .10

                                                                          FISCAL 1997
                                                          --------------------------------------------
                                                            FIRST     SECOND      THIRD      FOURTH
                                                          ---------  ---------  ---------  -----------
Revenues................................................  $  23,547  $  21,322  $  24,919   $  22,093
Gross Profit............................................      4,092      4,673      4,976       5,415
Income from Continuing Operations.......................        325        388        633         945
Net Income..............................................          4        375        716       1,009
Basic and Diluted Earnings per Share from Continuing
  Operations............................................        .03        .03        .05         .08
Basic and Diluted Earnings per Share....................         --        .03        .06         .08

------------------------

(1) Reflects the November 1997 acquisition of Peek plc and borrowings to finance such acquisition.

(2) Reflects provision for loss on disposal of discontinued operations, net of tax, of $636,000.


                   RATIO OF EARNINGS (LOSS) TO FIXED CHARGES



    The following table sets forth the historical ratios of earnings (loss) to fixed charges of the Company and its subsidiaries for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, plus fixed charges, and "loss" represents loss from continuing operations before taxes, plus fixed charges. "Fixed charges" for continuing operations consist of interest on indebtedness and one-third of rental expense, which is deemed to be the interest component of such rental expense.



                                                                          FISCAL YEAR(1)
                                NINE MONTHS ENDED    ---------------------------------------------------------
                                   JULY 3, 1999        1998        1997        1996        1995        1994
                                ------------------   ---------   ---------   ---------   ---------   ---------
                                                                            (UNAUDITED)
Ratio of Earnings to Fixed
  Charges.....................            N/A             1.72x      10.38x       9.17x      18.13x      15.66x
Ratio of Earnings (Loss) to
  Fixed Charges Coverage
  Deficiency..................         11,451               --          --          --          --          --


------------------------

(1) The Company's fiscal years ended on October 3, 1998, September 27, 1997, September 28, 1996, September 30, 1995, and October 1, 1994.

                         SELECTED FINANCIAL INFORMATION


    The selected financial information presented below as of and for the fiscal years ended October 3, 1998, and September 27, 1997, and for the fiscal year ended September 28, 1996, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information presented below as of the fiscal year ended September 28, 1996, and as of and for the fiscal years ended September 30, 1995, and October 1, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included or incorporated by reference herein. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement. The selected financial information presented below as of and for the nine months ended July 3, 1999, and July 4, 1998, has not been audited but, in the opinion of management, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended July 3, 1999, are not necessarily indicative of results for the entire year.



                                               NINE MONTHS ENDED
                                             ----------------------                      FISCAL YEAR(1)
                                              JULY 3,     JULY 4,    ------------------------------------------------------
                                                1999        1998      1998(2)      1997       1996      1995(3)     1994
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $  205,734  $  179,046  $  245,692  $  91,881  $  93,058  $  79,113  $  69,833
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues.........................     153,234     125,882     172,055     72,725     74,289     58,539     53,187
  Selling, general, and administrative
    expenses...............................      42,649      37,853      50,801     14,265     13,874     12,963     11,712
  Research and development expenses........       5,622       6,031       7,921      1,929      2,633      2,725      1,528
  Restructuring costs......................       9,614          --          --         --         --         --         --
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                                211,119     169,766     230,777     88,919     90,796     74,227     66,427
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Operating Income (Loss)....................      (5,385)      9,280      14,915      2,962      2,262      4,886      3,406
Interest Income............................         504       1,673       1,930      1,829      1,714      1,919      1,278
Interest Expense...........................      (6,492)     (6,544)     (8,998)       (18)       (26)       (23)       (61)
Gain on Sale of Investments, Net...........          --          --          11         53        208        730        582
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Income (Loss) From Continuing Operations
  Before Income Taxes and Minority
  Interest.................................     (11,373)      4,409       7,858      4,826      4,158      7,512      5,205
Provision (Benefit) for Income Taxes.......      (1,075)      2,568       4,082      2,223      1,772      2,883      2,006
Minority Interest Expense..................          78         345         423        312        312        182         --
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Income (Loss) From Continuing Operations...     (10,376)      1,496       3,353      2,291      2,074      4,447      3,199
Income (Loss) From Discontinued
  Operations...............................          --        (338)       (381)      (187)    (1,189)      (259)        49
Provision for Loss on Disposal of
  Discontinued Operations..................          --          --        (636)        --         --         --         --
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Net Income (Loss)..........................  $  (10,376) $    1,158  $    2,336  $   2,104  $     885  $   4,188  $   3,248
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------

                                               NINE MONTHS ENDED
                                             ----------------------                      FISCAL YEAR(1)
                                              JULY 3,     JULY 4,    ------------------------------------------------------
                                                1999        1998      1998(2)      1997       1996      1995(3)     1994
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Earnings (Loss) per Share From Continuing
  Operations:
  Basic....................................  $     (.88) $      .13  $      .28  $     .19  $     .17  $     .36  $     .26
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
  Diluted..................................  $     (.88) $      .13  $      .28  $     .19  $     .16  $     .35  $     .26
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Earnings (Loss) per Share:
  Basic....................................  $     (.88) $      .10  $      .20  $     .17  $     .07  $     .34  $     .26
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
  Diluted..................................  $     (.88) $      .10  $      .20  $     .17  $     .07  $     .33  $     .26
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
Weighted Average Shares
  Basic....................................      11,853      11,841      11,838     12,212     12,466     12,372     12,291
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
  Diluted..................................      11,853      11,931      11,908     12,218     12,707     12,562     12,323
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
                                             ----------  ----------  ----------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital(4).......................  $   29,811  $   35,133  $   35,762  $  54,708  $  57,719  $  60,140  $  43,143
  Total assets.............................     312,205     339,190     351,635    107,922    110,711    108,417     82,621
  Long-term obligations....................     160,439     160,435     160,499        252        305        364        344
  Long-term common stock of subsidiary
    subject to redemption..................          --          --          --     18,059     17,747     17,435         --
  Shareholders' investment.................      54,148      65,197      69,864     66,668     67,368     65,825     60,475
OTHER DATA:
  Book value per share.....................        4.55        5.51        5.91       5.60       5.40       5.30       4.92
  Cash dividends...........................          --          --          --         --         --         --         --


------------------------

(1) The Company has a fiscal year ending the Saturday nearest September 30. References to fiscal 1998, 1997, 1996, 1995, and 1994 are for the fiscal years ended October 3, 1998, September 27, 1997, September 28, 1996, September 30, 1995, and October 1, 1994, respectively.

(2) Reflects the November 1997 acquisition of Peek plc and borrowing to finance such acquisition.

(3) Reflects the net proceeds from the private placement of shares of ThermoLyte Corporation in March 1995.


(4) Short-term common stock of subsidiary subject to redemption, redeemable in December 1998 or December 1999, of $1,380, $18,293, and $18,372 at July 3,
    1999, July 4, 1998, and October 3, 1998, respectively, is included as a reduction of working capital in each period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

    The Company's continuing operations are divided into three segments: Traffic Control, Industrial Refrigeration Systems, and Cooling and Cogeneration Systems. Through the Company's Peek subsidiary, acquired November 1997, the Traffic Control segment develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. Peek offers a wide range of products, including hardware, such as vehicle detectors, counters, classifiers, traffic signals and controllers, video cameras, and variable message signs, as well as traffic management systems that integrate these products to ease roadway congestion, improve safety, and collect data. Traffic management systems include variable message systems to advise drivers of accidents and other roadway hazards, traffic signal-timing systems that adapt continuously to changing conditions to minimize delays, parking guidance systems, and public transportation-management systems that give buses priority at intersections. The Company also offers high-resolution video equipment to aid police officers in capturing the information necessary to charge individuals with motor vehicle violations such as speeding and red light violations.

    Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. In addition, a significant portion of the Traffic Control segment's revenues are generated by sales to distributors whose customers are governmental entities. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.

    The quarterly revenues and income of the Traffic Control segment fluctuate significantly based on funding patterns of governmental entities and seasonality. As a result of these factors, Peek has historically experienced higher sales and income in the first and third fiscal quarters and lower sales and income in the second and fourth fiscal quarters. Additionally, a portion of the Traffic Control segment's revenues result from the sale of large systems, the timing of which can lead to variability in the Company's quarterly revenues and income.


    In fiscal 1998, approximately 44% of the Company's revenues originated outside the U.S., principally in Europe, and approximately 8% of the Company's revenues were exports from the U.S. Foreign divisions and subsidiaries principally sell in their local currencies and generally seek to charge their customers in the same currency as their operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company seeks to reduce its exposure to currency fluctuations through the use of forward contracts. Since the operations of the Traffic Control segment are conducted principally in Europe, the Company's operating results could be adversely affected by capital spending levels and economic conditions in Europe. In addition, on January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common currency. As of that date, the Euro traded on currency exchanges although the legacy currencies will remain legal tender in the participating countries through 2001. Based on its current assessment, the Company does not expect that the transition to the Euro will materially affect its results of operations or cash flows.


    Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, chemical, petrochemical, and pharmaceutical industries. NuTemp, Inc. is a supplier of rental cooling and industrial refrigeration equipment. The Company also offers custom-made and remanufactured equipment for sale. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, chemical, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is highest in the summer months and can be adversely affected by cool summer weather.


    The Cooling and Cogeneration Systems segment consists of the Company's Tecogen division and the Company's ThermoLyte subsidiary. Tecogen develops, markets, and services preassembled cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured for Tecogen by FES. Tecogen also conducts research and development on natural gas-engine technology, applications of thermal energy, and pollution-control technologies. ThermoLyte is developing and commercializing various propane-powered lighting products. In July 1998, ThermoLyte acquired the outstanding stock of Optronics. Optronics makes over 400 lighting and associated products, including tail-lights and turn-signal lights for trailers, portable lights for fishing and hunting, and docking lights, and serves the automotive, sporting goods, and marine markets. In connection with restructuring actions commenced during the third quarter of fiscal 1999, the Company has decided to divest its ThermoLyte subsidiary (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). Unaudited revenues and operating losses for ThermoLyte, excluding restructuring and related costs, were $9.8 million and $0.1 million, respectively, for the first nine months of fiscal 1999, and $3.1 million and $1.4 million, respectively, for fiscal 1998.


RESULTS OF OPERATIONS


FIRST NINE MONTHS FISCAL 1999 COMPARED WITH FIRST NINE MONTHS FISCAL 1998



    Total revenues increased to $205.7 million in the first nine months of fiscal 1999 from $179.0 million in the first nine months of fiscal 1998, primarily due to an increase at the Cooling and Cogeneration Systems segment of $13.9 million and an increase at the Traffic Control segment of $7.6 million. Cooling and Cogeneration Systems segment revenues increased principally due to the inclusion of $9.3 million of revenues from Optronics, acquired in July 1998, and increased demand for gas-fueled cooling systems. Revenues increased at the Traffic Control segment in fiscal 1999 due to the inclusion of revenues from Peek, acquired in November 1997, for the full nine-month period, offset in part by a decrease in Peek revenues from governmental entities as a result of a reduction in funding allocated to traffic control projects, primarily in the Netherlands and the United Kingdom. In addition, the unfavorable effects of currency translation decreased revenues at the Traffic Control segment by $0.8 million. Industrial Refrigeration Systems segment revenues increased to $60.5 million in fiscal 1999 from $55.5 million in fiscal 1998, primarily due to increased demand for standard industrial refrigeration packages at FES.



    The gross profit margin decreased to 26% in the first nine months of fiscal 1999 from 30% in the first nine months of fiscal 1998, principally due to a decrease at the Traffic Control segment. The gross profit margin at the Traffic Control segment decreased to 30% in fiscal 1999 from 34% in fiscal 1998, primarily due to inventory provisions of $2.0 million and costs for outsourcing certain warranty repairs of $0.5 million incurred in connection with certain restructuring actions (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). In addition, the effect of a change in sales mix at its subsidiary located in the Netherlands further reduced the gross profit margin at the Traffic Control segment. These decreases were offset in part by margin improvement at the U.S. operations of the Traffic Control segment due to certain cost reduction programs, including outsourcing and purchasing techniques. The fiscal 1998 gross profit margin included a $0.9 million charge relating to the sale of inventories revalued at the date of the acquisition of Peek. Changes in gross profit margin from fiscal 1998 to fiscal 1999 at the Industrial Refrigeration Systems segment and the Cooling and Cogeneration Systems segment did not materially impact the Company's consolidated gross profit margin.



    Selling, general, and administrative expenses as a percentage of revenues were unchanged at 21% in the first nine months of fiscal 1999 and 1998. Selling, general, and administrative expenses increased to $42.6 million in fiscal 1999 from $37.9 million in fiscal 1998, principally due to an increase in expenses at the Cooling and Cogeneration Systems segment, due to the inclusion of expenses from Optronics, and an increase in expenses at the Traffic Control segment. The increase in selling, general, and administrative expenses at the Traffic Control segment was due to the inclusion of expenses from Peek for the full nine-month period, and was offset in part by the effect of efforts to reduce expenses at that business.



    Research and development expenses decreased to $5.6 million in the first nine months of fiscal 1999 from $6.0 million in the first nine months of fiscal 1998, primarily due to reduced spending at the Cooling and Cogeneration Systems segment on natural gas-engine products and propane-powered lighting products, due to the completion of a phase of development efforts for these products. This decrease was offset in part by higher research and development expenses at the Traffic Control segment due to the inclusion of expenses from Peek for the full nine-month period in fiscal 1999.



    During the first nine months of fiscal 1999, the Company undertook certain restructuring actions and recorded restructuring costs of $9.6 million (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). Of the total restructuring costs of $9.6 million recorded by the Company, $5.9 million, $3.6 million, and $0.1 million were recorded by the Traffic Control, Cooling and Cogeneration Systems, and Industrial Refrigeration Systems segments, respectively. Of the total restructuring costs, $8.9 million was recorded in the third quarter of fiscal 1999. These costs related to a decision by the Cooling and Cogeneration Systems segment to divest its ThermoLyte subsidiary, a decision by the Traffic Control segment to outsource certain manufacturing and warranty functions and reduce staffing levels, and a decision by the Industrial Refrigeration Systems segment to reduce staffing levels. In addition, the Traffic Control segment wrote down certain assets at Peek's sales and service subsidiaries located in Malaysia and Croatia that have become impaired due to business conditions in those regions. In connection with these actions, restructuring costs recorded in the third quarter of fiscal 1999 include $4.1 million for the write-off cost in excess of net assets of acquired companies; $2.0 million of severance costs; $1.6 million for the write-down of certain fixed assets, principally at operations being exited; and $1.2 million for lease costs at facilities being abandoned. In addition, during the second quarter of fiscal 1999, the Traffic Control segment recorded restructuring costs of $0.7 million, primarily for severance and abandoned-facility payments relating to the consolidation of facilities at Peek. The Company expects to incur additional restructuring costs totaling approximately $2.5 million, principally at the Traffic Control segment, through December 1999.



    Interest income decreased to $0.5 million in the first nine months of fiscal 1999 from $1.7 million in the first nine months of fiscal 1998. This decrease was principally due to lower average invested balances resulting from the use of cash to redeem ThermoLyte common stock in fiscal 1999 and to fund acquisitions and repay short-term obligations assumed in connection with the Peek acquisition in fiscal 1998. Interest expense was unchanged at $6.5 million in the first nine months of fiscal 1999 and 1998. Interest expense increased in fiscal 1999 due to the inclusion of interest expense on borrowings from Thermo Electron to finance the November 1997 acquisition of Peek for the full nine-month period in fiscal 1999. This increase was offset by a reduction in interest expense due to the repayment in fiscal 1998 of short-term obligations assumed in connection with the Peek acquisition and the effect of lower interest rates.



    The Company recorded a tax benefit of $1.1 million in the first nine months of fiscal 1999 on a pretax loss of $11.4 million, resulting in an effective tax rate of 9%. The effective tax rate was lower than the statutory federal income tax rate principally due to nondeductible charges, including the write-off of cost in excess of net assets of acquired companies of $4.1 million (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement) and the amortization of $3.3 million of cost in excess of net assets of acquired companies, and foreign tax rate differentials. The Company recorded a tax provision of $2.6 million in the first nine months of fiscal 1998 on pretax income of $4.4 million, resulting in an effective tax rate of 58%. The effective tax rate was higher than the statutory federal income tax rate principally due to the effect of $2.7 million of nondeductible amortization of cost in excess of net assets of acquired companies, and an increase in the valuation allowance on net operating loss carryforwards and other tax assets at the Company's ThermoLyte subsidiary.

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    Minority interest expense was $0.1 million in the first nine months of 1999, compared with $0.3 million in the first nine months of 1998. Minority interest expense primarily represents accretion of ThermoLyte common stock subject to redemption, which was accreted to its full redemption value in December 1998. In addition, the fiscal 1998 period also includes minority interest expense on Peek's earnings for the period from November 1997 to January 1998, prior to Peek becoming a wholly owned subsidiary of the Company.



    In accordance with the provisions of Accounting Principles Board Opinion No. 30 concerning reporting the effect of disposal of a segment of a business, the results of operations of the Engines segment have been classified as discontinued in the accompanying statement of operations for fiscal 1998, and have been recorded as a reduction of previously established reserves in fiscal 1999 (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The loss from discontinued operations was $0.4 million in the first nine months of fiscal 1999 and $0.3 million in the first nine months of fiscal 1998. The Company retained liability for certain warranty obligations of this business. The Company does not expect that this obligation or other costs associated with winding down this business will materially affect its results of operations or cash flows.


FISCAL 1998 COMPARED WITH FISCAL 1997

    Total revenues increased to $245.7 million in fiscal 1998 from $91.9 million in fiscal 1997, primarily due to the acquisition of Peek in November 1997, which contributed $152.4 million of revenues in fiscal 1998. Industrial Refrigeration Systems segment revenues increased to $76.2 million in fiscal 1998 from $74.8 million in fiscal 1997, primarily due to increased demand at FES. Cooling and Cogeneration Systems segment revenues were relatively unchanged at $17.7 million in fiscal 1998 and $17.8 million in fiscal 1997. A decrease in revenues from gas-fueled cooling systems was substantially offset by the inclusion of $2.3 million of revenues from Optronics, acquired in July 1998.

    Peek's backlog decreased to $50.7 million at October 3, 1998, from $64.4 million at the date of acquisition, excluding backlog of businesses sold and divested. The $13.7 million decrease in backlog occurred principally in the Netherlands and United Kingdom, and was primarily due to a decrease in orders from foreign governmental entities as a result of a reduction in funding allocated by those entities to traffic control projects. The decrease in backlog at Peek was substantially offset by an aggregate increase in backlog at the Company's other businesses totaling $12.2 million.

    The gross profit margin increased to 30% in fiscal 1998 from 21% in fiscal 1997, primarily due to a 34% gross profit margin at Peek. The gross profit margin for the Industrial Refrigeration Systems segment increased to 23% in fiscal 1998 from 21% in fiscal 1997, primarily due to manufacturing efficiencies and lower warranty expenses at FES, and an increase in higher-margin rental revenues at NuTemp. The gross profit margin for the Cooling and Cogeneration Systems segment increased to 21% in fiscal 1998 from 19% in fiscal 1997, primarily due to the inclusion of higher-margin revenues at Optronics.

    Selling, general, and administrative expenses as a percentage of revenues increased to 21% in fiscal 1998 from 16% in fiscal 1997, principally due to amortization expense related to the excess cost over acquired net assets of Peek and relatively higher selling, general, and administrative expenses as a percentage of revenues at Peek. Research and development expenses increased to $7.9 million in fiscal 1998 from $1.9 million in fiscal 1997, due to the inclusion of $6.4 million of research and development expenses at Peek.

    Interest income increased to $1.9 million in fiscal 1998 from $1.8 million in fiscal 1997, principally due to an increase in average invested balances. Interest expense increased by $9.0 million in fiscal 1998 due to borrowings from Thermo Electron to finance the acquisition of Peek (See Note 10 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement) and the inclusion of $0.8 million of interest expense at Peek.

    The effective tax rate increased to 52% in fiscal 1998 from 46% in fiscal 1997. The effective tax rate for fiscal 1998 exceeded the statutory federal income tax rate primarily due to the impact of nondeductible

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
amortization of cost in excess of net assets of acquired companies on the Company's pretax income. The effective tax rate for fiscal 1997 exceeded the statutory federal income tax rate primarily due to an increase in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased from fiscal 1997 to fiscal 1998 principally due to the relative impact of nondeductible amortization of cost in excess of net assets of acquired companies relating to the Peek acquisition.

    Minority interest expense increased to $0.4 million in fiscal 1998 from $0.3 million in fiscal 1997 due to minority interest expense on Peek's earnings from November, 1997 to January, 1998 prior to Peek becoming a wholly owned subsidiary of the Company. As of January 16, 1998, the Company had acquired all of the Peek outstanding ordinary shares.

    The results of operations of the Engines segment have been classified as discontinued operations as a result of the Company's decision to divest this business (See Note 4 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The loss from discontinued operations was $0.4 million in fiscal 1998 and $0.2 million in fiscal 1997. In addition, in fiscal 1998, the Company provided $0.6 million, net of tax, for the estimated loss on disposal of discontinued operations, which includes a provision for estimated losses from operations through the expected date of disposition. The Company completed the divestiture of the Engines segment in December 1998 in the form of a sale of the assets of the segment's two product lines.

FISCAL 1997 COMPARED WITH FISCAL 1996

    Total revenues were $91.9 million in fiscal 1997 and $93.1 million in fiscal 1996. Industrial Refrigeration Systems segment revenues increased to $74.8 million in fiscal 1997 from $73.3 million in fiscal 1996, primarily due to greater demand for custom-designed industrial refrigeration packages and product services at FES and, to a lesser extent, increased demand for rental equipment at NuTemp. These improvements were offset in part by a decrease in demand for standard industrial refrigeration packages at FES. Cooling and Cogeneration Systems segment revenues were $17.8 million in fiscal 1997, compared with $20.5 million in fiscal 1996. Decreased revenues from sponsored research and development, gas-fueled cooling systems, and thermoelectric devices were offset in part by increased service revenues in fiscal 1997.

    The gross profit margin increased to 21% in fiscal 1997 from 20% in fiscal 1996. The gross profit margin for the Industrial Refrigeration Systems segment increased to 21% in fiscal 1997 from 20% in fiscal 1996, primarily due to higher margins at FES, resulting from lower warranty expenses, manufacturing efficiencies, and a decrease in the cost of a major component, and higher margins at NuTemp resulting from increased revenues. FES experienced a cost increase for a major component in fiscal 1996, for which the Company had begun receiving deliveries from an additional supplier at a lower cost. The gross profit margin for the Cooling and Cogeneration Systems segment decreased to 19% in fiscal 1997 from 22% in fiscal 1996, primarily due to lower revenues and higher warranty expenses for gas-fueled cooling systems.

    Selling, general, and administrative expenses as a percentage of revenues increased to 16% in fiscal 1997 from 15% in fiscal 1996, primarily due to an increase in marketing expenses associated with the introduction of the Company's propane-powered lighting products. Research and development expenses decreased to $1.9 million in fiscal 1997 from $2.6 million in fiscal 1996, primarily due to lower spending on natural gas-engine products and propane-powered lighting products, due to the completion of a phase of development efforts for these products.

    Net gain on sale of investments in fiscal 1996 primarily represents a gain of $344,000 relating to the sale of the Company's remaining investment in Thermo Electron common stock and a gain of $125,000 relating to the sale of the Company's remaining investment in subordinated convertible debentures issued by Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron (See Note 7 to the Company's

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
Consolidated Financial Statements included elsewhere in this Proxy Statement). These gains were largely offset by a write-down of other investments.

    The effective tax rate increased to 46% in fiscal 1997 from 43% in fiscal 1996. These rates exceeded the statutory federal income tax rate primarily due to the impact of an increase, in both periods, in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased in fiscal 1997 from fiscal 1996 primarily due to the larger impact of the increase in the valuation allowance on ThermoLyte tax assets relative to income for continuing operations.

    The loss from discontinued operations decreased to $0.2 million in fiscal 1997 from $1.2 million in fiscal 1996, principally as a result of increased revenues from lift-truck and TecoDrive-Registered Trademark- engine sales and margin improvement as a result of a reduction in warranty expenses and lower overhead expenses, resulting primarily from the consolidation of facilities.


LIQUIDITY AND CAPITAL RESOURCES



    Consolidated working capital was $29.8 million at July 3, 1999, compared with $35.8 million at October 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $10.3 million at July 3, 1999, compared with $26.3 million at October 3, 1998. In addition, the Company had $0.7 million invested in an advance to affiliate at July 3, 1999. Prior to the use of a new domestic cash management arrangement between the Company and Thermo Electron (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), which became effective June 1, 1999, amounts invested with Thermo Electron were included in cash and cash equivalents. At July 3, 1999, $8.3 million of the Company's cash and cash equivalents was held by its foreign subsidiaries. While this cash can be used outside of the United States, repatriation of this cash into the U.S. would be subject to a U.S. tax.



    During the first nine months of fiscal 1999, $1.0 million of cash was used by operating activities, which consisted of $2.0 million used by continuing operations and $1.0 million provided by discontinued operations. The use of cash by continuing operations was increased principally by a $9.6 million increase in accounts receivable and a $3.7 million decrease in other current liabilities. Accounts receivable increased primarily due to the timing of shipments at Peek, FES, and Tecogen, and increased revenue in the third quarter of fiscal 1999 as compared to the fourth quarter of fiscal 1998 at FES and Tecogen. Other current liabilities decreased primarily due to a decrease in accrued income taxes, as a result of a tax benefit recorded on the Company's operating losses in fiscal 1999 and the timing of payments, a decrease in billings in excess of contract costs and fees, and utilization of acquisition reserves (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The decrease in other current liabilities was offset in part by reserves established in connection with certain restructuring activities (See
Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). Cash was generated by a $4.0 million decrease in unbilled contract costs and fees and a $3.0 million decrease in inventories. Inventories decreased primarily at Peek due to a reduction in inventory levels in the Netherlands, in response to lower revenues, and lower inventory levels in the United Kingdom, as a result of outsourcing certain manufacturing functions in connection with restructuring activities. The change in billings in excess of contract costs and fees and unbilled contract costs and fees was due to the timing of billings and completion of contracts.



    During the first nine months of fiscal 1999, the Company's investing activities, excluding activity relating to available-for-sale investments and net advances to affiliate (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), included the sale of the industrial and marine engine product lines of its Crusader Engines division for $6.4 million in cash and a receivable of $1.0 million (See Note 4 to the Company's Consolidated Financial statements included elsewhere in this Proxy Statement), and the December 1998 acquisition of Linne Trafiksystem AB for $1.6 million in cash. In addition, the Company expended $6.6 million for purchases of property, plant, and equipment and rental assets, and received $0.9 million in proceeds from the sale of property, plant, and equipment and rental assets.



    The Company's financing activities used $12.4 million of cash during the first nine months of fiscal 1999, principally to purchase $17.1 million of ThermoLyte's common stock subject to redemption, which was redeemed in December 1998 (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The remaining liability for redeemable common stock of ThermoLyte of $1.4 million is included in working capital at July 3, 1999. The remaining ThermoLyte shares are redeemable at the option of the holder in December 1999. The Company's ownership of ThermoLyte increased to 98% following the December 1998 redemption.



    During the remainder of fiscal 1999, the Company expects to make capital expenditures for the purchase of property, plant, and equipment and rental assets of approximately $3 million. In addition, in connection with certain restructuring actions undertaken during fiscal 1999, the Company expects to incur cash expenditures of approximately $3.6 million during the remainder of fiscal 1999 and $3.1 million during fiscal 2000 (See Note 15 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement).


    During fiscal 1998, $9.3 million of cash was provided by operating activities, which consisted of $3.6 million provided by continuing operations and $5.7 million provided by discontinued operations. Cash provided by continuing operations was reduced by a decrease in accounts payable of $3.7 million, principally at Peek due to the timing of payments, and a decrease in other current liabilities of $8.8 million, principally at Peek due to a reduction in accrued acquisition expenses (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). Cash flow provided by continuing operations was improved by a decrease in accounts receivable of $5.0 million, primarily due to a decrease at Peek, as well as the timing of billings on percentage-of-completion contracts. In addition, $5.7 million of cash was provided by discontinued operations principally as a result of efforts to reduce working capital at that business.

    During fiscal 1998, the primary investing activities, excluding available-for-sale investments activity, included acquisitions for $156.8 million in cash, net of cash acquired, and dispositions for $20.2 million in cash (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). The Company also expended $9.0 million for purchases of property, plant, and equipment and rental assets, and received $3.4 million in proceeds from the sale of property, plant, and equipment and rental assets.


    The Company's financing activities, all of which related to continuing operations, provided $130.7 million of cash in fiscal 1998. The Company borrowed $160.0 million from Thermo Electron to finance the acquisition of Peek and used $28.3 million to fund a decrease in short-term borrowings (See Note 10 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement). In addition, the Company expended $1.4 million of cash to purchase its common stock pursuant to an authorization by its Board of Directors. At October 3, 1998, the Company had no remaining authorizations to purchase Company common stock.



    The Company's $160.0 million promissory note to Thermo Electron is due in November 1999. Thermo Electron has issued a commitment letter to the Company pursuant to which Thermo Electron has agreed to refinance the promissory note at the option of the Company, on its maturity date, with the net proceeds from its October 1998 offering of 7.625% Notes due 2008, and other available cash (See
Note 15 to the Company's Consolidated Financial Statement included elsewhere in this Proxy Statement). In accordance with the commitment letter, the new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%. The Company's Board of Directors has authorized additional borrowings of up to $10 million from Thermo Electron to fund working capital requirements and Thermo Electron has expressed its willingness to lend such funds. The Company believes its existing resources, together with the funding expected from Thermo Electron as described above, are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

MARKET RISK

    The Company is exposed to market risk from changes in foreign currency exchange rates and interest rates which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities. Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in Dutch guilders. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.


    The Company's exposure at July 3, 1999, to market risk from changes in foreign currency exchange rates and interest rates has not changed materially from its exposure at fiscal year-end 1998.


    FOREIGN CURRENCY EXCHANGE RATES

    The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates. A 10% depreciation in fiscal year-end 1998 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $0.1 million. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.

    The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, Dutch guilders, Swiss francs, Norwegian kroner, Danish kroner, and Finnish markkaa. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is reflected in the "Accumulated other comprehensive items" component of shareholders' investment. A 10% depreciation in 1998 functional currencies, relative to the U.S. dollar, would result in a $7.1 million reduction of shareholders' investment.

    INTEREST RATES

    The Company's cash and cash equivalents and certain long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income and expense due to the difference between the current interest rates on these financial instruments and the variable rate that these financial instruments may adjust to in the future. A 10% increase in fiscal year-end 1998 interest rates would result in a negative impact of $0.5 million on the Company's net income.

YEAR 2000

    The following constitutes a "Year 2000 Readiness Disclosure" under the Year 2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) assessing the year 2000 readiness of its key suppliers and vendors to determine their year 2000 compliance status; and (iv) developing a contingency plan.

THE COMPANY'S STATE OF READINESS


    The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its manufacturing, utility, and telecommunications systems at its critical facilities. The Company is currently in phase two of its program, during which any material noncompliant information technology systems or non-information technology systems that were identified during phase one are prioritized and remediated. Based on its evaluations, the Company does not believe it is required to make any material upgrades to its critical non-information technology systems. The Company is currently upgrading or replacing its material noncompliant information technology systems, and this process was approximately 80% complete as of July 3, 1999. The Company expects that all of its material information technology systems and critical non-information technology systems will be year 2000 compliant by October 1999.


    The Company has also implemented a compliance program to test and evaluate the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are year 2000 compliant. However, as many of the Company's products are complex, interact with or incorporate third party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products. The Company is focusing its efforts on products that are still under warranty, early in their expected life, and/or may pose a safety risk. The Company is offering upgrades and/or identifying potential solutions where reasonably practicable.


    The Company is in the process of identifying and assessing the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company has developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. To date, no significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue. The Company has started to follow-up with significant suppliers and vendors that have not responded to the Company's questionnaires. The Company has completed the majority of its assessment of third party risk, and expects to be substantially completed by the end of August 1999.


CONTINGENCY PLAN


    The Company is developing a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required. The Company expects to complete its contingency plan by October 1999.


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ESTIMATED COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES


    The Company had incurred expenses to third parties ("external costs") related to year 2000 issues of approximately $1.4 million as of July 3, 1999, and the total external costs of year 2000 remediation are expected to be approximately $1.9 million. Of the external costs incurred as of July 3, 1999, approximately $0.7 million had been spent on testing and upgrading information technology systems, which represents approximately 25% of the Company's total information technology budget. In addition, as of July 3, 1999, $0.6 million had been spent on testing and upgrading products and $0.1 million had been spent to test and upgrade facilities. Year 2000 costs were funded from working capital. All internal costs and external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred.


    The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

REASONABLY LIKELY WORST CASE SCENARIO

    At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and would be unable to provide materials and services to the Company on time. The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 compliant, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

RISKS OF THE COMPANY'S YEAR 2000 ISSUES


    While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. If any countries in which the Company operates experience significant year 2000 disruption, the Company could also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations and financial condition in amounts that cannot be reasonably estimated at this time.

                        CERTAIN PROJECTED FINANCIAL DATA

    The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and Invemed's assessment of the fairness, from a financial point of view, of the consideration of $12.00 per share in cash payable pursuant to the Merger Agreement, the Company, in February 1999, furnished the Special Committee and Invemed with certain projections (the "Projections") prepared by the Company's management. The following summary of the Projections is included in this Proxy Statement solely because the Projections were made available to such parties. The Projections do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. The Company has not updated the Projections to reflect changes that have occurred since their preparation.

    The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

    THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

    The Projections included herein have been prepared by the Company based upon management's estimates of the total market for its traffic control products, industrial refrigeration systems and cooling and cogeneration systems and the Company's own performance through 2003.

                           FEBRUARY 1999 PROJECTIONS

                                                                        CALENDAR YEAR
                                                    -----------------------------------------------------
                                                     1999(P)    2000(P)    2001(P)    2002(P)    2003(P)
                                                    ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues..........................................  $ 274,474  $ 277,109  $ 294,625  $ 314,026  $ 337,217
                                                    ---------  ---------  ---------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues................................    190,020    189,777    200,143    211,386    225,125
  Operating expenses..............................     63,224     63,430     65,815     68,836     71,515
  Restructuring costs.............................        717         --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------
                                                      253,961    253,207    265,958    280,222    296,640
                                                    ---------  ---------  ---------  ---------  ---------
Operating Income..................................     20,513     23,902     28,667     33,804     40,577
Interest Income...................................        513        636        838      1,040      1,242
Interest Expense..................................     (9,259)   (12,589)   (12,500)   (12,506)   (12,507)
                                                    ---------  ---------  ---------  ---------  ---------

Income Before Provision for Income Taxes..........     11,767     11,949     17,005     22,338     29,312
Provision for Income Taxes........................      5,299      5,196      7,778      9,870     12,510
                                                    ---------  ---------  ---------  ---------  ---------
Net Income........................................  $   6,468  $   6,753  $   9,227  $  12,468  $  16,802
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
SELECTED BALANCE SHEET DATA (AT YEAR END):
Current Assets, Excluding Cash and Investments:
  Accounts Receivable, Net........................  $  55,506  $  46,845  $  48,924  $  52,449  $  55,644
  Unbilled Contract Costs and Fees................      9,224      8,686      9,156      9,573     10,106
  Inventories.....................................     45,160     44,907     46,596     49,042     51,545
  Prepaid Income Taxes and Other Current Assets...     11,210      6,240      5,299      5,413      5,515
                                                    ---------  ---------  ---------  ---------  ---------
                                                      121,100    106,678    109,975    116,477    122,810
                                                    ---------  ---------  ---------  ---------  ---------
Property, Plant and Equipment:
  Balance, beginning of period....................     25,167     25,573     25,222     25,041     25,005
  Additions.......................................      5,421      4,748      5,228      5,577      5,922
  Depreciation expense............................     (5,015)    (5,099)    (5,409)    (5,613)    (6,065)
                                                    ---------  ---------  ---------  ---------  ---------
  Balance, end of period..........................     25,573     25,222     25,041     25,005     24,862
                                                    ---------  ---------  ---------  ---------  ---------
Intangible Assets.................................    154,821    147,745    143,316    138,888    134,460
                                                    ---------  ---------  ---------  ---------  ---------
Current Liabilities, Excluding Notes Payable......     91,026     84,146     86,227     88,662     92,271
                                                    ---------  ---------  ---------  ---------  ---------

                                  RISK FACTORS



    The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in the remainder of fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.



    RELIANCE ON SALES TO GOVERNMENTAL ENTITIES. Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. In addition, a significant portion of the Company's revenues in the Traffic Control segment are generated by sales to distributors whose customers are governmental entities. The Company continues to focus the marketing of its Traffic Control segment's products and services on various governmental entities, including the U.S. Federal Highway Administration and comparable overseas agencies, regional counties of governments, state and city traffic engineers, public transit authorities, public toll operators, law enforcement agencies, and tunnel and bridge authorities. Any decrease in purchases by these government bodies, including, without limitation, decreases as a result of a shift in priorities or overall budgeting limitations, could have an adverse effect on the Company's business, financial condition, and results of operations. Sales of the Company's Traffic Control segment's products and services in the United States are largely dependent on federal funding of transportation projects, such as appropriations and allocations to states under the Transportation Equity Act for the 21st Century. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time. Cancellation of a significant contract could also result in a material adverse effect on the Company's business and future results of operations.


    CUSTOMIZED CONTRACTS. A significant portion of the Company's contracts for traffic control systems require the development and integration of customized products for a fixed fee. Due to the complexity of the Company's traffic control systems, the Company may experience delays from time to time in developing, manufacturing, and installing such systems. In addition, the Company may incur substantial unanticipated costs that cannot be passed on to the customer. The Company's inability to deliver customized systems in a timely manner and within budget could result in a material adverse affect on the Company's business, financial condition and results of operations.

    COMPETITION. The market for traffic products and services is extremely competitive, and the Company expects that competition will continue to increase. The Company believes that the principal competitive factors in the traffic industry are price, functionality, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the pricing policies of its competitors and suppliers, the timing and quality of products introduced by the Company and others, the Company's ability to maintain a strong reputation in the traffic industry, and industry and general economic trends. In the traffic market, the Company currently competes with companies with greater financial resources and name recognition. The introduction by one of these competitors or a new competitor of a technologically superior product would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.

    The Company encounters and expects to continue to encounter intense competition for the sale of its cooling and cogeneration products. The Company's products are subject to competition from absorption air conditioning systems and electric motor-driven vapor compressor systems, as well as other natural gas-fueled, engine-driven cooling systems. Although the Company has a proprietary position with respect to certain features of its products, the core technologies relating to its cooling and cogeneration products are mature and available to other companies. A number of companies, including companies with greater financial resources than those of the Company, offer products that compete with those offered by the

Company, and there can be no assurance that other companies will not develop competitive products. In addition, electric utility pricing programs provide competition for the Company's cooling and cogeneration products.

    The Company's sale of industrial refrigeration systems is subject to intense competition. The industrial refrigeration market is mature, highly fragmented, and extremely dependent on close customer contacts. There can be no assurance that the Company will be able to continue to successfully compete in the worldwide industrial refrigeration market, which is characterized by strong local manufacturers.


    DEPENDENCE ON NEW PRODUCTS. A substantial portion of the Company's revenues are derived from the sale of electronics and associated hardware and software for the traffic industry, as well as from providing integration services for such electronics, hardware, and software, through the Company's Peek subsidiary. A substantial portion of the Company's efforts, particularly its product development and marketing efforts, is now focused on the traffic market. Prior to the Peek acquisition, the Company had no prior experience in the traffic industry, and there can be no assurance that the Company will be able to successfully market and sell Peek's products and services. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products in the traffic market and to continue to improve the performance, features, and reliability of Peek's current products. In order for Peek to achieve the level of profitability desired by the Company, the Company must successfully reduce Peek's expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company's traffic products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.



    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company intends to continue to expand its presence in international markets. In fiscal 1998, approximately 44% of the Company's revenues originated outside the United States, principally in Europe, and approximately 8% of the Company's revenues were exports from the United States. International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; United States export licenses, if required, may be difficult to obtain; the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business, financial condition and results of operations. In addition, on January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common currency. As of that date, the Euro traded on currency exchanges although the legacy currencies will remain legal tender in the participating countries through 2001. Based on its current assessment, the Company does not expect that the transition to the Euro will materially affect its results of operations or cash flows.


    The Company had planned to expand its traffic control business in Asia. However, Asia is currently experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign currency exchange and interests rates, and unstable stock markets. In fiscal 1998, the Company discontinued certain operations located in Asia. The economic crisis in Asia may adversely affect the Company's ability to expand its Traffic Control business.


    ABILITY TO MANAGE CHANGE. In November 1997, the Company acquired Peek, a public company in the United Kingdom, which had, as of July 3, 1999, approximately 1,000 employees located principally in Europe and the United States, and had revenues in fiscal 1998, from the date of its acquisition, and in the first nine months of fiscal 1999, of $152.4 million and $119.6 million, respectively. This acquisition has resulted in new and increased responsibilities for the Company's administrative, operational, development and financial personnel. In order to manage the Company's changing business, Peek's management and other employees must be assimilated into the Company's existing operations. There can be no assurance that the Company will be successful in retaining Peek's key employees and integrating them into the Company. The Company's success depends to a significant extent on the ability of its officers and key employees to operate effectively, both independently and as a group, and this ability may be impeded by the Company's rapid geographic expansion, potential disruption of the Company's business, and diversion of management's attention from other business concerns due to the Peek acquisition. In addition, there can be no assurance that the Company's systems, procedures and controls will be adequate to support the significant expansion of the Company's operations. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition and results of operations.



    SIGNIFICANT QUARTERLY FLUCTUATIONS IN OPERATING RESULTS. The quarterly revenues and income of the Company's Traffic Control segment fluctuate significantly based on funding patterns of governmental entities as well as seasonality. As a result of these factors, Peek has historically experienced higher sales and income in the first and third fiscal quarters and lower sales and income in the second and fourth fiscal quarters. A portion of the Traffic Control segment's revenues result from the sale of large systems, the timing of which can lead to variability in the Company's quarterly revenues and income. In addition, the demand for the Company's NuTemp subsidiary's equipment is typically highest in the summer period and can be adversely affected by cool summer weather.


    DEPENDENCE OF MARKETS ON GOVERNMENT REGULATION. The Public Utility Regulatory Policies Act of 1978 (PURPA) and state laws and regulations implementing PURPA prohibit discrimination by electric utilities against cogeneration providers and require utilities to purchase co-generated electricity under certain conditions. Under these regulations, certain classes of facilities are exempt from the provisions of the Public Utility Holding Company Act, as well as many state laws and regulations regarding the setting of electricity rates and the financial and organizational regulation of electric utilities, and certain provisions of the Federal Power Act. Because the Company's current customers typically do not sell power to electric utilities, the Company does not rely to a significant extent on the provisions of PURPA that require utilities to purchase electricity from cogeneration providers. However, recent bills in Congress have proposed amendments to, and in some cases, the repeal of, certain of these laws or regulations. Any such amendment or repeal could have a material adverse effect on the Company's cogeneration business.

    IMPORTANCE OF ENERGY PRICES. The cost savings that result from use of the Company's packaged cooling and cogeneration systems are directly related to the retail price of electricity. Given prevailing rate structures, demand for the Company's cooling and cogeneration systems has been less than anticipated. Although the Company believes that increases in demand, as well as potential increases in the cost of fuel, will lead to eventual increases in electricity rates, there can be no assurance that electricity prices will increase in the future. The economic benefits of the Company's natural gas engine products and packaged cooling and cogeneration systems are also affected by the cost of natural gas. A significant increase in the relative cost of natural gas could also have a material adverse effect on the sale of certain of the Company's products.

    INCENTIVES FOR COOLING SYSTEMS. Purchasers of the Company's Tecochill-Registered Trademark- cooling systems often receive investment incentives for the purchase of Tecochill equipment from gas utilities or state or municipal governments. Although the Company has no reason to believe these incentives will be discontinued, elimination of these incentives could have a material adverse effect on sales of the Company's Tecochill systems.


    RISKS ASSOCIATED WITH PROTECTION, DEFENSE AND USE OF INTELLECTUAL PROPERTY, AND OWNERSHIP OF TECHNOLOGY RIGHTS. The Company holds several patents relating to various aspects of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.


    In addition, a significant percentage of the Company's research and development is sponsored by third parties. Sponsors of these programs generally own the rights to technology that is developed as a result of the Company's work under the programs. These rights could limit the Company's ability to commercialize any technological breakthroughs made in the course of such work.



    POTENTIAL IMPACT OF YEAR 2000 ON PROCESSING OF DATE-SENSITIVE
INFORMATION. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information technology and non-information technology systems and on products sold as well as products purchased by the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Year 2000."



    RISKS ASSOCIATED WITH CASH MANAGEMENT ARRANGEMENT WITH THE PARENT
COMPANY. The Company participates in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron. The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its right to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.

                                   MANAGEMENT

    The current directors and executive officers of the Company are as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

J. Timothy Corcoran..................................          52   President, Chief Executive Officer and Director

Theo Melas-Kyriazi...................................          40   Chief Financial Officer

Paul F. Kelleher.....................................          57   Chief Accounting Officer

Marshall J. Armstrong................................          64   Director

Frank Borman.........................................          71   Director

Peter O. Crisp.......................................          66   Director

John N. Hatsopoulos..................................          65   Director

Brian D. Holt........................................          50   Chairman of the Board

Donald E. Noble......................................          84   Director

John J. Setnicka.....................................          66   Director


    All of the Company's directors are elected annually by the stockholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion.

    J. Timothy Corcoran has been the chief executive officer and a director of Company since October 1996. He also serves as the Company's president, a position he has held since April 1995. From November 1992 to April 1995, Mr. Corcoran was a vice president of the Company, and he served as the president of the Company's FES division, from June 1990 until June 1998.

    Theo Melas-Kyriazi has been the chief financial officer of the Company since January 1999. Since March 1998, he has also served as a vice president of Thermo Electron, and since January 1999, he has served as the chief financial officer of Thermo Electron. Mr. Melas-Kyriazi was the treasurer of the Company from August 1988 to September 1994 and was the treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as the president and chief executive officer of ThermoSpectra Corporation, an affiliate of Thermo Electron, which manufactures precision imaging, inspection, temperature control and test and measurement instruments. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation and the chairman of the board of directors of ThermoSpectra Corporation, both affiliates of Thermo Electron.

    Paul F. Kelleher has been the chief accounting officer of the Company since 1990. He has been the senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron.

    Marshall J. Armstrong has been a director of the Company since December 1990. He also served as the chairman of the board of directors of the Company from December 1990 to December 1996, its chief executive officer from April 1991 to October 1996, and its president from November 1992 to April 1995. Mr. Armstrong has been the senior vice president, government affairs, of Thermo Electron since March 1997 and was a vice president of Thermo Electron from 1986 until March 1997. He is also a director of SatCon Technology Corporation and Thermo Sentron Inc., an affiliate of Thermo Electron.


    Frank Borman has been a director of the Company since January 1999. Col. Borman has been the chairman of DBT Online, Inc. ("DBT"), a company engaged in the provision of integrated database services and related reports, and in the exploitation and enforcement of two laser patents, since August 1996. From September 1995 until August 1996, he served as the chief executive officer and a director of Patlex Corporation ("Patlex"), a company engaged in the exploitation and enforcement of two laser patents, which became a subsidiary of DBT in August 1996. Col. Borman served as the chairman and chief executive officer of Patlex from 1988 to December 1992, and as chairman of AutoFinance Group, Inc. ("AFG") from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. Col. Borman is a member of the Board of Trustees of the National Geographic Society. He serves as a director of American Superconductor Corporation, The Home Depot, Inc. and Thermo Instrument Systems Inc., an affiliate of Thermo Electron.


    Peter O. Crisp has been a director of the Company since 1985. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for over five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, NovaCare Inc., Thermo Electron and United States Trust Corporation, as well as of Thermedics Inc. and ThermoTrex Corporation, which are affiliates of Thermo Electron.

    John N. Hatsopoulos has been a director of the Company since 1990. He served as the chief financial officer and a senior vice president of the Company from 1989 and 1997, respectively, until his retirement at the end of 1998, and as a vice president from 1989 until 1997. Mr. Hatsopoulos was the president of Thermo Electron from 1997 to 1998 and its chief financial officer from 1988 to 1998. Mr. Hatsopoulos has been the vice chairman of the board of directors of Thermo Electron since September 1998. Mr. Hatsopoulos is a director of LOIS/USA Inc., US Liquids Inc., Thermo Electron and the following affiliates of Thermo
Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc. and Thermo TerraTech Inc.


    Brian D. Holt has been a director and the chairman of the Board of the Company since September 1998. He has been the president and chief executive officer of Thermo Ecotek Corporation since February 1994. He has been the chief operating officer, energy and environment, of Thermo Electron since September 1998. From March 1996 to September 1998, he was a vice president of Thermo Electron. For more than five years prior to his appointment as an officer of Thermo Ecotek Corporation, he was the president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc., as well as The Randers Killam Group Inc., Thermo Ecotek Corporation, ThermoRetec Corporation and Thermo TerraTech Inc., which are affiliates of Thermo Electron.


    Donald E. Noble has been a director of the Company since 1990. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as chairman of the board. Mr. Noble is also a director of Thermo Electron, as well as Thermo Fibertek Inc., Thermo Sentron Inc. and Thermo TerraTech Inc., which are affiliates of Thermo Electron.

    John J. Setnicka has been a director of the Company since December 1998. He has been the president of Excel International Advisors, Inc., an export management company, since June 1994. He was a vice president of Eveready Battery Company, a leading manufacturer of dry cell batteries, from 1987 to 1992. Mr. Setnicka was retired from 1992 until 1994.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER


    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 3, 1999 with respect to the only person that was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.



                                                                     NUMBER OF SHARES
NAME AND ADDRESS                                                       BENEFICIALLY      PERCENTAGE OF OUTSTANDING
OF BENEFICIAL OWNER                                                        OWNED         SHARES BENEFICIALLY OWNED
-------------------------------------------------------------------  -----------------  ---------------------------
Thermo Electron Corporation(1).....................................      9,310,359                 78.3   %
  81 Wyman Street
  Waltham, MA 02454-9046


------------------------

(1) Thermo Electron has the power to elect all of the members of the Company's Board of Directors. After the Merger, Thermo Electron will beneficially own 100% of the outstanding Common Stock.

MANAGEMENT


    The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoLyte, a majority-owned subsidiary of the Company, as of June 30, 1999, with respect to (i) each director of the Company, (ii) the chief executive officer of the Company and the other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules (collectively, the "named executive officers"), and (iii) all directors and current executive officers as a group.


    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.


                                                                      THERMO POWER   THERMO ELECTRON    THERMOLYTE
NAME(1)                                                              CORPORATION(2)  CORPORATION(3)     CORPORATION
-------------------------------------------------------------------  --------------  ---------------  ---------------
Marshall J. Armstrong..............................................        128,540         134,356               0
Frank Borman.......................................................          1,000               0               0
J. Timothy Corcoran................................................        161,031          72,224               0
Peter O. Crisp.....................................................         36,965         103,082               0
John N. Hatsopoulos................................................         46,753         849,418               0
Brian D. Holt......................................................              0         286,943               0
Donald E. Noble....................................................         23,932          60,117               0
John J. Setnicka...................................................          2,000               0               0
All directors and current executive officers as a group
  (10) persons.....................................................        425,579       2,021,170               0


------------------------

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) Shares beneficially owned by Mr. Armstrong, Col. Borman, Mr. Corcoran, Mr. Crisp, Mr. Hatsopoulos, Mr. Noble, Mr. Setnicka and all directors and current executive officers as a group include 125,000, 1,000, 135,500, 5,800, 40,000, 6,400, 1,000 and 324,700 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 12,072, 8,507 and 20,579 shares, respectively, that had been allocated through April 3, 1999, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Mr. Armstrong include 1,120 shares held by Mr. Armstrong's spouse. Shares beneficially owned by Mr. Hatsopoulos include 1,000 shares owned by Mr. Hatsopoulos' spouse. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of June 30, 1999, other than Mr. Armstrong, who beneficially owned 1.07% and Mr. Corcoran, who beneficially owned 1.34% of the Common Stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 3.55% of the Common Stock outstanding as of such date.



(3) Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Mr. Hatsopoulos, Mr. Holt, Mr. Noble, and all directors and current executive officers as a group include 72,300, 67,074, 8,625, 805,535, 283,950, 8,625 and 1,689,907 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong and all directors and current executive officers as a group include 2,598, and 5,095 shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of June 30, 1999, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 47,563, 45,827 and 93,390 shares, respectively, allocated through April 3, 1999 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Armstrong include 249 shares held by Mr. Armstrong's spouse. As of June 30, 1999, no director or named executive officer beneficially owned more than 1% of Thermo Electron common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 1.27% of the Thermo Electron common stock outstanding as of June 30, 1999.

                              CERTAIN TRANSACTIONS

    Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. The Company has created ThermoLyte Corporation ("ThermoLyte") as a majority-owned, private subsidiary. The Company and such other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

    Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

    To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

    The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

    As provided in the Charter, the Company and Thermo Electron have entered into a corporate services agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. The Company was assessed an annual fee equal to 1.0% and 0.8% of the Company's revenues for these services in calendar 1997 and 1998, respectively. Prior to January 1996, the Company paid an amount equal to 1.2% of the Company's revenues. The annual fee has remained 0.8% of the Company's revenues in calendar 1999. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1997 and 1998 and the nine months ended July 3, 1999, Thermo Electron assessed the Company $1,210,000, $2,277,000 and $1,646,000, respectively, in fees under the Services Agreement, including amounts charged relating to discontinued operations. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. In fiscal 1997 and 1998 and the nine months ended July 3, 1999, the Company was billed an additional $36,000, $115,000 and $35,000, respectively, by Thermo Electron for certain administrative services required by the Company that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.



    From time to time, the Company may transact business with other companies in the Thermo Group. During fiscal 1997, 1998 and the nine months ended July 3, 1999, these transactions included the following:



    In November 1997, the Company borrowed $160,000,000 from Thermo Electron pursuant to a promissory note due in November 1999 in order to finance a portion of its acquisition of Peek for $166,700,000, including related expenses. Such note bears interest at a rate equal to the 90-day Commercial Paper Composite Rate as reported by Merrill Lynch Capital Markets, plus 25 basis points and is adjusted quarterly. The weighted average interest rates paid by the Company during fiscal 1998 and the nine months ended July 3, 1999 were 5.72% and 5.15%, respectively. During fiscal 1998 and the nine months ended July 3, 1999, the Company recorded $8,146,000 and $6,162,000, respectively, of interest expense relating to this obligation. Subsequent to the Company's acquisition of Peek, the Company sold Peek's Measurement business to ONIX Systems Inc. ("ONIX"), a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), effective November 6, 1997, for $19,117,000. Thermo Instrument is a majority-owned subsidiary of Thermo Electron. The components of the sales price for the Measurement business consisted of the net tangible book value of the Measurement business, cost in excess of net assets of acquired company and the estimated tax liability relating to the sale. The cost in excess of net assets of acquired company was determined based upon a percentage of the Company's total cost in excess of net assets of acquired company associated with its acquisition of Peek, based on the 1997 revenues of the Measurement business relative to Peek's total 1997 consolidated revenues. During the second quarter of fiscal 1998, ONIX paid the Company $19,117,000 for the Measurement business. In addition, the Company received $257,000 in interest from ONIX in connection with this receivable. In February 1999, Thermo Electron issued a commitment letter to the Company pursuant to which Thermo Electron has agreed to refinance the $160,000,000 promissory note at the option of the Company, on its maturity date, with the net proceeds from Thermo Electron's October 1998 offering of 7.625% Notes due 2008, and other available cash. In accordance with the commitment letter, the new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%.

    In March 1995, the Company's ThermoLyte subsidiary sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, at $10.00 per unit. Holders of the common stock issued in the offering had the option to require ThermoLyte to redeem any or all of their shares at $10.00 per share in December 1998. Such holders also have the right to require ThermoLyte to redeem their common stock at $10.00 per share in December 1999. During December 1998, the first redemption period, 1,070,000 shares of ThermoLyte common stock were redeemed for a total redemption value of $17,070,000. In connection therewith, ThermoLyte redeemed 25,000 shares held by Crescent International Holdings Ltd. at a redemption price of $10.00 per share, the same redemption price received by unaffiliated holders. Crescent International Holdings Ltd, a member of the Olayan Group, is indirectly controlled by Suliman S. Olayan, Hutham S. Olayan's father. Ms. Olayan is a director of Thermo Electron. Ms. Olayan has disclaimed beneficial ownership of the ThermoLyte shares owned by Crescent International Holdings Ltd. that were redeemed.



    In December 1998, the Company, along with certain other Thermo Subsidiaries, entered into an arrangement with ABN AMRO. Only European-based Thermo Subsidiaries participate in this arrangement. The arrangement with ABN AMRO consists of a zero balance arrangement, which includes a total Thermo Electron credit facility of $22,534,000. Funds borrowed by the Company under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Company under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 3, 1999, the Company had a positive cash balance of approximately $4,013,000, based on an exchange rate of $0.4680/NLG 1.0. For the six months ended July 3, 1999, the average interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.29% and the average interest rate paid on overdrafts was approximately 3.83%.



    In February 1999, the Company began participating, along with certain other Thermo Subsidiaries, in a notional pool arrangement with Barclays Bank, which as of July 3, 1999, included a total Thermo Electron credit facility of $72,360,000. As of July 3, 1999, the Company had access to $4,729,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of July 3, 1999, the Company had a negative cash balance of approximately $2,404,000, based on an exchange rate of $1.5763/GBP 1.00. For the five months ended July 3, 1999, the average interest rate earned on GBP deposits by participants in this credit arrangement was approximately 5.61% and the interest rate paid on overdrafts was approximately 6.00%.



    As of July 3, 1999, $657,000 of the Company's cash equivalents were invested in a cash management arrangement with Thermo Electron, that was effective June 1, 1999. Under the cash management arrangement, the Company lends its excess cash to Thermo Electron and has the contractual right to withdraw its invested funds upon 30 days' prior notice. Thermo Electron is contractually required to maintain cash, cash equivalents and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company's funds invested in the new arrangement earn a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 50 basis points, set at the beginning of each month. ThermoLyte had borrowed cash from Thermo Electron and such borrowings are now subject to the new cash management arrangement. As of July 3, 1999, ThermoLyte owed Thermo Electron $1,458,000 for borrowings under this facility. ThermoLyte pays interest on its borrowings at a rate equal to the 30-day Dealer Commercial Paper Rate as reported in THE WALL STREET JOURNAL plus 150 basis points, set at the beginning of each month.

    In addition to the borrowings relating to the Peek acquisition and the borrowings of ThermoLyte and certain of the Company's U.K.-based subsidiaries discussed above, at July 3, 1999, the Company owed Thermo Electron and its other subsidiaries an aggregate of $1,280,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to the Company by Thermo Electron and its other subsidiaries for miscellaneous items. These amounts do not bear interest and are expected to be paid in the normal course of business. The largest amount of net indebtedness owed by the Company to Thermo Electron and its other subsidiaries, including amounts discussed above, since September 27, 1997, was $165,142,000.



    In 1996, the Company adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Company also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1997, Mr. Corcoran received loans in the aggregate principal amount of $119,000 under this plan to purchase 18,000 shares of Common Stock. The loans to Mr. Corcoran are to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Board of Directors. As of the date hereof, the entire loan amount remains outstanding. The policy and Plan were amended in 1998 to apply only to the chief executive officer of the Company.


                 CERTAIN INFORMATION CONCERNING THE MERGER SUB
                              AND THERMO ELECTRON

THE MERGER SUB

    The Merger Sub is a newly-formed Massachusetts corporation organized at the direction of Thermo Electron for the sole purpose of facilitating the Merger. It has not conducted any prior business.

    The principal executive offices of the Merger Sub are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

THERMO ELECTRON


    Thermo Electron develops, manufactures and markets monitoring, analytical and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment and mammography systems; paper recycling and papermaking equipment; alternative-energy systems and clean fuels; industrial process equipment; and other specialized products. Thermo Electron also provides a range of services that include industrial outsourcing, particularly in environmental-liability management, laboratory analysis and metallurgical processing; and conducts advanced-technology research and development.


    The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Consolidated Balance Sheets as of October 3, 1998 and September 27, 1997, and the related Consolidated Statements of Operations, Cash Flows and Comprehensive Income and Shareholders' Investment of the Company for each of the three years in the period ended October 3, 1998, included in this Proxy Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report. Representatives of Arthur Andersen LLP are not expected to be at the Special Meeting.

    The Consolidated Statements of Income, Movements in Shareholders' Equity, Cash Flows, and Total Recognised Gains and Losses of Peek plc for each of the two years in the period ended December 31,

1996, included in this Proxy Statement, have been audited by Ernst & Young, independent auditors, as stated in their report.

                             STOCKHOLDER PROPOSALS


    Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Company and to be presented at such meeting must be received by the Company for inclusion in the proxy statement and form of proxy no later than October 8, 1999. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 18, 1999.


                             ADDITIONAL INFORMATION

    Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that is the subject of the Rule 13e-3 transaction, together with the Merger Sub and Thermo Electron, have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "AVAILABLE INFORMATION."

    Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the
Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com. The Common Stock is listed on the American Stock Exchange, and such material that relates to the Company may also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THERMO ELECTRON OR THE MERGER SUB. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE MERGER SUB, AND THERMO ELECTRON SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission (File No. 1-10573) are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended October 3, 1998, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on February 1, 1999 and Amendment No. 2 on Form 10-K/A filed with the Commission on February 10, 1999;

        2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 1999;

        3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999;


        4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999;



        5. The Company's Current Report on Form 8-K dated December 10, 1998, regarding updated information related to the proposed reorganization at Thermo Electron and certain of its subsidiaries, including the Company; and



        6. The Company's Current Report on Form 8-K dated May 24, 1999, regarding the recording of certain pretax charges totaling $10 million.


    Copies of the documents listed above (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Sandra L. Lambert, Clerk, Thermo Power Corporation, c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone (781) 622-1000).

    Any statements contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------

THERMO POWER CORPORATION

  Report of Independent Public Accountants.................................................................        F-2

  Consolidated Statement of Operations for the nine months ended July 3, 1999, and July 4, 1998, and the
    fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996.........................        F-3

  Consolidated Balance Sheet as of July 3, 1999, October 3, 1998, and September 27, 1997...................        F-4

  Consolidated Statement of Cash Flows for the nine months ended July 3, 1999, and July 4, 1998, and the
    fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996.........................        F-6

  Consolidated Statement of Comprehensive Income and Shareholders' Investment for the nine months ended
    July 3, 1999, and the fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996...        F-8

  Notes to Consolidated Financial Statements...............................................................        F-9

PEEK PLC

  Report of Independent Auditors...........................................................................       F-34

  Consolidated Profit and Loss Account for the years ended December 31, 1996 and 1995......................       F-35

  Consolidated Cash Flow Statement for the years ended December 31, 1996 and 1995..........................       F-36

  Consolidated Statement of Total Recognised Gains and Losses for the years ended December 31, 1996 and
    1995...................................................................................................       F-37

  Notes to the Accounts....................................................................................       F-38

  Unaudited Interim Accounts...............................................................................       F-55

  Unaudited Consolidated Profit and Loss Account for the nine months ended September 30, 1997 and 1996.....       F-56

  Unaudited Consolidated Cash Flow Statement for the nine months ended September 30, 1997 and 1996.........       F-57

  Unaudited Notes to the Accounts..........................................................................       F-58

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME OF THERMO POWER CORPORATION AND PEEK PLC (UNAUDITED)

  Pro Forma Combined Condensed Statement of Income for the fiscal year ended October 3, 1998...............       F-61

  Notes to Pro Forma Combined Condensed Statement of Income................................................       F-62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo Power Corporation:

    We have audited the accompanying consolidated balance sheet of Thermo Power Corporation (a Massachusetts corporation and 79%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of October 3, 1998, and September 27, 1997, and the related consolidated statements of operations, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended October 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Power Corporation and subsidiaries as of October 3, 1998, and September 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 3, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP


Boston, Massachusetts
November 9, 1998 (except with
respect to certain matters discussed
in Notes 4 and 15, as to which the
date is July 3, 1999)

                            THERMO POWER CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                      NINE MONTHS ENDED              YEAR ENDED
                                                     --------------------  -------------------------------
                                                      JULY 3,    JULY 4,    OCT. 3,   SEPT. 27,  SEPT. 28,
                                                       1999       1998       1998       1997       1996
                                                     ---------  ---------  ---------  ---------  ---------
                                                         (UNAUDITED)
Revenues (Notes 7 and 12)..........................  $ 205,734  $ 179,046  $ 245,692  $  91,881  $  93,058
                                                     ---------  ---------  ---------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues (Note 15).......................    153,234    125,882    172,055     72,725     74,289
  Selling, general, and administrative expenses
    (Notes 7 and 15)...............................     42,649     37,853     50,801     14,265     13,874
  Research and development expenses................      5,622      6,031      7,921      1,929      2,633
  Restructuring costs (Note 15)....................      9,614         --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------
                                                       211,119    169,766    230,777     88,919     90,796
                                                     ---------  ---------  ---------  ---------  ---------
Operating Income (Loss)............................     (5,385)     9,280     14,915      2,962      2,262
Interest Income (includes $257 for the fiscal 1998
  periods from related parties; Note 3)............        504      1,673      1,930      1,829      1,714
Interest Expense (includes $6,162 and $5,824 for
  the nine-month periods ended July 3, 1999, and
  July 4, 1998, and $8,146 for fiscal 1998 to
  related parties; Note 10)........................     (6,492)    (6,544)    (8,998)       (18)       (26)
Gain on Sale of Investments, Net (includes $53 and
  $469 on sale of related-party investments in
  fiscal 1997 and 1996; Notes 2 and 7).............         --         --         11         53        208
                                                     ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations Before
  Income Taxes and Minority Interest...............    (11,373)     4,409      7,858      4,826      4,158
Provision (Benefit) for Income Taxes (Note 6)......     (1,075)     2,568      4,082      2,223      1,772
Minority Interest Expense..........................         78        345        423        312        312
                                                     ---------  ---------  ---------  ---------  ---------
Income (Loss) from Continuing Operations...........    (10,376)     1,496      3,353      2,291      2,074
Loss from Discontinued Operations (net of benefit
  for income taxes of $190, $215, $105, and $669;
  Note 4)..........................................         --       (338)      (381)      (187)    (1,189)
Provision for Loss on Disposal of Discontinued
  Operations (net of benefit for income taxes of
  $357 in fiscal 1998; Note 4).....................         --         --       (636)        --         --
                                                     ---------  ---------  ---------  ---------  ---------
Net Income (Loss)..................................  $ (10,376) $   1,158  $   2,336  $   2,104  $     885
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Earnings (Loss) per Share from Continuing
  Operations (Note 13):
    Basic..........................................  $    (.88) $     .13  $     .28  $     .19  $     .17
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
    Diluted........................................  $    (.88) $     .13  $     .28  $     .19  $     .16
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Basic and Diluted Earnings (Loss) per Share (Note
  13):.............................................  $    (.88) $     .10  $     .20  $     .17  $     .07
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
Weighted Average Shares (Note 13):
    Basic..........................................     11,853     11,841     11,838     12,212     12,466
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------
    Diluted........................................     11,853     11,931     11,908     12,218     12,707
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO POWER CORPORATION

                           CONSOLIDATED BALANCE SHEET

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                 JULY 3,     OCT. 3,   SEPT. 27,
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)

                                             ASSETS
Current Assets:
  Cash and cash equivalents (includes $11,459 and $17,994
    under repurchase agreement with parent company in fiscal
    1998 and 1997)...........................................   $  10,265   $  22,240  $  19,347
  Advance to affiliate (Note 15).............................         657          --         --
  Available-for-sale investments, at quoted market value
    (amortized cost of $4,017 and $9,129; Notes 2 and 7).....          --       4,018      9,171
  Accounts receivable, less allowances of $9,664, $10,299,
    and $757.................................................      58,117      52,098     21,012
  Unbilled contract costs and fees...........................       6,526      10,718      4,856
  Inventories................................................      36,135      43,984     19,884
  Prepaid income taxes (Note 6)..............................      11,008      11,205      3,118
  Net assets of discontinued operations (Note 4).............          --       8,525         --
  Other current assets.......................................       3,869       2,421        219
  Due from parent company and affiliated companies...........          --         732         --
                                                               -----------  ---------  ---------
                                                                  126,577     155,941     77,607
                                                               -----------  ---------  ---------
Rental Assets, at Cost, Net..................................      12,043      10,118     10,276
                                                               -----------  ---------  ---------
Property, Plant, and Equipment, at Cost, Net.................      21,567      24,871     10,591
                                                               -----------  ---------  ---------
Long-term Available-for-sale Investments, at Quoted Market
  Value
  (amortized cost of $2,301 in fiscal 1997; Notes 2 and 3)...          --          --      2,200
                                                               -----------  ---------  ---------
Other Assets.................................................       4,648       4,976        236
                                                               -----------  ---------  ---------
Cost in Excess of Net Assets of Acquired Companies (Notes 3
  and 15)....................................................     147,370     155,729      7,082
                                                               -----------  ---------  ---------
                                                                $ 312,205   $ 351,635  $ 107,992
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

                            THERMO POWER CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                 JULY 3,     OCT. 3,   SEPT. 27,
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)

                            LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Notes payable and current maturities of long-term
    obligations
    (includes $1,458 advanced from affiliate in fiscal 1999;
      Notes 10 and 15).......................................   $   4,696   $     396  $      --
  Accounts payable...........................................      27,186      30,899      9,622
  Accrued payroll and employee benefits......................       7,340       7,885      3,133
  Billings in excess of contract costs and fees..............       6,301       8,517      1,353
  Accrued income taxes.......................................       7,226      10,048      1,620
  Accrued warranty costs.....................................       6,491       6,293      3,435
  Common stock of subsidiary subject to redemption ($1,380
    and $18,450 redemption value)............................       1,380      18,372         --
  Accrued acquisition expenses (Note 3)......................       9,770      10,992         33
  Other accrued expenses (Notes 4 and 15)....................      25,096      26,777      3,207
  Due to parent company and affiliated companies.............       1,280          --        496
                                                               -----------  ---------  ---------
                                                                   96,766     120,179     22,899
                                                               -----------  ---------  ---------
Deferred Income Taxes (Note 6)...............................         852       1,093        114
                                                               -----------  ---------  ---------
Long-term Obligations (includes $160,000 due to parent
  company in fiscal 1999 and fiscal 1998; Notes 10 and 15)...     160,439     160,499        252
                                                               -----------  ---------  ---------
Commitments (Notes 7 and 8)

Common Stock of Subsidiary Subject to Redemption ($18,450
  redemption value)..........................................          --          --     18,059
                                                               -----------  ---------  ---------
Shareholders' Investment (Notes 5 and 9):
  Common stock, $.10 par value, 30,000,000 shares authorized;
    12,493,371 shares issued.................................       1,249       1,249      1,249
  Capital in excess of par value.............................      55,505      55,401     55,283
  Retained earnings..........................................       5,771      16,147     13,811
  Treasury stock at cost, 601,619, 663,208 and 578,124
    shares...................................................      (4,178)     (4,600)    (3,636)
  Accumulated other comprehensive items......................      (4,199)      1,667        (39)
                                                               -----------  ---------  ---------
                                                                   54,148      69,864     66,668
                                                               -----------  ---------  ---------
                                                                $ 312,205   $ 351,635  $ 107,992
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO POWER CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                      NINE MONTHS ENDED                 YEAR ENDED
                                                                   ------------------------  ---------------------------------
                                                                     JULY 3,      JULY 4,      OCT. 3,    SEPT. 27,  SEPT. 28,
                                                                      1999         1998         1998        1997       1996
                                                                   -----------  -----------  -----------  ---------  ---------
                                                                         (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss)..............................................  $   (10,376) $     1,158  $     2,336  $   2,104  $     885
  Adjustments to reconcile net income (loss) to income (loss)
    from continuing operations:
      Loss from discontinued operations (Note 4).................           --          338          381        187      1,189
      Provision for loss on disposal of discontinued operations
        (Note 4).................................................           --           --          636         --         --
                                                                   -----------  -----------  -----------  ---------  ---------
  Income (loss) from continuing operations.......................      (10,376)       1,496        3,353      2,291      2,074
  Adjustments to reconcile income (loss) from continuing
    operations to net cash provided by (used in) operating
    activities of continuing operations:
      Depreciation and amortization..............................        8,004        8,001       10,477      2,837      2,738
      Provision for losses on accounts receivable (Note 15)......          885          167          200        207        185
      Noncash restructuring costs (Note 15)......................        5,719           --           --         --         --
      Minority interest expense..................................           78          345          423        312        312
      Deferred income tax expense (benefit)......................         (149)        (877)        (371)      (403)       372
      Other noncash items (Note 15)..............................        2,988          (53)         112       (184)      (262)
      Changes in current accounts, excluding the effects of
        acquisitions, dispositions, and discontinued operations:
          Accounts receivable....................................       (9,644)      (3,531)       5,018     (2,600)      (498)
          Inventories............................................        2,979         (830)       1,008        695       (685)
          Unbilled contract costs and fees.......................        4,019         (890)      (2,660)     2,254       (766)
          Other current assets...................................         (517)         (35)      (1,466)        55        226
          Accounts payable.......................................       (2,348)      (3,617)      (3,717)    (3,743)     2,512
          Other current liabilities..............................       (3,673)         393       (8,778)     2,728         82
                                                                   -----------  -----------  -----------  ---------  ---------
            Net cash provided by (used in) continuing
              operations.........................................       (2,035)         569        3,599      4,449      6,290
            Net cash provided by (used in) discontinued
              operations.........................................        1,000        4,510        5,662     (2,241)       920
                                                                   -----------  -----------  -----------  ---------  ---------
            Net cash provided by (used in) operating
              activities.........................................  $    (1,035) $     5,079  $     9,261  $   2,208  $   7,210
                                                                   -----------  -----------  -----------  ---------  ---------

                            THERMO POWER CORPORATION

                                 (IN THOUSANDS)


                                                                      NINE MONTHS ENDED                 YEAR ENDED
                                                                   ------------------------  ---------------------------------
                                                                     JULY 3,      JULY 4,      OCT. 3,    SEPT. 27,  SEPT. 28,
                                                                      1999         1998         1998        1997       1996
                                                                   -----------  -----------  -----------  ---------  ---------
                                                                         (UNAUDITED)
INVESTING ACTIVITIES
  Acquisitions, net of cash acquired (Note 3)....................  $    (1,587) $  (148,854) $  (156,815) $      --  $    (860)
  Proceeds from sale of acquired business to related party (Note
    3)...........................................................           --       19,117       19,117         --         --
  Proceeds from sale of businesses (Notes 3 and 4)...............        6,393           --        1,075         --         --
  Purchases of available-for-sale investments....................           --           --           --    (11,301)    (5,000)
  Proceeds from sale and maturities of available-for-sale
    investments..................................................        4,018        5,011        5,011      6,000      8,982
  Proceeds from sale of related-party investments (Notes 2 and
    7)...........................................................           --           --           --        262        852
  Purchases of property, plant, and equipment....................       (2,939)      (5,662)      (6,159)    (1,778)    (2,384)
  Proceeds from sale of property, plant, and equipment...........          189        2,066        2,179         --         --
  Advances to affiliate, net (Note 15)...........................         (657)          --           --         --         --
  Increase in rental assets......................................       (3,706)      (2,374)      (2,872)    (3,191)    (4,849)
  Proceeds from sale of rental assets............................          740        1,230        1,239      1,522      2,268
  Other..........................................................           53         (783)          --         (2)       140
                                                                   -----------  -----------  -----------  ---------  ---------
            Net cash provided by (used in) continuing
              operations.........................................        2,504     (130,249)    (137,225)    (8,488)      (851)
            Net cash used in discontinued operations.............           --         (173)        (144)      (630)      (329)
                                                                   -----------  -----------  -----------  ---------  ---------
            Net cash provided by (used in) investing
              activities.........................................        2,504     (130,422)    (137,369)    (9,118)    (1,180)
                                                                   -----------  -----------  -----------  ---------  ---------
FINANCING ACTIVITIES
  Redemption of subsidiary common stock (Note 15)................      (17,070)          --           --         --         --
  Issuance of long-term obligation to parent company (Note 10)...           --      160,000      160,000         --         --
  Increase (decrease) in short-term obligations (Note 10)........        4,389      (27,402)     (28,274)        --         --
  Purchases of Company common stock..............................           --       (1,390)      (1,380)    (3,613)        --
  Net proceeds from issuance of Company common stock.............          526          537          534         71        377
  Repayment of long-term obligations.............................         (275)          --         (162)       (53)       (59)
                                                                   -----------  -----------  -----------  ---------  ---------
            Net cash provided by (used in) financing activities
              of continuing operations...........................      (12,430)     131,745      130,718     (3,595)       318
                                                                   -----------  -----------  -----------  ---------  ---------
Exchange Rate Effect on Cash.....................................       (1,014)         171          283         --         --
                                                                   -----------  -----------  -----------  ---------  ---------
Increase (Decrease) in Cash and Cash Equivalents.................      (11,975)       6,573        2,893    (10,505)     6,348
Cash and Cash Equivalents at Beginning of Period.................       22,240       19,347       19,347     29,852     23,504
                                                                   -----------  -----------  -----------  ---------  ---------
Cash and Cash Equivalents at End of Period.......................  $    10,265  $    25,920  $    22,240  $  19,347  $  29,852
                                                                   -----------  -----------  -----------  ---------  ---------
                                                                   -----------  -----------  -----------  ---------  ---------
CASH PAID FOR
  Interest.......................................................  $     6,556  $     6,230  $     8,370  $      18  $      26
  Income taxes...................................................  $     1,443  $     1,600  $    (1,368) $     445  $     894
NONCASH ACTIVITIES
  Fair value of assets of acquired companies.....................  $     1,767  $   271,109  $   298,141  $      --  $     860
  Cash paid for acquired companies...............................       (1,587)    (164,435)    (172,412)        --       (860)
  Cash paid in prior year for acquired company...................           --       (2,301)      (2,301)        --         --
                                                                   -----------  -----------  -----------  ---------  ---------
    Liabilities assumed of acquired companies....................  $       180  $   104,373  $   123,428  $      --  $      --
                                                                   -----------  -----------  -----------  ---------  ---------
                                                                   -----------  -----------  -----------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO POWER CORPORATION

  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT

                                 (IN THOUSANDS)


                                                    NINE MONTHS
                                                       ENDED                 YEAR ENDED
                                                  ---------------  -------------------------------
                                                      JULY 3,       OCT. 3,   SEPT. 27,  SEPT. 28,
                                                       1999          1998       1997       1996
                                                  ---------------  ---------  ---------  ---------
                                                    (UNAUDITED)
COMPREHENSIVE INCOME
Net Income (Loss)...............................     $ (10,376)    $   2,336  $   2,104  $     885
                                                  ---------------  ---------  ---------  ---------
Other Comprehensive Items:
  Foreign currency translation adjustment.......        (5,865)        1,666         --         --
  Net unrealized gains (losses) on
    available-for-sale investments..............            (1)           40        (26)      (211)
                                                  ---------------  ---------  ---------  ---------
                                                        (5,866)        1,706        (26)      (211)
                                                  ---------------  ---------  ---------  ---------
                                                     $ (16,242)    $   4,042  $   2,078  $     674
                                                  ---------------  ---------  ---------  ---------
                                                  ---------------  ---------  ---------  ---------
SHAREHOLDERS' INVESTMENT
Common Stock, $.10 Par Value:
  Balance at beginning of period................     $   1,249     $   1,249  $   1,249  $   1,248
  Issuance of stock under employees' and
    directors' stock plans......................            --            --         --          1
                                                  ---------------  ---------  ---------  ---------
  Balance at end of period......................         1,249         1,249      1,249      1,249
                                                  ---------------  ---------  ---------  ---------
Capital in Excess of Par Value:
  Balance at beginning of period................        55,401        55,283     54,448     53,898
  Issuance of stock under employees' and
    directors' stock plans......................           104           118         71         58
  Tax benefit related to employees' and
    directors' stock plans (Note 6).............            --            --        764        492
                                                  ---------------  ---------  ---------  ---------
  Balance at end of period......................        55,505        55,401     55,283     54,448
                                                  ---------------  ---------  ---------  ---------
Retained Earnings:
  Balance at beginning of period................        16,147        13,811     11,707     10,822
  Net income (loss).............................       (10,376)        2,336      2,104        885
                                                  ---------------  ---------  ---------  ---------
  Balance at end of period......................         5,771        16,147     13,811     11,707
                                                  ---------------  ---------  ---------  ---------
Treasury Stock:
  Balance at beginning of period................        (4,600)       (3,636)       (23)      (341)
  Purchases of Company common stock.............            --        (1,380)    (3,613)        --
  Issuance of stock under employees' and
    directors' stock plans......................           422           416         --        318
                                                  ---------------  ---------  ---------  ---------
  Balance at end of period......................        (4,178)       (4,600)    (3,636)       (23)
                                                  ---------------  ---------  ---------  ---------
Accumulated Other Comprehensive Items:
  Balance at beginning of period................         1,667           (39)       (13)       198
  Other comprehensive items.....................        (5,866)        1,706        (26)      (211)
                                                  ---------------  ---------  ---------  ---------
  Balance at end of period......................        (4,199)        1,667        (39)       (13)
                                                  ---------------  ---------  ---------  ---------
                                                     $  54,148     $  69,864  $  66,668  $  67,368
                                                  ---------------  ---------  ---------  ---------
                                                  ---------------  ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO POWER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Thermo Power Corporation (the "Company") manufactures, markets, and services intelligent traffic-control systems and related products, industrial refrigeration equipment, and commercial cooling and cogeneration systems. The Company also conducts research and development on advanced power and pollution-control technologies, and offers propane-powered lighting products as well as lighting products for the automotive, sporting goods, and marine markets.

RELATIONSHIP WITH THERMO ELECTRON CORPORATION

    The Company was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). As of October 3, 1998, Thermo Electron owned 9,300,806 shares of the Company's common stock, representing 79% of such stock outstanding. On August 12, 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private and become a wholly owned subsidiary of Thermo Electron (Note 15).

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation ("ThermoLyte") (Note 15). All material intercompany accounts and transactions have been eliminated.

FISCAL YEAR

    The Company has adopted a fiscal year ending the Saturday nearest September
30. References to fiscal 1998, 1997, and 1996 are for the fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996, respectively. Fiscal 1998 included 53 weeks; 1997 and 1996 each included 52 weeks.

REVENUE RECOGNITION

    The Company recognizes revenues upon shipment of its products or upon completion of services it renders, and recognizes rental revenues on a straight-line basis over the term of the rental contract. The Company provides a reserve for its estimate of warranty costs at the time of shipment. In addition, revenues and profits on all long-term contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from research and development contracts, were $83,773,000, $60,590,000, and $57,842,000 in fiscal
1998, 1997, and 1996, respectively. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

                            THERMO POWER CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
RESEARCH AND DEVELOPMENT ARRANGEMENTS


    The Company has research and development arrangements with the natural gas industry and various government agencies. Revenues in the accompanying statement of operations include $4,220,000, $4,688,000, and $5,836,000 and cost of revenues include $3,874,000, $3,776,000, and $4,475,000 related to these arrangements in fiscal 1998, 1997, and 1996, respectively. The Company is required to pay royalties for any technologies developed or products commercialized under several of these arrangements. Selling, general, and administrative expenses in the accompanying statement of income include royalty expense related to these arrangements of $41,000, $65,000, and $71,000 in fiscal 1998, 1997, and 1996, respectively.


STOCK-BASED COMPENSATION PLANS

    The Company applies Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

INCOME TAXES

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

EARNINGS PER SHARE

    During the first quarter of fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share" (Note 13). As a result, all previously reported earnings per share have been restated; however, basic and diluted earnings per share equal the Company's previously reported earnings per share for the fiscal 1997 and 1996 periods. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share have been computed assuming the exercise of stock options and their related income tax effect.

CASH AND CASH EQUIVALENTS

    At fiscal year-end 1998 and 1997, $11,459,000 and $17,994,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter (Note 15). Cash equivalents are carried at cost, which approximates market value. The Company's cash equivalents also include $8,270,000 of money market fund investments of the Company's foreign subsidiaries at October 3, 1998.

                            THERMO POWER CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                              1998       1997
                                                            ---------  ---------
                                                               (IN THOUSANDS)
Raw Materials and Supplies................................  $  21,549  $  17,570
Work in Process...........................................     14,422      1,077
Finished Goods............................................      8,013      1,237
                                                            ---------  ---------
                                                            $  43,984  $  19,884
                                                            ---------  ---------
                                                            ---------  ---------

RENTAL ASSETS

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation on rental assets over an estimated useful life of seven years. Accumulated depreciation was $4,766,000 and $3,369,000 at fiscal year-end 1998 and 1997, respectively.

PROPERTY, PLANT, AND EQUIPMENT

    The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 20 to 50 years; machinery and equipment, 2 to 12 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                              1998       1997
                                                            ---------  ---------
                                                               (IN THOUSANDS)
Land......................................................  $   2,595  $     252
Buildings.................................................      7,782      5,731
Machinery, Equipment, and Leasehold Improvements..........     24,056     13,654
                                                            ---------  ---------
                                                               34,433     19,637
Less: Accumulated Depreciation and Amortization...........      9,562      9,046
                                                            ---------  ---------
                                                            $  24,871  $  10,591
                                                            ---------  ---------
                                                            ---------  ---------

OTHER ASSETS

    Other assets in the accompanying fiscal 1998 balance sheet consists primarily of acquired technology and other intangibles, including the cost of acquired patents, that are being amortized over their estimated useful lives, primarily 15 years. Accumulated amortization was $314,000 at fiscal year-end 1998.

COST IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

    The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods of 25 to 40 years. Accumulated amortization was $4,280,000 and $710,000 at fiscal year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The

                            THERMO POWER CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

COMMON STOCK OF SUBSIDIARY SUBJECT TO REDEMPTION

    In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering have the option to require ThermoLyte to redeem in December 1998 or December 1999 any or all of their shares at $10.00 per share (Note 15). The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income.

FOREIGN CURRENCY

    All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment. Foreign currency transaction gains and losses in fiscal 1998 are included in the accompanying statement of income and are not material. The Company had no foreign subsidiaries in fiscal 1997 and 1996.

COMPREHENSIVE INCOME

    The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "other comprehensive items," which represent certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustment and, in fiscal 1998, unrealized net of tax gains on available-for-sale investments of $1,000 and, in fiscal 1997, unrealized net of tax losses on available-for-sale investments of $39,000.

FORWARD CONTRACTS

    The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in Dutch guilders. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

                            THERMO POWER CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION

    Certain amounts in fiscal 1997 and 1996 have been reclassified to conform to the presentation in the fiscal 1998 financial statements. In addition, the results of operations of the Company's Engine segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4).

INTERIM FINANCIAL STATEMENTS


    The financial statements as of July 3, 1999, and for the nine-month periods ended July 4, 1998, and July 3, 1999, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The Company's results of operations for the nine-month periods ended July 3, 1999, and July 4, 1998, include 39 weeks and 40 weeks, respectively. The results of operations for the nine-month period ended July 3, 1999, are not necessarily indicative of the results to be expected for the entire year. Certain reclassifications of prior period amounts have been made to conform to the current presentation.


2. AVAILABLE-FOR-SALE INVESTMENTS

    The Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment.

    The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                                                  GROSS         GROSS
                                                         MARKET      COST      UNREALIZED    UNREALIZED
                                                          VALUE      BASIS        GAINS        LOSSES
                                                        ---------  ---------  -------------  -----------
                                                                         (IN THOUSANDS)
1998
Corporate Bonds.......................................  $   4,002  $   4,001    $       1     $      --
Other.................................................         16         16           --            --
                                                        ---------  ---------          ---         -----
                                                        $   4,018  $   4,017    $       1     $      --
                                                        ---------  ---------          ---         -----
                                                        ---------  ---------          ---         -----

1997
Government-agency Securities..........................  $   5,008  $   4,982    $      26     $      --
Corporate Bonds.......................................      4,068      4,052           16            --
Other.................................................      2,295      2,396           --          (101)
                                                        ---------  ---------          ---         -----
                                                        $  11,371  $  11,430    $      42     $    (101)
                                                        ---------  ---------          ---         -----
                                                        ---------  ---------          ---         -----

                            THERMO POWER CORPORATION

2. AVAILABLE-FOR-SALE INVESTMENTS (CONTINUED)
    Short-term available-for-sale investments in the accompanying fiscal 1998 balance sheet represent debt securities with contractual maturities of less than one year.

    The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of operations. Gain on sale of investments, net, in the accompanying fiscal 1998 and 1997 statement of operations resulted from gross realized gains relating to the sale of available-for-sale investments. Gain on sale of investments, net, in the accompanying fiscal 1996 statement of operations resulted from gross realized gains of $469,000 and gross realized losses of $18,000 relating to the sale of available-for-sale investments, and a write-down of other investments of $243,000.

    In fiscal 1998, Peek plc ordinary shares acquired in fiscal 1997, purchased for $2,301,000, were reclassified from long-term available-for-sale investments and were included in the purchase price for Peek (Note 3).

3. ACQUISITIONS AND DISPOSITIONS


    On November 6, 1997, the Company declared unconditional in all respects its cash tender offer for the outstanding ordinary shares of Peek plc ("Peek"). The aggregate cost to acquire all outstanding Peek ordinary shares, including related expenses, was $166,736,000. The purchase price includes $2,301,000 that was paid for shares acquired in fiscal 1997, classified as long-term available-for-sale investments in the accompanying fiscal 1997 balance sheet. To finance the Peek acquisition, the Company borrowed $160,000,000 from Thermo Electron (Note 10). The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $147,884,000, which is being amortized over 40 years. Peek develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world.


    Subsequent to Peek's acquisition by the Company, the Company sold its Measurement business to ONIX Systems Inc. ("ONIX"), a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), effective November 6, 1997, for $19,117,000 in cash. Thermo Instrument is a majority-owned subsidiary of Thermo Electron. The components of the sales price for the Measurement business consisted of the net tangible book value of the Measurement business, cost in excess of net assets of acquired company, and the estimated tax liability relating to the sale. The cost in excess of net assets of acquired company was determined based upon a percentage of the Company's total cost in excess of net assets of acquired company associated with its acquisition of Peek, based on the 1997 revenues of the Measurement business relative to Peek's total 1997 consolidated revenues. The Measurement business developed and marketed field measurement products. During fiscal 1998, the Company also sold the stock of Peek Fleetlogic B.V. ("Fleetlogic") for $1,075,000 in cash. The purchase price approximated the book value of the net assets of Fleetlogic and the Company recorded no gain or loss on the sale. As a result of the Company's planned divestiture of this business, its operating losses were recorded as a reduction of previously established accrued acquisition expenses.


    In addition, in March 1998, the Company acquired the assets, subject to certain liabilities, of Traffic Control Technology, Inc. ("Traffic Control Technology") for $1,299,000 in cash and, in July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc. ("Optronics") for $6,662,000 in cash, including the repayment of $1,184,000 of debt. The Optronics acquisition is subject to a post-closing adjustment. The cost of Traffic Control Technology exceeded the estimated fair value of the acquired net assets by $750,000 and the cost of Optronics exceeded the estimated fair value of the acquired net assets by

                            THERMO POWER CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED)

$3,132,000. These amounts are being amortized over 25 years. Traffic Control Technology is a manufacturer of traffic control equipment and Optronics is a manufacturer of lighting products for the automotive, sporting goods, and marine markets.



    These acquisitions have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired, and for Optronics, is subject to adjustment upon finalization of the purchase price allocation. The Company has no information that indicates the final purchase price allocation will differ materially from the preliminary estimates.


    In the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation, a majority-owned subsidiary of Thermo Electron, for $860,000, which was the net book value of the business acquired. Because the Company and the thermoelectric cooling module business were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. The results of the thermoelectric cooling module business have been included in the accompanying financial statements for all periods presented.

    Based on unaudited data, the following table presents selected financial information for the Company and Peek on a pro forma basis, assuming the companies had been combined since the beginning of fiscal 1997. The results of Peek exclude the results of businesses sold by Peek prior to its acquisition by the Company and Peek's Measurement business, which was sold to ONIX. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

                                                            1998       1997
                                                          ---------  ---------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
Revenues................................................  $ 263,778  $ 286,533
Income (Loss) from Continuing Operations................      2,693    (20,441)
Net Income (Loss).......................................      1,676    (20,628)
Basic and Diluted Earnings (Loss) per Share from
  Continuing Operations.................................        .23      (1.67)
Basic and Diluted Earnings (Loss) per Share.............        .14      (1.69)

    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Peek been made at the beginning of fiscal 1997.

    In connection with the acquisition of Peek, the Company has undertaken a restructuring of the acquired business. In accordance with Emerging Issues Task Force Pronouncement ("EITF") 95-3, the Company is in the process of completing a plan that primarily includes reductions in staffing levels, abandonment of excess facilities, and the sale or closure of certain businesses. All material components of the plan had been determined by October 3, 1998. In connection with these restructuring activities, as part of the cost of the acquisition, the Company established reserves totaling $21,481,000, primarily for acquired loss contracts at business locations being closed, severance, excess facilities, and operating losses at Fleetlogic, which was sold in fiscal 1998. During fiscal 1998, the Company expended $10,511,000 of the established reserves, which consisted principally of $4,690,000 of costs incurred to complete acquired loss contracts at businesses being closed, $3,934,000 of severance costs, $1,366,000 for abandoned-facility payments, and $521,000 of operating losses from Fleetlogic. At October 3, 1998, the remaining reserve for

                            THERMO POWER CORPORATION

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) restructuring the Peek businesses was $10,970,000 and is primarily for estimated costs for the completion of acquired loss contracts at a business location which the Company intends to close, estimated losses on an acquired contract at a business location the Company has closed, and, to a lesser extent, ongoing payments for abandoned facilities and severance.

    A summary of the changes in accrued acquisition expenses follows:

                                               ACQUIRED     ABANDONMENT
                                                 LOSS        OF EXCESS
                                               CONTRACTS    FACILITIES     SEVERANCE     OTHER      TOTAL
                                              -----------  -------------  -----------  ---------  ---------
                                                                     (IN THOUSANDS)
BALANCE AT SEPTEMBER 30, 1995...............   $      --     $     458     $           $     222  $     680
    Usage...................................          --            --            --        (109)      (109)
    Decrease due to finalization of
      restructuring plans, recorded as a
      decrease in cost in excess of net
      assets of acquired companies..........          --           (52)           --          --        (52)
                                              -----------       ------    -----------  ---------  ---------
BALANCE AT SEPTEMBER 28, 1996...............          --           406            --         113        519
    Usage...................................          --            --            --          (7)        (7)
    Decrease due to finalization of
      restructuring plans, recorded as a
      decrease in cost in excess of net
      assets of acquired companies..........          --          (406)           --         (73)      (479)
                                              -----------       ------    -----------  ---------  ---------
BALANCE AT SEPTEMBER 27, 1997...............          --            --            --          33         33
    Reserves established....................      13,596         2,791         4,573         521     21,481
    Usage...................................      (4,690)       (1,366)       (3,934)       (532)   (10,522)
                                              -----------       ------    -----------  ---------  ---------

BALANCE AT OCTOBER 3, 1998                         8,906         1,425           639          22     10,992


                                                                       (UNAUDITED)
    Reserves established....................          --            --            99          --         99
    Usage...................................        (330)         (283)         (592)         --     (1,205)
    Decrease due to finalization of
      restructuring plans, recorded as a
      decrease in cost in excess of net
      assets of acquired companies                    --            --            --         (22)       (22)
    Currency translation....................         (89)           --            (5)         --        (94)
                                              -----------       ------    -----------  ---------  ---------
BALANCE AT JULY 3, 1999.....................   $   8,487     $   1,142     $     141   $      --  $   9,770
                                              -----------       ------    -----------  ---------  ---------
                                              -----------       ------    -----------  ---------  ---------


4. DISCONTINUED OPERATIONS

    In September 1998, the Company adopted a plan to divest its Engines segment, which consists of its Crusader Engines division. In accordance with the provisions of APB No. 30 concerning reporting the effect of disposal of a segment of a business, the Company classified the fiscal 1998 results of operations of the Engines segment, and the results for all prior periods presented, as discontinued in the accompanying statement of income. Revenues from the Engines segment were $24,723,000, $30,801,000, and $29,265,000 in fiscal 1998, 1997, and 1996, respectively. In addition, the net assets of the Engines segment were classified as net assets of discontinued operations in the accompanying fiscal 1998 balance sheet, and primarily consisted of inventories, accounts receivable, and machinery and equipment, net of certain current liabilities, principally accounts payable. The net assets of the Engines segment at fiscal year-end 1997 totaled $14,043,000.

                            THERMO POWER CORPORATION

4. DISCONTINUED OPERATIONS (CONTINUED)

    In December 1998, the Company completed the sale of the industrial and marine engine product lines of its Crusader Engines division to two unrelated third parties. Such sale represented a complete divestiture of the Engines segment. The aggregate sales price for the two product lines consisted of $6,393,000 in cash, the assumption of certain liabilities of the Crusader Engines division, and a receivable of $1,035,000. The receivable, which is included in other current assets in the accompanying July 3, 1999, balance sheet, is due in December 1999 and is secured by an irrevocable letter of credit. The Company retained liability for certain warranty obligations of this business. The Company does not expect that this obligation or other costs associated with winding down this business will materially affect its results of operations or cash flows.



    In fiscal 1998, the Company provided $636,000, net of a tax benefit of $357,000, for the estimated loss on disposal of discontinued operations. This amount included $448,000, net of a tax benefit of $252,000, for estimated losses from operations of the discontinued operations through the expected date of disposition. During the first nine months of fiscal 1999, the unaudited activity recorded to the reserve was as follows: the reserve was increased by a pretax gain on the sale of the net assets of the industrial and marine engine product lines of $508,000 and was reduced by pretax operating losses of discontinued operations of $645,000. The unaudited remaining reserve on July 3, 1999, was $896,000, primarily representing continuing warranty obligations and a reserve for estimated losses from operations as the Company winds down this business, following its divestiture. The tax effect on these items was recorded as an adjustment to accrued income taxes. The reserve for estimated losses on disposal of the Engines segment is included in other accrued expenses in the accompanying July 3, 1999, and fiscal 1998 balance sheets.



    The Engines segment had unaudited revenues through the date of disposition and an unaudited net loss for the first nine months of fiscal 1999 of $2,695,000 and $413,000, respectively. The net loss of the Engines Segment for the first nine months of 1999 was recorded as a reduction of previously established reserves as discussed above. The unaudited revenues and net loss from the Engines segment for the first nine months of fiscal 1998 were $17,993,000 and $338,000, respectively.


5. EMPLOYEE BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

    STOCK OPTION PLANS

    The Company has stock-based compensation plans for its key employees, directors, and others. The Company's equity incentive plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from one to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from three to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options in the Company and its majority-owned subsidiary to outside directors pursuant to a formula approved by the Company's shareholders. Options in the Company awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

                            THERMO POWER CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)

    A summary of the Company's stock option information is as follows:

                                                1998                1997                1996
                                          -----------------   -----------------   -----------------
                                                   WEIGHTED            WEIGHTED            WEIGHTED
                                          NUMBER   AVERAGE    NUMBER   AVERAGE    NUMBER   AVERAGE
                                            OF     EXERCISE     OF     EXERCISE     OF     EXERCISE
(SHARES IN THOUSANDS)                     SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
----------------------------------------  ------   --------   ------   --------   ------   --------
Options Outstanding, Beginning of
  Year..................................  1,283     $9.32     1,342     $9.35     1,406     $9.24
  Granted...............................    550     11.30        68      8.07        12     13.07
  Exercised.............................    (56)     8.40        (1)     5.45       (40)     6.76
  Forfeited.............................   (223)    11.32      (126)     9.03       (36)     8.98
                                          ------              ------              ------
Options Outstanding, End of Year........  1,554     $9.77     1,283     $9.32     1,342     $9.35
                                          ------   --------   ------   --------   ------   --------
                                          ------   --------   ------   --------   ------   --------
Options Exercisable.....................  1,554     $9.77     1,283     $9.32     1,342     $9.35
                                          ------   --------   ------   --------   ------   --------
                                          ------   --------   ------   --------   ------   --------
Options Available for Grant.............    226                  49                  75
                                          ------              ------              ------
                                          ------              ------              ------

    A summary of the status of the Company's stock options at October 3, 1998, is as follows:

                                            OPTIONS OUTSTANDING AND EXERCISABLE
                                          ----------------------------------------
                                                           WEIGHTED
                                                           AVERAGE      WEIGHTED
                                             NUMBER       REMAINING      AVERAGE
                                               OF        CONTRACTUAL    EXERCISE
RANGE OF EXERCISE PRICES                     SHARES          LIFE         PRICE
----------------------------------------  -------------  ------------  -----------
                                               (IN
                                           THOUSANDS)
$6.40--$8.34............................          109      1.9 years    $    7.58
8.35--10.27.............................          930      5.9 years         9.13
10.28--12.21............................          508      6.4 years        11.34
12.22--14.15............................            7      3.2 years        13.77
                                                -----

$6.40--$14.15...........................        1,554      5.8 years    $    9.77
                                                -----
                                                -----

    EMPLOYEE STOCK PURCHASE PROGRAM

    Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Beginning in November 1998, shares of the Company's and Thermo Electron's common stock can be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased will be subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1998, 1997, and 1996, the Company issued 7,835 shares, 4,622 shares, and 18,012 shares, respectively, of its common stock under this program.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based

                            THERMO POWER CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                                        1998       1997       1996
                                                                      ---------  ---------  ---------
                                                                           (IN THOUSANDS EXCEPT
                                                                            PER SHARE AMOUNTS)
Income from Continuing Operations:
  As reported.......................................................  $   3,353  $   2,291  $   2,074
  Pro forma.........................................................      2,900      2,085      1,904
Basic Earnings per Share from Continuing Operations:
  As reported.......................................................        .28        .19        .17
  Pro forma.........................................................        .24        .17        .15
Diluted Earnings per Share from Continuing Operations:
  As reported.......................................................        .28        .19        .16
  Pro forma.........................................................        .24        .17        .15
Net Income:
  As reported.......................................................  $   2,336  $   2,104  $     885
  Pro forma.........................................................      1,866      1,883        708
Basic and Diluted Earnings per Share:
  As reported.......................................................        .20        .17        .07
  Pro forma.........................................................        .16        .15        .06

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

    The weighted average fair value per share of options granted was $4.86, $3.45, and $4.83 in fiscal 1998, 1997, and 1996, respectively.

    The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Volatility...............................................         41%         43%         43%
Risk-free Interest Rate..................................        5.5%        6.0%        5.7%
Expected Life of Options.................................   4.8 years   4.2 years   3.3 years

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                            THERMO POWER CORPORATION

5. EMPLOYEE BENEFIT PLANS (CONTINUED)
management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) SAVINGS PLAN

    The majority of the Company's domestic subsidiaries participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $979,000, $666,000, and $674,000 in fiscal 1998, 1997, and
1996, respectively.

OTHER RETIREMENT PLANS

    In addition, the majority of the Company's foreign subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $1,094,000 in fiscal 1998. No such plans existed prior to fiscal 1998.

6. INCOME TAXES

    The components of income from continuing operations before income taxes and minority interest are as follows:

                                                       1998       1997       1996
                                                     ---------  ---------  ---------
                                                             (IN THOUSANDS)
Domestic...........................................  $  (2,695) $   4,826  $   4,158
Foreign............................................     10,553         --         --
                                                     ---------  ---------  ---------
                                                     $   7,858  $   4,826  $   4,158
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

    The components of the provision for income taxes for continuing operations are as follows:

                                                        1998       1997       1996
                                                      ---------  ---------  ---------
                                                              (IN THOUSANDS)
Currently Payable (Refundable):
  Federal...........................................  $    (404) $   2,159  $   1,268
  Foreign...........................................      4,690         --         --
  State.............................................        167        467        132
                                                      ---------  ---------  ---------
                                                          4,453      2,626      1,400
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------
Deferred (Prepaid), Net:
  Federal...........................................       (312)      (316)       305
  Foreign...........................................         --         --         --
  State.............................................        (59)       (87)        67
                                                      ---------  ---------  ---------
                                                           (371)      (403)       372
                                                      ---------  ---------  ---------
                                                      $   4,082  $   2,223  $   1,772
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

                            THERMO POWER CORPORATION

6. INCOME TAXES (CONTINUED)
    The total provision (benefit) for income taxes included in the accompanying statement of operations was as follows:

                                                        1998       1997       1996
                                                      ---------  ---------  ---------
                                                              (IN THOUSANDS)
Continuing Operations...............................  $   4,082  $   2,223  $   1,772
Discontinued Operations.............................       (572)      (105)      (669)
                                                      ---------  ---------  ---------
                                                      $   3,510  $   2,118  $   1,103
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

    The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $764,000 and $492,000 of such benefits that have been allocated to capital in excess of par value in fiscal 1997 and 1996, respectively.

    The provision for income taxes from continuing operations in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes and minority interest due to the following:

                                                        1998       1997       1996
                                                      ---------  ---------  ---------
                                                              (IN THOUSANDS)
Provision for Income Taxes at Statutory Rate........  $   2,672  $   1,641  $   1,414
Increases (Decreases) Resulting from:
  State income taxes, net of federal benefit........         71        251        131
  Amortization of cost in excess of net assets of
    acquired companies..............................      1,287         67         72
  Foreign tax rate and tax law differential.........        (21)        --         --
  Losses not benefited..............................        194        258        214
  Other.............................................       (121)         6        (59)
                                                      ---------  ---------  ---------
                                                      $   4,082  $   2,223  $   1,772
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

    Prepaid and deferred income taxes in the accompanying balance sheet consist of the following:

                                                               1998       1997
                                                             ---------  ---------
                                                                (IN THOUSANDS)
Prepaid (Deferred) Income Taxes:
  Tax loss carryforwards...................................  $  34,137  $     444
  Reserves and accruals....................................     11,659      2,449
  Inventory basis difference...............................      1,205        807
  Other....................................................      5,588       (114)
                                                             ---------  ---------
                                                                52,589      3,586
  Less: Valuation allowance................................     42,477        582
                                                             ---------  ---------
                                                             $  10,112  $   3,004
                                                             ---------  ---------
                                                             ---------  ---------

                            THERMO POWER CORPORATION

6. INCOME TAXES (CONTINUED)
    The valuation allowance primarily relates to uncertainty surrounding the realization of certain tax assets, including $85 million of foreign capital loss carryforwards and $8 million of federal and state operating loss carryforwards at October 3, 1998. The foreign capital loss carryforwards do not expire. The realization of the federal and state operating loss carryforwards is limited to the future income of certain subsidiaries, and expire from fiscal 1999 through 2013. Any future tax benefits realized on $41,473,000 of the valuation allowance will be used to reduce cost in excess of net assets of acquired companies. The increase in the valuation allowance in fiscal 1998 resulted primarily from preacquisition losses of Peek, acquired November 1997.

    A provision has not been made for U.S. or additional foreign taxes on $5.9 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

7. RELATED-PARTY TRANSACTIONS

CORPORATE SERVICES AGREEMENT

    The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. Prior to January 1996, the Company paid an annual fee equal to 1.2% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $2,277,000, $1,210,000, and $1,262,000 in fiscal 1998,
1997, and 1996, respectively, including amounts charged relating to discontinued operations. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

LONG-TERM OBLIGATIONS

    During fiscal 1998, the Company borrowed $160.0 million from Thermo Electron to finance its acquisition of Peek (Note 10).

REVENUES

    The Company sells products in the ordinary course of business to certain subsidiaries of Thermo Electron. Sales of such products to related parties totaled $66,000, $423,000, and $104,000 in fiscal 1998, 1997, and 1996, respectively.

                            THERMO POWER CORPORATION

7. RELATED-PARTY TRANSACTIONS (CONTINUED)
OTHER SERVICES

    The Company provides contract administration, data processing, and other services to certain companies affiliated with Thermo Electron. The Company is reimbursed for costs incurred based on actual usage. For these services, the Company was reimbursed $127,000, $105,000, and $167,000 in fiscal 1998, 1997, and 1996, respectively.

LEASES

    The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in 2002. The accompanying statement of operations includes expenses from this operating lease of $326,000 in fiscal 1998, and $170,000 in fiscal 1997 and 1996. The future minimum payments due under this operating lease as of October 3, 1998, are $326,000 per year through fiscal 2002. Total future minimum lease payments are $1,304,000.

    During fiscal 1998, the Company sublet office and manufacturing space in the United Kingdom to ONIX pursuant to an arrangement whereby the Company charges ONIX its allocated share of occupancy expenses. Pursuant to this arrangement, the Company recorded $166,000 in fiscal 1998 as a reduction in selling, general, and administrative expenses.

REPURCHASE AGREEMENT

    The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

OTHER TRANSACTIONS


    In May 1997, the Company sold 420,000 shares of common stock of The Randers Killam Group Inc. to Thermo TerraTech Inc. ("Thermo TerraTech"), a majority-owned subsidiary of Thermo Electron, for proceeds of $262,000, resulting in a gain of $53,000.


    In February 1996, the Company sold $365,000 principal amount of 6.5% subordinated convertible debentures to an unrelated party for net proceeds of $490,000, resulting in a gain of $125,000. The debentures were issued by Thermo TerraTech.

    In December 1995, the Company sold 10,969 shares of Thermo Electron common stock to an unrelated party for net proceeds of $362,000, resulting in a gain of $344,000.


8. COMMITMENTS



    In addition to the lease described in Note 7, the Company leases equipment and manufacturing, service, and office facilities under various operating leases. The accompanying statement of operations includes expenses from operating leases of $4,107,000, $1,219,000, and $1,166,000 in fiscal 1998, 1997, and 1996, respectively. Future minimum payments due under noncancellable operating leases as of October 3, 1998, are $2,102,000 in fiscal 1999; $1,777,000 in fiscal 2000; $1,257,000 in fiscal 2001; $1,027,000 in fiscal 2002;
$1,020,000 in fiscal 2003; and $2,568,000 in fiscal 2004 and thereafter. Total future minimum lease payments are $9,751,000. Future minimum rental income to be received under noncancellable operating leases as of October 3, 1998, is $392,000 in fiscal 1999.

                            THERMO POWER CORPORATION

9. COMMON STOCK

    At October 3, 1998, the Company had reserved 1,928,775 unissued shares of its common stock for possible issuance under stock-based compensation plans.

10.  SHORT- AND LONG-TERM OBLIGATIONS

SHORT-TERM OBLIGATIONS

    As of October 3, 1998, the Company's foreign subsidiaries had unused lines of credit totaling approximately $12.0 million. Borrowings under the lines of credit generally bear interest at variable rates and are payable on demand.

    During fiscal 1998, the Company repaid $28,407,000 of short-term obligations assumed in connection with the Peek acquisition.

LONG-TERM OBLIGATIONS

    To finance the acquisition of Peek, the Company borrowed $160,000,000 from Thermo Electron pursuant to a promissory note due November 1999, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, which was 5.73% at October 3, 1998 (Note 15).

    The Company assumed a $250,000 mortgage loan in connection with its acquisition of Optronics. The loan bears interest at a fixed rate of 6% and matures in fiscal 2007. In addition, at October 3, 1998, long-term obligations include a $222,000 mortgage loan which matures in fiscal 2001. The interest rate on this loan is 75% of the prime rate, which was 6.38% at fiscal year-end 1998 and 1997. These obligations are secured by property with a net book value of $4,969,000. The annual requirements for long-term obligations are as follows:

(IN THOUSANDS)
----------------------------------------------------------------------------------
1999..............................................................................  $       70
2000..............................................................................     160,073
2001..............................................................................         154
2002..............................................................................          25
2003..............................................................................          25
Thereafter........................................................................         125
                                                                                    ----------
                                                                                    $  160,472
                                                                                    ----------
                                                                                    ----------

                            THERMO POWER CORPORATION

10. SHORT- AND LONG-TERM OBLIGATIONS (CONTINUED)

    In addition, in connection with its acquisition of Peek, the Company assumed capital lease obligations. The carrying amount of the property leased is $0.5 million, which is included in property, plant, and equipment in the accompanying balance sheet.

    The future minimum lease payments under the lease obligation are as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------------
1999..................................................................................  $     332
2000..................................................................................         65
2001..................................................................................         42
2002..................................................................................         30
                                                                                        ---------
                                                                                              469
Less: Amount Representing Interest....................................................         46
                                                                                        ---------
Present Value of Minimum Lease Payments...............................................        423
Less: Current Portion.................................................................        326
                                                                                        ---------
Long-term Capital Lease Obligation....................................................  $      97
                                                                                        ---------
                                                                                        ---------

    See Note 11 for information pertaining to the fair value of the Company's long-term obligations.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, current maturities of long-term obligations, accounts payable, common stock of subsidiary subject to redemption, due to/from parent company and affiliated companies, long-term obligations, and forward foreign exchange contracts. The carrying amounts of these financial instruments, with the exception of available-for-sale investments, long-term obligations, and forward foreign exchange contracts, approximate fair value due to their short-term nature.

    Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

    The carrying amounts of the Company's long-term obligations, which approximate fair value, were $160,499,000 and $252,000 at fiscal year-end 1998 and 1997, respectively. The fair value of the Company's long-term obligations was determined based on borrowing rates available to the Company at the respective year-ends.

    The Company had forward foreign exchange contracts of $942,000 outstanding at October 3, 1998. The fair value of such contracts was approximately $9,000, which represents the amount the Company would pay upon termination of the contract, taking into account the change in foreign exchange rates.

12. BUSINESS SEGMENT INFORMATION, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK

    The Company's continuing operations are divided into three segments. Through the Company's Peek subsidiary, acquired November 1997, the Traffic Control segment develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world.

                            THERMO POWER CORPORATION

12. BUSINESS SEGMENT INFORMATION, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK (CONTINUED)
The Industrial Refrigeration Systems segment develops, manufactures, markets, services, and rents industrial refrigeration and commercial cooling equipment. The Cooling and Cogeneration Systems segment develops, manufactures, markets, and services gas cooling and cogeneration systems, conducts research and development on advanced power and pollution-control technologies, is developing and commercializing a family of propane-powered lighting products, and offers automotive, sporting goods, and marine lighting products.

    The results of operations of the Engines segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4).

    Information for fiscal 1998, 1997, and 1996, with respect to the Company's business segments, is shown in the following table.

                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
BUSINESS SEGMENT INFORMATION
Revenues:
  Traffic Control.............................................  $ 152,368  $      --  $      --
  Industrial Refrigeration Systems............................     76,160     74,843     73,312
  Cooling and Cogeneration Systems............................     17,678     17,819     20,477
  Intersegment sales elimination (a)..........................       (514)      (781)      (731)
                                                                ---------  ---------  ---------
                                                                $ 245,692  $  91,881  $  93,058
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Income from Continuing Operations Before Income Taxes and
  Minority Interest:
  Traffic Control.............................................  $  11,635  $      --  $      --
  Industrial Refrigeration Systems............................      6,782      5,331      4,403
  Cooling and Cogeneration Systems............................       (269)      (647)       122
  Corporate (b)...............................................     (3,233)    (1,722)    (2,263)
                                                                ---------  ---------  ---------
  Total operating income......................................     14,915      2,962      2,262
  Interest and other income (expense), net....................     (7,057)     1,864      1,896
                                                                ---------  ---------  ---------
                                                                $   7,858  $   4,826  $   4,158
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Identifiable Assets:
  Traffic Control.............................................  $ 261,671  $      --  $      --
  Industrial Refrigeration Systems............................     51,895     52,157     52,707
  Cooling and Cogeneration Systems............................     21,254     22,178     22,953
  Corporate (c)...............................................      8,290     17,129     21,134
  Discontinued operations (d).................................      8,525     16,528     13,917
                                                                ---------  ---------  ---------
                                                                $ 351,635  $ 107,992  $ 110,711
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                            THERMO POWER CORPORATION

12. BUSINESS SEGMENT INFORMATION, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK (CONTINUED)

                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Depreciation and Amortization:
  Traffic Control.............................................  $   6,949  $      --  $      --
  Industrial Refrigeration Systems............................      3,111      2,606      2,501
  Cooling and Cogeneration Systems............................        341        198        214
  Corporate...................................................         76         33         23
                                                                ---------  ---------  ---------
                                                                $  10,477  $   2,837  $   2,738
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Capital Expenditures:
  Traffic Control.............................................  $   4,204  $      --  $      --
  Industrial Refrigeration Systems............................      3,974      4,558      6,959
  Cooling and Cogeneration Systems............................        559        382        240
  Corporate...................................................        294         29         34
                                                                ---------  ---------  ---------
                                                                $   9,031  $   4,969  $   7,233
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
GEOGRAPHICAL INFORMATION
Revenues:
  United States...............................................  $ 137,250  $  91,881  $  93,058
  The Netherlands.............................................     42,468         --         --
  United Kingdom..............................................     40,024         --         --
  Other Europe................................................     31,364         --         --
  Other.......................................................      1,677         --         --
  Transfers among geographic areas (a)........................     (7,091)        --         --
                                                                ---------  ---------  ---------
                                                                $ 245,692  $  91,881  $  93,058
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Income from Continuing Operations Before Income Taxes and
  Minority Interest:
  United States...............................................  $   6,959  $   4,684  $   4,525
  The Netherlands.............................................      9,292         --         --
  United Kingdom..............................................     (1,201)        --         --
  Other Europe................................................      3,172         --         --
  Other.......................................................        (74)        --         --
  Corporate (b)...............................................     (3,233)    (1,722)    (2,263)
                                                                ---------  ---------  ---------
  Total operating income......................................     14,915      2,962      2,262
  Interest and other income (expense), net....................     (7,057)     1,864      1,896
                                                                ---------  ---------  ---------
                                                                $   7,858  $   4,826  $   4,158
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                            THERMO POWER CORPORATION

12. BUSINESS SEGMENT INFORMATION, GEOGRAPHICAL INFORMATION, AND CONCENTRATIONS OF RISK (CONTINUED)

                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Identifiable Assets:
  United States...............................................  $ 139,148  $  74,335  $  75,660
  The Netherlands.............................................     68,623         --         --
  United Kingdom..............................................     75,102         --         --
  Other Europe................................................     47,995         --         --
  Other.......................................................      3,952         --         --
  Corporate (c)...............................................      8,290     17,129     21,134
  Discontinued operations (d).................................      8,525     16,528     13,917
                                                                ---------  ---------  ---------
                                                                $ 351,635  $ 107,992  $ 110,711
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Export Revenues Included in United States Revenue Above (e):
  Asia........................................................  $  10,626  $  16,430  $   7,821
  Other.......................................................      8,183      4,271      6,054
                                                                ---------  ---------  ---------
                                                                $  18,809  $  20,701  $  13,875
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

------------------------

(a) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Primarily corporate general and administrative expenses.

(c) Primarily cash, cash equivalents, and available-for-sale investments.

(d) Net of liabilities at October 3, 1998.

(e) In general, export revenues are denominated in U.S. dollars.

    Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.

                            THERMO POWER CORPORATION

13. EARNINGS (LOSS) PER SHARE


    Basic and diluted earnings per share were calculated as follows:


                                                 NINE MONTHS ENDED
                                                --------------------
                                                 JULY 3,    JULY 4,
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)           1999       1998       1998       1997       1996
----------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                    (UNAUDITED)
Income (Loss) from Continuing Operations......  $ (10,376) $   1,496  $   3,353  $   2,291  $   2,074
Loss from Discontinued Operations.............         --       (338)      (381)      (187)    (1,189)
Provision for Loss on Disposal of Discontinued
  Operations..................................         --         --       (636)        --         --
                                                ---------  ---------  ---------  ---------  ---------
Net Income (Loss).............................  $ (10,376) $   1,158  $   2,336  $   2,104  $     885
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------
BASIC
Weighted Average Shares.......................     11,853     11,841     11,838     12,212     12,466
                                                ---------  ---------  ---------  ---------  ---------
Basic Earnings (Loss) per Share:
  Continuing operations.......................  $    (.88) $     .13  $     .28  $     .19  $     .17
  Discontinued operations.....................         --       (.03)      (.08)      (.02)      (.10)
                                                ---------  ---------  ---------  ---------  ---------
                                                $    (.88) $     .10  $     .20  $     .17  $     .07
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------
DILUTED
Weighted Average Shares.......................     11,853     11,841     11,838     12,212     12,466
Effect of Stock Options.......................         --         90         70          6        241
                                                ---------  ---------  ---------  ---------  ---------
Weighted Average Shares, as Adjusted..........     11,853     11,931     11,908     12,218     12,707
                                                ---------  ---------  ---------  ---------  ---------
Diluted Earnings (Loss) per Share:
  Continuing operations.......................  $    (.88) $     .13  $     .28  $     .19  $     .16
  Discontinued operations.....................         --       (.03)      (.08)      (.02)      (.09)
                                                ---------  ---------  ---------  ---------  ---------
                                                $    (.88) $     .10  $     .20  $     .17  $     .07
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------


    The computation of diluted earnings (loss) per share excludes the effect of assuming the exercise of certain stock options because the effect would be antidilutive. As of October 3, 1998, there were 1,336,499 such options outstanding, with exercise prices ranging from $8.92 to $14.15 per share.

                            THERMO POWER CORPORATION

14. UNAUDITED QUARTERLY INFORMATION

                                                                                           FOURTH
1998                                                     FIRST (A)   SECOND      THIRD       (B)
-------------------------------------------------------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...............................................  $  58,696  $  62,005  $  58,345  $  66,646
Gross Profit...........................................     17,913     16,231     19,020     20,473
Income (Loss) from Continuing Operations...............      1,280     (1,134)     1,350      1,857
Net Income (Loss)......................................      1,055     (1,288)     1,391      1,178
Basic and Diluted Earnings (Loss) per Share from
  Continuing Operations................................        .11       (.10)       .11        .16
Basic and Diluted Earnings (Loss) per Share............        .09       (.11)       .12        .10


1997                                                       FIRST     SECOND      THIRD     FOURTH
-------------------------------------------------------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...............................................  $  23,547  $  21,322  $  24,919  $  22,093
Gross Profit...........................................      4,092      4,673      4,976      5,415
Income from Continuing Operations......................        325        388        633        945
Net Income.............................................          4        375        716      1,009
Basic and Diluted Earnings per Share from Continuing
  Operations...........................................        .03        .03        .05        .08
Basic and Diluted Earnings per Share...................         --        .03        .06        .08

------------------------

(a) Reflects the November 1997 acquisition of Peek plc and borrowings to finance such acquisition.

(b) Reflects provision for loss on disposal of discontinued operations, net of tax, of $636,000.

15. SUBSEQUENT EVENTS

PROPOSED MERGER


    On May 5, 1999, the Company entered into a definitive agreement and plan of merger with Thermo Electron, under which Thermo Electron would acquire all of the outstanding shares of Company common stock held by minority shareholders. The Board of Directors of the Company unanimously approved the merger agreement based on a recommendation by a special committee of the Board of Directors, consisting solely of outside directors of the Company. Under the terms of the merger agreement, the Company would become a wholly owned subsidiary of Thermo Electron. Each issued and outstanding share of Company common stock not already owned by Thermo Electron would be converted into the right to receive $12.00 in cash. Following the merger, the Company's common stock would cease to be publicly traded. The completion of this merger is subject to shareholder approval of the merger agreement and the completion of review by the Securities and Exchange Commission of certain required filings. Thermo Electron intends to vote all of its shares of common stock of the Company in favor of approval of the merger agreement and, therefore, approval of the merger agreement is assured. This merger is expected to be completed in the fourth quarter of calendar 1999.


OPTION EXCHANGE

    In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 179,085 shares at a weighted average exercise price of $11.08 elected to participate in this exchange and, as a result, received

                            THERMO POWER CORPORATION

15. SUBSEQUENT EVENTS (CONTINUED)
options to purchase 89,543 shares of Company common stock at $8.09 per share. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date.

REDEMPTION OF THERMOLYTE COMMON STOCK

    In December 1998, holders of 1,707,000 shares of ThermoLyte common stock redeemed their shares for $10.00 per share in cash or an aggregate of $17,070,000. Subsequent to such redemption, 138,000 redeemable shares of ThermoLyte common stock remained outstanding and are redeemable in December 1999 at $10.00 per share. The Company's ownership of ThermoLyte increased to 98% as a result of such redemption.

PROMISSORY NOTE REFINANCING

    The Company's $160.0 million promissory note to Thermo Electron is due in November 1999. In February 1999, Thermo Electron issued a commitment letter to the Company pursuant to which Thermo Electron has agreed to refinance the promissory note at the option of the Company, on its maturity date, with the net proceeds from its October 1998 offering of 7.625% Notes due 2008, and other available cash. In accordance with the commitment letter, the new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%. The promissory note has been classified as long-term in the accompanying fiscal 1999 balance sheet as a result of the Company's ability and intent to refinance the $160.0 million promissory note at maturity.

RESTRUCTURING ACTIONS


    During the third quarter of fiscal 1999, the Company undertook certain restructuring actions, which included a decision by the Cooling and Cogeneration Systems segment to divest its ThermoLyte Corporation subsidiary, as well as a decision by the Traffic Control segment to outsource certain manufacturing and warranty functions and reduce staffing levels, and a decision by the Industrial Refrigeration Systems segment to reduce staffing levels. In addition, the Traffic Control segment wrote down certain assets at Peek's sales and service subsidiaries located in Malaysia and Croatia that have become impaired due to business conditions in those regions. In connection with these actions, the Company recorded restructuring and related costs of $12,633,000, including $8,913,000 of restructuring costs, inventory provisions of $2,988,000, costs for outsourcing certain warranty repairs of $483,000, and a provision for uncollectible accounts receivable of $249,000. Of the restructuring and related costs of $12,633,000, $7,916,000, $4,662,000, and $55,000 were recorded by the
Traffic Control, Cooling and Cogeneration Systems, and Industrial Refrigeration Systems segments, respectively. Restructuring costs include $4,079,000 for the write-off of cost in excess of net assets of acquired companies, of which $2,911,000 was to reduce the carrying value of ThermoLyte to the estimated proceeds from its sale and $1,168,000 was to reduce the carrying value of Peek's subsidiaries located in Malaysia and Croatia due to projected undiscounted cash flows from their operations being insufficient to recover the Company's investment. In addition, restructuring costs include $2,040,000 of severance costs for approximately 63 employees across all functions; $1,550,000 for the write-down of certain fixed assets, principally at operations being exited; and $1,244,000 for lease costs at facilities being abandoned. Provisions for severance and leases were accounted for in accordance with EITF 94-3. The inventory and warranty provisions are included in cost of revenues and the charge for uncollectible accounts receivable is included in selling, general, and administrative expenses in the accompanying statement of operations. Inventory provisions represent a write-down of inventories to estimated salvage value and consist of $1,826,000 for raw materials for product lines being outsourced,

                            THERMO POWER CORPORATION

15. SUBSEQUENT EVENTS (CONTINUED)

$1,042,000 for a discontinued product line, and $120,000 for inventories at Malaysia and Croatia. Unaudited revenues and operating losses for ThermoLyte, excluding restructuring and related costs, were $9,822,000 and $103,000, respectively, for the first nine months of fiscal 1999, and $3,065,000 and $1,361,000, respectively, for fiscal 1998. The Company is actively seeking a buyer for ThermoLyte's principal operations and expects to complete a transaction in the next twelve months, although there can be no assurance that this will occur.



    During the second quarter of fiscal 1999, the Company recorded restructuring costs of $701,000 related to actions taken at its Peek subsidiary. The restructuring costs, which were accounted for in accordance with EITF 94-3, consisted of $389,000 related to severance costs for approximately 70 employees across all functions, $222,000 for lease costs at facilities being abandoned in connection with the consolidation of facilities, and an asset write-down of $90,000 related to the consolidation of such facilities.



    The Company expects to incur additional restructuring costs totaling approximately $2.5 million, principally at the Traffic Control segment, through December 1999 for costs that will be recorded when incurred, such as additional severance and fees associated with outsourcing certain product lines. Completion of the Company's restructuring plans is expected to occur by December 1999. As of July 3, 1999, the Company had terminated 49 employees of the 133 employees for whom severance had been provided in the first nine months of fiscal 1999. A summary of the changes in accrued restructuring costs, included in other accrued expenses in the accompanying balance sheet, follows:



(IN THOUSANDS)                                                                   SEVERANCE                    TOTAL
------------------------------------------------------------------------------  -----------   ABANDONMENT   ---------
                                                                                               OF EXCESS
                                                                                              FACILITIES
                                                                                             -------------
                                                                                              (UNAUDITED)
BALANCE AT OCTOBER 3, 1998....................................................   $      --     $      --    $      --
  Provision charged to expense................................................       2,430         1,465        3,895
  Usage.......................................................................        (246)          (28)        (274)
  Currency translation........................................................         (58)          (38)         (96)
                                                                                -----------       ------    ---------
BALANCE AT JULY 3, 1999.......................................................   $   2,126     $   1,399    $   3,525
                                                                                -----------       ------    ---------
                                                                                -----------       ------    ---------


CASH MANAGEMENT ARRANGEMENT


    Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement (Note 1). Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Amounts invested in this arrangement are included in "advance to affiliate" in the accompanying balance sheet.



    In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. Amounts borrowed under this arrangement are included in "notes payable and current maturities of long-term obligations" in the accompanying balance sheet.

                         REPORT OF INDEPENDENT AUDITORS

To The Board of Directors
Peek plc

    We have audited the accompanying consolidated statements of income, movements in shareholders' equity, cashflows and total recognised gains and losses of Peek plc for each of the two years in the period ended 31 December 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of Peek plc for each of the two years in the period ended 31 December 1996, in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain respects from those followed in the United States (see Note 16 of Notes to the Accounts).

                                                                   ERNST & YOUNG

                                                                 London, England

11 March 1997, except for
Note 16-US GAAP reconciliation,
as to which date is
19 January 1998.

                                    PEEK PLC

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                         FOR THE YEAR ENDED 31 DECEMBER

                                                                                        NOTES        1996       1995
                                                                                        -----     ----------  ---------
                                                                                                    (IN THOUSANDS OF
                                                                                                     BRITISH POUNDS
                                                                                                        STERLING)
Turnover
Continuing operations..............................................................           2
Ongoing............................................................................                  159,159    133,485
Acquisitions.......................................................................                    2,916     10,301
                                                                                                  ----------  ---------
                                                                                                     162,075    143,786
Discontinued operations............................................................                       --         --
                                                                                                  ----------  ---------
                                                                                                     162,075    143,786
Cost of sales......................................................................                 (107,494)   (91,813)
                                                                                                  ----------  ---------
Gross profit.......................................................................                   54,581     51,973
Net operating expenses:
  Selling and distribution.........................................................                  (18,452)   (15,494)
  Technology.......................................................................                   (8,752)    (8,485)
  Administration...................................................................                  (14,091)   (15,524)
                                                                                                  ----------  ---------
                                                                                                     (41,295)   (39,503)
Operating profit...................................................................           3
Continuing operations
Ongoing............................................................................                   13,329     12,338
Acquisitions.......................................................................                      (43)       132
                                                                                                  ----------  ---------
                                                                                                      13,286     12,470
Discontinued operations............................................................                       --         --
                                                                                                  ----------  ---------
                                                                                                      13,286     12,470
Exceptional items..................................................................           7
  Continuing activities............................................................                       --      3,915
  Discontinued operations..........................................................                       (6)        --
                                                                                                  ----------  ---------
Profit on ordinary activities before interest......................................                   13,280     16,385
Net interest payable...............................................................           5         (729)      (403)
                                                                                                  ----------  ---------
Profit on ordinary activities before taxation......................................                   12,551     15,982
Taxation...........................................................................           6       (4,258)    (4,099)
                                                                                                  ----------  ---------
Profit on ordinary activities after taxation.......................................                    8,293     11,883
Minority interest..................................................................                       --         --
                                                                                                  ----------  ---------
Profit for the financial year(a)...................................................                    8,293     11,883
Dividends..........................................................................           8       (4,114)    (4,088)
                                                                                                  ----------  ---------
Retained profit....................................................................          10        4,179      7,795
                                                                                                  ----------  ---------
Earnings per ordinary share........................................................           9         6.9p       9.9p
Adjusted earnings per ordinary share (excluding exceptional items).................           9         6.9p       6.6p
Dividend per ordinary share........................................................                     3.4p       3.4p

------------------------

(a) A summary of the significant adjustments to the profit for the financial year that would be required had United States generally accepted accounting principles been applied instead of those generally accepted in the United Kingdom is set out in Note 16 of Notes to the Accounts.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the submission of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (ii) the filing of the
Schedule 13E-3 (as defined in Section 5.1) with the SEC in accordance with the Exchange Act, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

    3.4. FINANCIAL RESOURCES. Thermo Electron has the financial resources to consummate the transactions contemplated by this Agreement and to pay the consideration in the Merger provided for in Section 1.6(a).

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1. CONDUCT OF BUSINESS BY THERMO POWER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Power shall, except as otherwise contemplated by this Agreement or consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

    4.2.  CERTAIN ACTIONS BY THERMO POWER.  In addition, notwithstanding Section
4.1 above, without the prior consent of Thermo Electron, Thermo Power shall not do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

    (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan;

    (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (e) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Thermo Power Common Stock pursuant to the exercise of stock options therefor;

    (f) Cause, permit or propose any amendments to its Articles of Organization or by-laws;

    (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

    (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Thermo Power;

    (i) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

    (j) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with policies and past practices;

    (k) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

    (l) Make any grant of exclusive rights to any third party; or

    (m) Agree in writing or otherwise to take any of the actions described in this Section 4.2.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1.  SCHEDULE 13E-3; PROXY STATEMENT; OTHER FILINGS.

    (a) Thermo Power agrees that the information supplied by Thermo Power for inclusion or incorporation by reference in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (such Schedule as amended or supplemented is referred to herein as the "Schedule 13E-3") or the proxy statement to be sent to the stockholders of Thermo Power in connection with the meeting of Thermo Power's stockholders to consider approval of this Agreement (the "Thermo Power Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Thermo Power's stockholders and at the time of the Thermo Power Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Power Stockholders' Meeting or the Schedule 13E-3 which has become false or misleading.

    (b) Thermo Electron agrees that the information supplied by Thermo Electron and Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 and the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Thermo Power's stockholders, and at the time of the Thermo Power Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Power Stockholders' Meeting or the
Schedule 13E-3 which has become false or misleading.

    (c) As promptly as practicable after the execution of this Agreement, Thermo Electron and Thermo Power jointly will prepare and file with the SEC the
Schedule 13E-3 and the Proxy Statement. Thermo Electron and Thermo Power will cause the Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of Thermo Power at the earliest practicable time. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Schedule 13E-3 or the Proxy Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Thermo Power, such amendment or supplement.

    (d) The Proxy Statement will include the recommendation of the Board of Directors of Thermo Power in favor of approval of this Agreement (except that the Board of Directors of Thermo Power may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

    5.2. MEETING OF THERMO POWER STOCKHOLDERS. Promptly after the date hereof, Thermo Power will take all action necessary in accordance with the MBCL and its Articles of Organization and by-laws to convene the Thermo Power Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless otherwise required by the fiduciary duties of the Thermo Power Board of Directors, Thermo Power will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the MBCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the Thermo Power Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement.

    5.3. ACCESS TO INFORMATION. Thermo Power will afford Thermo Electron and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Thermo Power during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Thermo Power, as Thermo Electron may reasonably request. Thermo Electron agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Thermo Electron shall not be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by Thermo Electron or Merger Sub in violation of this Agreement, (ii) which was available to Thermo Electron on a nonconfidential basis prior to disclosure to Thermo Electron, or (iii) which becomes available to Thermo Electron on a nonconfidential basis from a source other than Thermo Power.

    5.4. PUBLIC DISCLOSURE. Thermo Electron and Thermo Power will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

    5.5. LEGAL REQUIREMENTS. Each of Thermo Electron, Merger Sub and Thermo Power will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

    5.6. NOTIFICATION OF CERTAIN MATTERS. Thermo Electron and Merger Sub will give prompt notice to Thermo Power, and Thermo Power will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or Thermo Power, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

    5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermo Electron and Thermo Power under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.8.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS.

    (a) At the Effective Time, each outstanding option to purchase shares of Thermo Power Common Stock (each a "Thermo Power Stock Option") under the Thermo Power Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Thermo Power Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo Power Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Thermo Power Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron Common Stock equal to the product of the number of shares of Thermo Power Common Stock that were issuable upon exercise of such Thermo Power Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Exchange Price and the denominator of which is the closing price of the Thermo Electron Common Stock on the day immediately preceding the Effective Date as reported by the New York Stock Exchange, rounded down to the nearest whole number of shares of Thermo Electron Common Stock, and (ii) the per share exercise price for the shares of Thermo Electron Common Stock issuable upon exercise of such assumed Thermo Power Stock Option will be equal to the quotient determined by dividing the exercise price per share of Thermo Power Common Stock at which such Thermo Power Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding Thermo Power Stock Option a notice describing the foregoing assumption of such Thermo Power Stock Option by Thermo Electron.

    (b) At the Effective Time, each outstanding option to purchase shares of Thermo Power Common Stock (each a "Thermo Power ESPP Stock Option") under the Thermo Power Employees' Stock Purchase Plan ("Thermo Power ESPP") will be assumed by Thermo Electron. Each Thermo Power ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as are set forth in the Thermo Power ESPP immediately prior to the Effective Time except that (i) the assumed option shall be exercisable for shares of Thermo Electron Common Stock; (ii) the purchase price per share of Thermo Electron Common Stock shall be the lower of (A) eighty-five percent

(85%) of (x) the per-share Market Value of Thermo Power Common Stock on the Grant Date divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (B) eighty-five percent (85%) of the Market Value of Thermo Electron Common Stock as of the Exercise Date; and (iii) the $25,000 limit under Section 9.2(i) of the Thermo Power ESPP shall be applied by taking into account Thermo Electron's assumption of the Thermo Power ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations. For purposes of this subsection, "Market Value," "Grant Date," and "Exercise Date" shall have the meaning given them in the Thermo Power ESPP.

    (c) Thermo Electron will reserve sufficient shares of Thermo Electron Common Stock for issuance under this Section 5.8.

    5.9. THERMO ELECTRON FORM S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if required, an amendment to Thermo Electron's then effective registration statement on Form S-8 (i) for the shares of Thermo Electron Common Stock issuable with respect to the assumed Thermo Power Stock Options no later than the Closing Date and (ii) for the shares of Thermo Electron Common Stock issuable with respect to the assumed Thermo Power ESPP Stock Options no later than October 31, 1999, and shall, in each case, keep such registration statement effective for so long as any such options remain outstanding.

    5.10. INDEMNIFICATION; INSURANCE. Each of the current and former directors and officers of Thermo Power is a third party beneficiary of this Section 5.10, and shall be entitled to the benefit (and to enforce) all covenants set forth herein.

    (a) From and for a period of six years after the Effective Time, Thermo Electron will and will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of Thermo Power pursuant to the provisions of the Articles of Organization and the by-laws of Thermo Power as in effect immediately prior to the Effective Time. The Articles of Organization and by-laws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Organization and by-laws of Thermo Power, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors or officers of Thermo Power, unless such modification is required by law.

    (b) For a period of six years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Thermo Power directors and officers currently covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as existing coverage for such Thermo Power directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums allocable and payable by Thermo Power (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

    5.11. DEFERRED COMPENSATION PLAN. At the Effective Time, the Thermo Power directors' deferred compensation plan (the "Deferred Compensation Plan") will terminate, and Thermo Power will distribute to each participant the sum in cash equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Time multiplied by the Exchange Price.

    5.12. COMPETING OFFERS. In the event that Thermo Power receives an unsolicited proposal relating to the possible acquisition of Thermo Power (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than Thermo Electron, which proposal is or may be, in the reasonable good faith judgment of the Special Committee, financially more favorable to the Minority Stockholders of Thermo Power than the terms of the Merger (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Board of Directors of Thermo Power from providing information to the party making the Superior Proposal, communicating the Superior Proposal to the stockholders of Thermo Power, making a recommendation in favor of the Superior Proposal, or terminating this Agreement to accept the Superior Proposal, if the Thermo Power Board of Directors, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with outside legal counsel that the Board's fiduciary duties under applicable law requires it to do so.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote under the MBCL by the stockholders of Thermo Power.

    (b) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (c) FAIRNESS OPINION. Invemed Associates LLC shall not have withdrawn or materially modified the Fairness Opinion.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THERMO POWER. The obligations of Thermo Power to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Power:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Electron; and Thermo Power shall have received a certificate to such effect signed on behalf of Thermo Electron by the Chief Executive Officer, President or Chief Operating Officer of Thermo Electron; and

    (b) AGREEMENTS AND COVENANTS. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Thermo Power shall have received a certificate to such effect signed on behalf of Thermo Electron by the Chief Executive Officer, President or Chief Operating Officer of Thermo Electron.

    6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMO ELECTRON AND MERGER SUB. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Power contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Power; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of Thermo Power by the Chief Executive Officer, President or Vice President of Thermo Power; and

    (b) AGREEMENTS AND COVENANTS. Thermo Power shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of Thermo Power by the Chief Executive Officer, President or Vice President of Thermo Power.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of Thermo Power:

    (a) by mutual written consent duly authorized by the Boards of Directors of Thermo Electron and Thermo Power (upon approval of the Special Committee);

    (b) by either Thermo Power (upon approval of the Special Committee) or Thermo Electron if the Merger shall not have been consummated by October 31, 1999; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

    (c) by either Thermo Power (upon approval of the Special Committee) or Thermo Electron if a Government Agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that in the case of an executive order, decree, ruling or other order, it is final and nonappealable;

    (d) by either Thermo Power (upon approval of the Special Committee) or Thermo Electron if the required approval of the stockholders of Thermo Power contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Power where the failure to obtain stockholder approval of Thermo Power shall have been caused by the action or failure to act of Thermo Power in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Electron where the failure to obtain the requisite vote by the stockholders of Thermo Power shall have been caused by the failure of Thermo Electron to vote its shares of Thermo Power Common Stock in favor of this Agreement);

    (e) by Thermo Power if the Thermo Power Board of Directors (upon approval of the Special Committee) determines in good faith after consultation with outside legal counsel that the Board's fiduciary duties under applicable law requires it to do so (including without limitation to accept a Superior Proposal);

    (f) by Thermo Power (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Electron within ten business days following receipt by Thermo Electron of written notice of such breach from Thermo Power; or

    (g) by Thermo Electron, upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Power set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Power within ten business days following receipt by Thermo Power of written notice of such breach from Thermo Electron.

    7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

    7.3 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that Thermo Power may not amend (or agree to any Thermo Electron amendment of) this Agreement without the approval of the Special Committee.

    7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that Thermo Power may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Power, Thermo Electron and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                    (a)  if to Thermo Electron or Merger Sub, to:

                    Thermo Electron Corporation
                    81 Wyman Street
                    Waltham, MA 02454
                    Attention: President
                    Telephone: (781) 622-1000
                    Facsimile: (781) 622-1207

                    with a copy to:

                    Thermo Electron Corporation
                    81 Wyman Street
                    Waltham, MA 02454
                    Attention: General Counsel
                    Telephone: (781) 622-1000
                    Facsimile: (781) 622-1283

                    (b)  if to Thermo Power, to:

                    Thermo Power Corporation
                    44 First Avenue
                    Waltham, MA 02454
                    Attention: President
                    Telephone: (781) 622-1000
                    Facsimile: (781) 622-1025

                    with a required copy to the Special Committee:

                    Patlex Corporation
                    250 Cotorro Court, Suite 4
                    Las Cruces, NM 88005
                    Attention: Col. Frank Borman, Chairman
                    Telephone: (505) 524-4050
                    Facsimile: (505) 523-8081

                    and the Special Committee's counsel:

                    Morgan, Lewis & Bockius LLP
                    1701 Market Street
                    Philadelphia, PA 19103
                    Attention: Alan Singer
                    Telephone: (215) 963-5000
                    Facsimile: (215) 963-5299

    8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

    8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    IN WITNESS WHEREOF, Thermo Electron, Merger Sub, and Thermo Power have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

(Seal)                          THERMO ELECTRON CORPORATION

                                By:  /s/ THEO MELAS-KYRIAZI
                                     -----------------------------------------
                                     Name: Theo Melas-Kyriazi
                                     Title: Vice President

                                By:  /s/ KENNETH J. APICERNO
                                     -----------------------------------------
                                     Name: Kenneth J. Apicerno
                                     Title: Treasurer

(Seal)
                                THERMO POWER CORPORATION

                                By:  /s/ J. TIMOTHY CORCORAN
                                     -----------------------------------------
                                     Name: J. Timothy Corcoran
                                     Title: President

                                By:  /s/ KENNETH J. APICERNO
                                     -----------------------------------------
                                     Name: Kenneth J. Apicerno
                                     Title: Treasurer

(Seal)
                                TP ACQUISITION CORPORATION

                                By:  /s/ BRIAN D. HOLT
                                     -----------------------------------------
                                     Name: Brian D. Holt
                                     Title: President

                                By:  /s/ KENNETH J. APICERNO
                                     -----------------------------------------
                                     Name: Kenneth J. Apicerno
                                     Title: Treasurer

                                                                      APPENDIX B

May 4, 1999

Special Committee of the Board of Directors
Board of Directors
Thermo Power Corporation
81 Wyman Street
Post Office Box 9046
Waltham, Massachusetts 02254-9046

Dear Sirs:

    You have asked us to advise you with respect to the fairness to the stockholders (the "Minority Stockholders") of Thermo Power Corporation, a Massachusetts corporation (the "Company"), other than Thermo Electron Corporation (the "Acquiror") and the officers and directors of the Company and the Acquiror, from a financial point of view, of the consideration to be received by the Minority Stockholders pursuant to the terms of the agreement and plan of merger by and among the Company, the Acquiror and TP Acquisition Corporation ("Sub") (in the form distributed to the Board of Directors for review at the May 4, 1999 meeting of the Board of Directors, the "Draft Merger Agreement"). The Draft Merger Agreement provides for the merger of Sub with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of the Aquiror. Pursuant to the terms of the Draft Merger Agreement, each outstanding share of common stock, par value $0.10 per share, of the Company (the "Common Stock"), other than the shares of Common Stock held by the Acquiror (which as of the date hereof held approximately 78.6% of the outstanding shares of Common Stock), will be converted into the right to receive an amount, in cash, equal to $12.00 per share (the "Merger Price").

    In arriving at our opinion, we have:

        (1) Reviewed the terms and conditions of the Draft Merger Agreement;

        (2) Analyzed certain publicly available business and financial information relating to the Company and certain other information, including financial forecasts, provided to us by the Company;

        (3) Met with and participated in discussions with members of the senior management and certain other personnel of the Company to discuss the business and prospects of the Company;

        (4) Reviewed and considered historical financial and stock market data of the Company;

        (5) Reviewed and compared historical financial, stock market and other public information for other publicly held companies engaged in businesses similar to the businesses engaged in by the Company;

        (6) Reviewed and compared the financial terms, to the extent publicly available, of certain other recent business combinations and other transactions that we deemed to be comparable to the Merger; and

        (7) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is

Special Committee of
the Board of Directors
May 4, 1999
Page 2

necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of the Company. In rendering our opinion, we have assumed, with your consent and without independent investigation, that the terms and conditions of the Merger as consummated will be consistent with those contemplated by the Draft Merger Agreement.

    We have acted as financial advisor to the Special Committee of the Board of Directors of Thermo Power Corporation in connection with the Merger and will receive a fee for rendering this opinion, the amount of which has been determined on the basis of the Merger Price and is payable at the time of delivery of the opinion. In the ordinary course of our business, we may actively trade the equity securities of both the Company and the Acquiror for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with their consideration of the Merger and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote on the proposed Merger. Moreover, this letter is not to be quoted or referred to, in whole or in part, in any registration statement or prospectus or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes without our prior written consent. However, this opinion may be referred to in any press release issued announcing the execution of a definitive agreement regarding the proposed Merger so long as such release has been reviewed and approved by us prior to its use. In addition, this opinion may be attached to the proxy statement of the Company in connection with the stockholders meeting at which approval of the Merger Agreement will be considered by the Company's stockholders.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Minority Stockholders in the Merger is fair to the Minority Stockholders from a financial point of view.

                                Very truly yours,
                                /S/ Invemed Associates LLC
                                INVEMED ASSOCIATES LLC

                                                                      APPENDIX C

SECTIONS 85 TO 98 OF MASSACHUSETTS BUSINESS CORPORATION LAW

85. PAYMENT FOR STOCK OF DISSENTING STOCKHOLDER. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

86. RIGHT OF APPRAISAL. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

87.  NOTICE OF STOCKHOLDERS MEETING TO CONTAIN STATEMENT AS TO APPRAISAL
RIGHTS. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

88.  NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE ACTION HAS BECOME
EFFECTIVE. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

89. DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

90. DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

91. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF ETC; PARTIES TO BILL ETC; SERVICE OF BILL ON CORPORATION; NOTICE TO STOCKHOLDER PARTIES, ETC. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

92. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

93. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; COURT MAY REFER BILL, ETC., TO SPECIAL MASTER TO HEAR PARTIES, ETC. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

94. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; STOCKHOLDER PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL,
ETC. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

95. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

96. STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF STOCKHOLDERS' MEETINGS OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

    (1) A bill shall not be filed within the time provided in section ninety;

    (2) A bill, if filed, shall be dismissed as to such stockholder; or

    (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

97. CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK, ETC. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

98. ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO BE EXCLUSIVE REMEDY; EXCEPTION. The enforcement by stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX D

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
               OF THE COMPANY, THE MERGER SUB AND THERMO ELECTRON

    The following individuals are executive officers or directors of the Company, the Merger Sub or Thermo Electron. Unless otherwise noted, all such individuals are citizens of the United States. Unless otherwise noted, the business address of the executive officers and directors of each of the Company, the Merger Sub and Thermo Electron is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

MARSHALL J. ARMSTRONG:  Director

    Marshall J. Armstrong has been a director of the Company since December 1990. He also served as the chairman of the board of directors of the Company from December 1990 to December 1996, its chief executive officer from April 1991 to October 1996, and its president from November 1992 to April 1995. Mr. Armstrong has been the senior vice president, government affairs, of Thermo Electron since March 1997 and was a vice president of Thermo Electron from 1986 until March 1997. He is also a director of SatCon Technology Corporation and Thermo Sentron Inc., an affiliate of Thermo Electron.

FRANK BORMAN:  Director


    Frank Borman has been a director of the Company since January 1999. Col. Borman has been the chairman of DBT Online, Inc. ("DBT"), a company engaged in the provision of integrated database services and related reports, and in the exploitation and enforcement of two laser patents, since August 1996. From September 1995 until August 1996, he served as the chief executive officer and a director of Patlex Corporation ("Patlex"), a company engaged in the exploitation and enforcement of two laser patents, which became a subsidiary of DBT in August 1996. Col. Borman served as the chairman and chief executive officer of Patlex from 1988 to December 1992, and as chairman of AutoFinance Group, Inc. ("AFG") from December 1992 to September 1995, during the period that Patlex was a subsidiary of AFG. Col. Borman is a member of the Board of Trustees of the National Geographic Society. He serves as a director of American Superconductor Corporation, The Home Depot, Inc. and Thermo Instrument Systems Inc., an affiliate of Thermo Electron. His business address is P.O. Box 1139, Fairacres, New Mexico 88033-1139.


J. TIMOTHY CORCORAN:  President, Chief Executive Officer and Director


    J. Timothy Corcoran has been the chief executive officer and a director of the Company since October 1996. He also serves as the Company's president, a position he has held since April 1995. From November 1992 to April 1995, Mr. Corcoran was a vice president of the Company, and he served as the president of the Company's FES division from June 1990 until June 1998.


PETER O. CRISP:  Director


    Peter O. Crisp has been a director of the Company since 1985. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, NovaCare Inc., Thermo Electron and United States Trust Corporation, as well as Thermedics Inc. and ThermoTrex Corporation, which are affiliates of Thermo Electron. Mr. Crisp's business address is Venrock, Inc., 30 Rockefeller Plaza, New York, New York 10112. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

JOHN N. HATSOPOULOS:  Director


    John N. Hatsopoulos has been a director of the Company since 1990. He served as the chief financial officer and a senior vice president of the Company from 1989 and 1997, respectively, until his retirement at the end of 1998, and as a vice president from 1989 until 1997. Mr. Hatsopoulos was the president of Thermo Electron from January 1997 to September 1998, its chief financial officer from 1988 until his retirement in December 1998, and an executive vice president from 1986 until 1997. Mr. Hatsopoulos has been the vice chairman of the board of directors of Thermo Electron since September 1998. Mr. Hatsopoulos is also a director of LOIS/USA Inc., US Liquids Inc., Thermo Electron and the following affiliates of Thermo Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc. and Thermo TerraTech Inc. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director and the chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.


BRIAN D. HOLT:  Chairman of the Board and Director


    Brian D. Holt has been a director and the chairman of the Board of the Company since September 1998. He has been the president and chief executive officer of Thermo Ecotek Corporation since February 1994. He has been chief operating officer, energy and environment, of Thermo Electron since September 1998. From March 1996 to September 1998, he was a vice president of Thermo Electron. For more than five years prior to his appointment as an officer of Thermo Ecotek Corporation, he was the president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc., as well as The Randers Killam Group Inc., Thermo Ecotek Corporation, ThermoRetec Corporation and Thermo TerraTech Inc., which are affiliates of Thermo Electron. He is also president and sole director of the Merger Sub. His business address is 245 Winter Street, Waltham, Massachusetts 02451. For further information, please see description under "Directors and Executive Officers of the Merger Sub" and "Directors and Executive Officers of Thermo Electron," below.


PAUL F. KELLEHER:  Chief Accounting Officer

    Paul F. Kelleher has been the chief accounting officer of the Company since 1990. He has been senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

THEO MELAS-KYRIAZI:  Chief Financial Officer

    Theo Melas-Kyriazi has been the chief financial officer of the Company since January 1999. Since March 1998, he has also served as a vice president of Thermo Electron and since January 1999 he has served as the chief financial officer of Thermo Electron. Mr. Melas-Kyriazi was the treasurer of the Company from August 1988 to September 1994 and was the treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as the president and chief executive officer of ThermoSpectra Corporation, an affiliate of Thermo Electron, which manufactures precision imaging, inspection, temperature control and test and measurement instruments. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation and the chairman of the board of directors of ThermoSpectra Corporation, both affiliates of Thermo Electron. Mr. Melas-Kyriazi is a citizen of Greece. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.

DONALD E. NOBLE:  Director

    Donald E. Noble has been a director of the Company since 1990. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid Incorporated, first with the title of president and then as the chairman of the board. Mr. Noble is also a director of Thermo Electron, as well as Thermo Fibertek Inc., Thermo Sentron Inc. and Thermo TerraTech Inc., which are affiliates of Thermo Electron. His business address is 345 North Market St., Suite G-05, Wooster, Ohio 44691. For further information, please see description under "Directors and Executive Officers of Thermo Electron," below.


JOHN J. SETNICKA:  Director

    John J. Setnicka has been a director of the Company since December 1998. He has been the president of Excel International Advisors, Inc., an export management company, since June 1994. He was a vice president of Eveready Battery Company, a leading manufacturer of dry cell batteries, from 1987 to 1992. Mr. Setnicka was retired from 1992 until 1994. His business address is Excel International Advisors, Inc., 113 King Eider Court, Daytona Beach, Florida 32119.

DIRECTOR AND EXECUTIVE OFFICER OF THE MERGER SUB

BRIAN D. HOLT:  President and Director


    Brian D. Holt has been the Merger Sub's president and sole director since the Merger Sub's formation in May 1999. Mr. Holt's business address is 245 Winter Street, Waltham, Massachusetts 02451. For further information, please see descriptions under "Directors and Executive Officers of the Company," above, and "Directors and Executive Officers of Thermo Electron," below.


DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

JOHN M. ALBERTINE:  Director

    John M. Albertine has been a director of Thermo Electron since 1986. Dr. Albertine serves as the chairman of the board and chief executive officer of Albertine Enterprises, Inc., an economic and public policy consulting and full-service mergers and acquisitions firm he founded in 1990. Dr. Albertine is also a director of American Precision Industries, Inc., Intermagnetics General Corp. and U.S. Cast Products Inc. His business address is Albertine Enterprises, Inc., 1156 15(th) Street N.W., Suite 505, Washington, DC 20005.

SAMUEL W. BODMAN:  Director

    Samuel W. Bodman has been a director of Thermo Electron since May 1999. Since 1988, Mr. Bodman has served as the chairman and chief executive officer of Cabot Corporation, a manufacturer of specialty chemicals and materials. Mr. Bodman is a director of Cabot Oil & Gas Corporation, John Hancock Mutual Life Insurance Company, Security Capital Group Incorporated and Westvaco Corporation. His business address is Cabot Corporation, 75 State Street, Boston, Massachusetts 02109.

PETER O. CRISP:  Director


    Peter O. Crisp has been a director of Thermo Electron since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, NovaCare Inc. and United States Trust Corporation, as well as Thermo Power, Thermedics Inc. and ThermoTrex Corporation, affiliates of Thermo Electron. Mr. Crisp's business address is Venrock, Inc., 30 Rockefeller Plaza, New York, New York 10112. For further information, please see description under "Directors and Executive Officers of the Company," above.


ELIAS P. GYFTOPOULOS:  Director

    Elias P. Gyftopoulos has been a director of Thermo Electron since 1976. Dr. Gyftopoulos is Professor Emeritus of the Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996.

Dr. Gyftopoulos is also a director of Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, ThermoSpectra Corporation, Thermo Vision Corporation and Trex Medical Corporation, which are affiliates of Thermo Electron. His business address is Massachusetts Institute of Technology, Room 24-109, 77 Massachusetts Avenue, Cambridge, Massachusetts 02139.

GEORGE N. HATSOPOULOS:  Chairman of the Board and Director


    George N. Hatsopoulos has been a director and the chairman of the board of directors of Thermo Electron since he founded Thermo Electron in 1956. He was also the chief executive officer and president of Thermo Electron from 1956 until June 1999 and January 1997, respectively. Dr. Hatsopoulos is also a director of Photoelectron Corporation and the following affiliates of Thermo
Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Optek Corporation, ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director of Thermo Power, and a director and vice chairman of the board of directors of Thermo Electron.


JOHN N. HATSOPOULOS:  Vice Chairman of the Board and Director

    John N. Hatsopoulos has been a director of Thermo Electron since September 1997 and the vice chairman of the board of directors since September 1998. He was the president of Thermo Electron from January 1997 until September 1998, its chief financial officer from 1988 until his retirement in December 1998, and an executive vice president from 1986 until 1997. Mr. Hatsopoulos is also a director of LOIS/ USA Inc., US Liquids Inc. and the following affiliates of Thermo Electron: Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Power and Thermo TerraTech Inc. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director and chairman of the board of directors of Thermo Electron. For further information, please see description under "Directors and Executive Officers of the Company," above.


BRIAN D. HOLT:  Chief Operating Officer, Energy and Environment



    Brian D. Holt became the chief operating officer, energy and environment, of Thermo Electron in September 1998. Mr. Holt has been the president and chief executive officer of Thermo Ecotek Corporation, a majority-owned subsidiary of Thermo Electron, since February 1994, and has been a director of Thermo Ecotek Corporation since January 1995. For more than five years prior to his appointment as an officer of Thermo Ecotek Corporation, he was the president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc. and the following affiliates of Thermo Electron: Thermo Power, ThermoRetec Corporation, The Randers Killam Group Inc. and Thermo TerraTech Inc. He is also the president and sole director of the Merger Sub. Mr. Holt's business address is 245 Winter Street, Waltham, Massachusetts 02451. For further information, please see descriptions under "Directors and Executive Officers of the Company," and "Directors and Executive Officers of the Merger Sub," above.


FRANK JUNGERS:  Director

    Frank Jungers has been a director of Thermo Electron since 1978. Mr. Jungers has been a consultant on business and energy matters since 1977. Mr. Jungers was employed by the Arabian American Oil Company from 1974 through 1977 as the chairman and the chief executive officer. Mr. Jungers is also a director of The AES Corporation, Donaldson, Lufkin & Jenrette, Inc., Georgia- Pacific Corporation, Statia Terminals Group N.V., and ONIX Systems Inc., Thermo Ecotek Corporation and ThermoQuest Corporation, which are affiliates of Thermo Electron. His business address is 822 NW Murray, Suite 242, Portland, Oregon 97229.

JOHN T. KEISER:  Chief Operating Officer, Biomedical and Emerging Technologies



    John T. Keiser became the chief operating officer, biomedical and emerging technologies, of Thermo Electron in September 1998. Mr. Keiser has been president of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, since March 1994, its chief executive officer since December 1998 and its senior vice president from 1994 until March 1998. Mr. Keiser was the president of the Eberline Instrument division of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron, from 1985 to July 1994. Mr. Keiser is also a director of the following affiliates of Thermo Electron: Metrika Systems Corporation, Thermedics Detection Inc., ThermoTrex Corporation, ThermoLase Corporation, Trex Medical Corporation, Thermo Sentron Inc. and Thermo Cardiosystems Inc. He has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of Thermo Electron, since 1994.


PAUL F. KELLEHER:  Senior Vice President, Finance and Administration

    Paul F. Kelleher has been the senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. Mr. Kelleher is also the chief accounting officer of the Company. For further information, please see description under "Directors and Executive Officers of the Company," above.


EARL R. LEWIS:  Chief Operating Officer, Measurement and Detection



    Earl R. Lewis became the chief operating officer, measurement and detection of Thermo Electron in September 1998, and had been a vice president of Thermo Electron since September 1996. Mr. Lewis has been a director and chief executive officer of Thermo Instrument Systems Inc. ("Thermo Instrument") since January 1998, and has been president of Thermo Instrument since March 1997. He was the chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was an executive vice president of Thermo Instrument from January 1996 to March 1997, a senior vice president from January 1994 to January 1996, and a vice president from March 1992 to January 1994. Prior to his appointment as Thermo Instrument's chief executive officer, Mr. Lewis was also the chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument, from its inception in August 1995 to January 1998 and was the president of its predecessor, Thermo Jarrell Ash Corporation for more than five years prior to 1995. Mr. Lewis is also a director of SpectRx Inc. and the following affiliates of Thermo Electron: FLIR Systems, Inc., Metrika Systems Corporation, ONIX Systems Inc., Spectra-Physics Lasers, Inc., Thermo BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation, ThermoSpectra Corporation and Thermo Vision Corporation.


ROBERT A. MCCABE:  Director

    Robert A. McCabe has been a director of Thermo Electron since 1962. He has been the chairman of Pilot Capital Corporation, which is engaged in private investments, since 1998. Mr. McCabe was president of Pilot Capital Corporation from 1987 to 1998. Prior to that time, Mr. McCabe was a managing director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Atlantic Bank & Trust Company, Borg-Warner Security Corporation, Church & Dwight Company and Thermo Optek Corporation, an affiliate of Thermo Electron. His business address is Pilot Capital Corporation, 444 Madison Avenue, Suite 2103, New York, New York 10022.

THEO MELAS-KYRIAZI:  Chief Financial Officer and Vice President

    Theo Melas-Kyriazi has been the chief financial officer of Thermo Electron since January 1999 and a vice president since March 1998. In addition, Mr. Melas-Kyriazi was the treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as the president and chief executive officer of ThermoSpectra Corporation, an affiliate of Thermo Electron, which manufactures precision imaging, inspection, temperature control, and test and measurement instruments. Mr. Melas-Kyriazi is also the chief financial officer of the Company. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation and the chairman of the board of directors of ThermoSpectra Corporation, both affiliates of Thermo Electron. Mr. Melas Kyriazi is a citizen of Greece. For further information, please see description under "Directors and Executive Officers of the Company," above.


DONALD E. NOBLE:  Director


    Donald E. Noble has been a director of Thermo Electron since 1983. Mr. Noble has announced his intention to retire from the board of directors in September 1999. For more than 20 years, from 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid, Incorporated, first with the title of president and then as the chairman of the board. Mr. Noble is also a director of Thermo Fibertek Inc., Thermo Power, Thermo Sentron Inc. and Thermo TerraTech Inc., which are affiliates of Thermo Electron. Mr. Noble's business address is 345 North Market Street, Suite G-05, Wooster, Ohio 44691. For further information, please see description under "Directors and Executive Officers of the Company," above.


HUTHAM S. OLAYAN:  Director

    Hutham S. Olayan has been a director of Thermo Electron since 1987. She has served since 1995 as the president and a director of Olayan America Corporation, a member of the Olayan Group, and as the president and a director of Competrol Real Estate Limited, another member of the Olayan Group, from 1986 until its merger into Olayan America Corporation in 1997. The surviving company is engaged in private investments, including real estate, and advisory services. In addition, from 1985 to 1994, Ms. Olayan served as the president and a director of Crescent Diversified Limited, another member of the Olayan Group engaged in private investments. Ms. Olayan is also a director of Trex Medical Corporation, an affiliate of Thermo Electron. Ms. Olayan is a citizen of Saudi Arabia. Her business address is Suite 1100, 505 Park Avenue, New York, New York 10022.

ROBERT W. O'LEARY:  Director


    Robert W. O'Leary has been a director of Thermo Electron since June 1998. He has been the president and the chairman of Premier, Inc., a strategic alliance of not-for-profit health care and hospital systems, since 1995. From 1990 to 1995, Mr. O'Leary was the chairman of American Medical International, Inc., one of the three predecessor entities of Premier, Inc. His business address is Premier, Inc., 12225 El Camino Real, San Diego, California 92130.


WILLIAM A. RAINVILLE:  Chief Operating Officer, Recycling and Resource Recovery

    William A. Rainville became the chief operating officer, recycling and resource recovery, of Thermo Electron in September 1998. Prior to that time, Mr. Rainville had been a senior vice president of Thermo Electron since March 1993 and was a vice president of Thermo Electron from 1986 to 1993. Mr. Rainville has been the president and chief executive officer of Thermo Fibertek Inc., a majority-owned subsidiary of Thermo Electron, since its inception in 1991 and a director since January 1992. From 1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo Web Systems Inc., a subsidiary of Thermo Fibertek Inc. Mr. Rainville is also a director of the following affiliates of Thermo Electron: Thermo Ecotek Corporation, Thermo Fibergen Inc., ThermoRetec Corporation, and Thermo TerraTech Inc. His business address is 245 Winter Street, Waltham, Massachusetts 02451.

RICHARD F. SYRON:  President, Chief Executive Officer and Director


    Richard F. Syron has been the president and chief executive officer of Thermo Electron since June 1999 and a director of Thermo Electron since September 1997. From April 1994 to May 1999, Dr. Syron was the chairman and the chief executive officer of the American Stock Exchange Inc., which has offices located at 86 Trinity Place, New York, New York 10006. From January 1989 through April 1994, he was the president and chief executive officer of the Federal Reserve Bank of Boston. Prior to that time, he held a variety of senior positions with the Federal Home Loan Bank of Boston, the Federal Reserve Bank of Boston, the Board of Governors of the Federal Reserve System, and the U.S. Department of Treasury. Dr. Syron is also a director of Thermo Instrument, Dreyfus Corporation and The John Hancock Corporation.

ROGER D. WELLINGTON:  Director

    Roger D. Wellington has been a director of Thermo Electron since 1986. Mr. Wellington serves as the president and chief executive officer of Wellington Consultants, Inc. and of Wellington Associates Inc., international business consulting firms he founded in 1994 and 1989, respectively. Prior to 1989, Mr. Wellington served as the chairman of the board of Augat Inc., a manufacturer of electromechanical components and systems, for more than five years. Prior to 1988, Mr. Wellington also served as the chief executive officer and president of Augat Inc. for more than ten years. Mr. Wellington is also a director of Photoelectron Corporation and Thermo Fibergen Inc., an affiliate of Thermo Electron.


    To the knowledge of the Company, all of the above-listed officers and directors intend to vote their shares of Common Stock to approve the Merger Agreement.

                                                                      APPENDIX E

                     INFORMATION CONCERNING TRANSACTIONS IN
                        THE COMMON STOCK OF THE COMPANY


    The following sets forth information with respect to purchases of Common Stock by the Company and Thermo Electron since the commencement of the Company's second full fiscal year preceding the date of this Proxy Statement.


                                                                                                                  AVERAGE PURCHASE
                                                                NUMBER OF               RANGE OF PRICES           PRICE PER SHARE
                                                             SHARES PURCHASED           PAID PER SHARE                 DURING
QUARTER/YEAR                                 PURCHASER        DURING QUARTER         DURING QUARTER ($)(1)         QUARTER($)(1)
--------------------------------------  -------------------  ----------------  ---------------------------------  ----------------
1(st) Quarter 1997....................  Thermo Electron            111,300           8.0           -       8.875         8.7862
2(nd) Quarter 1997....................  Thermo Electron            100,000         7.875           -       11.75          8.125
2(nd) Quarter 1997....................  Thermo Power               311,300         6.375           -         6.5         6.4839
3(rd) Quarter 1997....................  Thermo Electron              1,800        5.6875           -        5.75         5.7292
3(rd) Quarter 1997....................  Thermo Power               256,300         5.625           -        6.25         5.9235
4(th) Quarter 1997....................  Thermo Power                 7,800                                 5.625          5.625
1(st) Quarter 1998....................  Thermo Electron              2,300                               10.0625        10.0625
1(st) Quarter 1998....................  Thermo Power               121,000         8.625           -      12.625         9.1001
2(nd) Quarter 1998....................  Thermo Electron            319,800        10.375           -          12        11.6314
2(nd) Quarter 1998....................  Thermo Power                27,300           8.5           -      10.625         9.9464
3(rd) Quarter 1998....................  Thermo Electron            173,600          10.5           -     11.5625        10.9549
4(th) Quarter 1998....................  Thermo Electron            678,700         7.625           -         8.0         7.9891
1(st) Quarter 1999....................  Thermo Electron              1,000                                  8.25           8.25
2(nd) Quarter 1999....................  Thermo Electron             16,000         7.625           -        7.75         7.7461

------------------------


(1) Prices per share of Common Stock are net of commissions paid by the respective purchasers.


    The following chart sets forth information with respect to options granted by the Company since the commencement of the Company's second full fiscal year preceding the date of this Proxy Statement to directors and executive officers of the Company, the Merger Sub and Thermo Electron.


                                                                                               NUMBER OF
                                                                                                SHARES
                                                                                    DATE OF     COVERED     EXERCISE
NAME                                               RELATIONSHIP                      GRANT    BY OPTIONS      PRICE
--------------------------------  -----------------------------------------------  ---------  -----------  -----------
Frank Borman....................  Director, Company                                  3/10/99       1,000    $   10.33
Peter O. Crisp..................  Director, Company and Thermo Electron              3/21/97       1,000    $    6.65
Peter O. Crisp..................  Director, Company and Thermo Electron              3/13/98       1,000    $   11.63
Peter O. Crisp..................  Director, Company and Thermo Electron              3/10/99       1,000    $   10.33
Earl R. Lewis...................  Chief Operating Officer, Thermo Electron           5/27/98      10,000    $   11.33
Donald E. Noble.................  Director, Company and Thermo Electron              3/21/97       1,000    $    6.65
Donald E. Noble.................  Director, Company and Thermo Electron              3/13/98       1,000    $   11.63
Donald E. Noble.................  Director, Company and Thermo Electron              3/10/99       1,000    $   10.33
John J. Setnicka................  Director, Company                                  3/10/99       1,000    $   10.33



    The following chart sets forth information with respect to options to purchase Common Stock that have been exercised by directors and executive officers of the Company, the Merger Sub and Thermo

Electron since the commencement of the Company's second full fiscal year preceding the date of this Proxy Statement.


                                                                                                   NUMBER OF
                                                                                                    SHARES         AVERAGE
                                                                                     EXERCISE    RECEIVED UPON    EXERCISE
NAME                                                  RELATIONSHIP                     DATE        EXERCISE         PRICE
-----------------------------------  ----------------------------------------------  ---------  ---------------  -----------
Peter O. Crisp.....................  Director, Company and Thermo Electron             3/13/98         1,000      $    9.43
Paul F. Kelleher...................  Chief Accounting Officer, Company and Thermo      4/13/99         4,000      $    7.58
                                     Electron
Theo Melas-Kyriazi.................  Chief Financial Officer, Company and Thermo       4/15/99         4,000      $    7.58
                                     Electron
Donald E. Noble....................  Director, Company and Thermo Electron             3/09/98         1,000      $    9.43
Donald E. Noble....................  Director, Company and Thermo Electron             6/26/98           400      $   10.15
Donald E. Noble....................  Director, Company and Thermo Electron             6/25/99           200      $    7.63



                OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS
                          AND DIRECTORS OF THE COMPANY



    The following table sets forth the beneficial ownership of Common Stock, as of June 30, 1999, with respect to (i) each director and executive officer of the Company and (ii) all directors and current executive officers as a group.



    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.



                                                                                                      THERMO
                                                                                                 POWER COMPANY(2)
                                                                                            --------------------------
                                                                                             NUMBER OF    PERCENTAGE
NAME(1)                                                                                       SHARES       OF CLASS
------------------------------------------------------------------------------------------  -----------  -------------
Marshall J. Armstrong.....................................................................     128,540          1.07%
Frank Borman..............................................................................       1,000             *
J. Timothy Corcoran.......................................................................     161,031          1.34%
Peter O. Crisp............................................................................      36,965             *
John N. Hatsopoulos.......................................................................      46,753             *
Brian D. Holt.............................................................................           0             *
Paul F. Kelleher..........................................................................      15,370             *
Theo Melas-Kyriazi........................................................................       9,988             *
Donald E. Noble...........................................................................      23,932             *
John J. Setnicka..........................................................................       2,000             *
All directors and current executive officers as a group (10 persons)......................     425,579          3.55%


------------------------

*   Reflects ownership of less than 1.0% of the outstanding Common Stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock beneficially owned by Mr. Armstrong, Col. Borman, Mr. Corcoran, Mr. Crisp, Mr. Hatsopoulos, Mr. Kelleher, Mr. Melas-Kyriazi, Mr. Noble, Mr. Setnicka and all directors and current executive officers as a group include 125,000, 1,000, 135,500, 5,800, 40,000, 5,000, 5,000, 6,400,
    1,000 and 324,700 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 12,072, 8,507 and 20,579 shares, respectively, allocated through April 3, 1999, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Mr. Armstrong include 1,120 shares held by Mr. Armstrong's spouse. Shares beneficially owned by Mr. Hatsopoulos include 1,000 shares owned by his spouse. Except for Mr. Armstrong, who beneficially owned 1.07% of the Common Stock outstanding as of June 30, 1999, and Mr. Corcoran, who beneficially owned 1.34% of the Common Stock outstanding as of June 30, 1999, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 3.55% of the Common Stock outstanding as of such date.



                OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS
                        AND DIRECTORS OF THERMO ELECTRON



    The following table sets forth the beneficial ownership of Common Stock, as of June 30, 1999, with respect to (i) each director and executive officer of Thermo Electron and (ii) all directors and current executive officers as a group.



    While certain directors and executive officers of Thermo Electron are also directors and executive officers of majority-owned subsidiaries of Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron or by such majority-owned subsidiaries, as the case may be.



                                                                                                      THERMO
                                                                                                 POWER COMPANY(2)
                                                                                            --------------------------
                                                                                             NUMBER OF    PERCENTAGE
NAME(1)                                                                                       SHARES       OF CLASS
------------------------------------------------------------------------------------------  -----------  -------------
John M. Albertine.........................................................................       3,000             *
Samuel W. Bodman..........................................................................           0             *
Peter O. Crisp............................................................................      36,965             *
Elias P. Gyftopoulos......................................................................       6,925             *
George N. Hatsopoulos.....................................................................      54,282             *
John N. Hatsopoulos.......................................................................      46,753             *
Brian D. Holt.............................................................................           0             *
Frank Jungers.............................................................................       3,000             *
John T. Keiser............................................................................           0             *
Paul F. Kelleher..........................................................................      15,370             *
Earl R. Lewis.............................................................................      12,500             *
Robert A. McCabe..........................................................................      11,629             *
Theo Melas-Kyriazi........................................................................       9,988             *
Donald E. Noble...........................................................................      23,932             *
Hutham S. Olayan..........................................................................       3,000             *
Robert W. O'Leary.........................................................................           0             *
William A. Rainville......................................................................           0             *
Richard F. Syron..........................................................................           0             *
Roger D. Wellington.......................................................................       6,425             *
All directors and current executive officers as a group (19 persons)......................     233,769          1.96%


------------------------


*   Reflects ownership of less than 1.0% of the outstanding Common Stock.


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock beneficially owned by Dr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Dr. George Hatsopoulos, Mr. John Hatsopoulos, Mr. Jungers, Mr. Kelleher, Mr. Lewis, Mr. McCabe, Mr. Melas-Kyriazi, Mr. Noble, Ms. Olayan, Mr. Wellington and all directors and executive officers as a group include 3,000, 5,800, 3,000, 40,000, 40,000, 3,000, 5,000, 10,000, 3,000,
    5,000, 6,400, 3,000, 3,000 and 130,200 shares, respectively, that such person or group had the right to acquire within 60 days of June 30, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all directors and current executive officers as a group include 12,072, 8,507 and 20,579 shares, respectively, that had been allocated through April 3, 1999 to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Dr. George Hatsopoulos include 114 shares owned by his spouse. Shares beneficially owned by Mr. John Hatsopoulos include 1,000 shares owned by his spouse. Shares beneficially owned by Mr. Lewis include 500 shares owned by his minor child. No director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of June 30, 1999; all directors and current executive officers as a group beneficially owned 1.96% of the Common Stock outstanding as of such date.



                OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS
                        AND DIRECTORS OF THE MERGER SUB



    Please see "Ownership of Common Stock by Executive Officers and Directors of the Company", above, for information regarding the ownership of Common Stock by Brian D. Holt, the sole director and executive officer of the Merger Sub.



                        TRANSACTIONS IN THE COMMON STOCK



    The following sets forth information with respect to transactions in the Common Stock effected during the 60 days preceding the date of this Proxy Statement by the Company, the Merger Sub, Thermo Electron or the directors and executive officers of any of the Company, the Merger Sub or Thermo Electron.



    On June 25, 1999, Donald E. Noble, a director of the Company and Thermo Electron, acquired 200 shares of Common Stock through the exercise of stock options at an average exercise price of $7.63 per share.



    No other transactions in the Common Stock were effected during the 60 days preceding the date of this Proxy Statement by the Company, the Merger Sub, Thermo Electron or, the best knowledge of the Company, the directors and executive officers of any of the Company, the Merger Sub or Thermo Electron.